                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. 1)

Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement    [ ]    Confidential, for use of the
                                             Commission only (as permitted by
                                             Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         NetFRAME Systems Incorporated
                (Name of Registrant as Specified In Its Charter)

                                      N/A
     --------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[X]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:
             Common Stock, par value $.001 of Registrant

       (2) Aggregate number of securities to which transaction applies:
             14,148,160 shares of Common Stock./1/

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

           (Set forth the amount on which the filing fee is calculated and state how it was determined): $1.00./1/

       (4) Proposed maximum aggregate value of transaction:  $14,144,231./1/

       (5)  Total fee paid:  $2,829.00./1/

[X]    Fee paid previously with preliminary materials:  $2,829.00./1/
                                                        ---------

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount Previously Paid:  $2,795.69.

       (2)  Form, Schedule or Registration Statement No.:  Schedule 14D-1.

       (3) Filing Party: Payette Acquisition Corporation and Micron Electronics, Inc.

       (4)  Date Filed:  June 16, 1997.

---------------------------

/1/ The aggregate number of securities represents the total number of shares of Common Stock outstanding, 6,715 shares of Common Stock issuable pursuant to options outstanding that are exercisable for a price of less than $1.00 per share and an estimated maximum of 163,000 shares of Common Stock issuable pursuant to the Company's 1992 Employee Stock Purchase Plan. The per unit price is based on the cash payment to be made to holders of the Company's Common Stock and optionees. The aggregate value of the transaction equals the sum of
          (1) the $1.00 share price multiplied by the number of shares outstanding and the number of shares estimated to be issued under the 1992 Employee Stock Purchase Plan, and (2) the product of the difference between the $1.00 share price and the exercise prices of the above-described options to purchase shares of the Company's Common Stock multiplied by the respective number of such options. Based upon such value, the fee due upon the filing of the preliminary proxy statement was $2,829.00, of which $2,795.69 was previously paid in connection with the filing of the Schedule 14D-1 by Payette Acquisition Corporation and Micron Electronics, Inc. in connection with the first step of the transaction of which the merger that is the subject of this proxy statement is a part. Accordingly, an additional fee of $33.31 was paid with the filing of the preliminary proxy statement.

                         NETFRAME SYSTEMS INCORPORATED

                               1545 Barber Lane

                          Milpitas, California 95035


                                                                 August 4, 1997

 Dear Stockholders:

      On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of the Stockholders (the "Special Meeting") of NetFRAME Systems Incorporated ("NetFRAME" or the "Company") to be held at the offices of NetFRAME at 1545 Barber Lane, Milpitas, California, on August 27, 1997, at 10:00 a.m., local time.

      At the Special Meeting, holders of Common Stock, par value $.001 per share (the "Common Stock"), of NetFRAME will be asked to consider, approve and adopt an Agreement and Plan of Merger, dated as of June 10, 1997 (the "Merger Agreement"), among the Company, Micron Electronics, Inc., a Minnesota corporation ("Micron"), and Payette Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Micron (the "Purchaser"), providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Micron. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Annex A.

      The Merger will constitute the second and final step of the acquisition of the Company by Micron. The first step was a tender offer (the "Offer") by the Purchaser for all of the issued and outstanding shares of Common Stock and all associated rights, including Preferred Share Purchase Rights (collectively, the "Shares") at $1.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"). Purchaser purchased 8,775,554 Shares pursuant to the Offer and beneficially owns approximately 62.8% of the outstanding Shares. The affirmative vote of the holders of a majority of the Shares outstanding and entitled to vote is necessary to approve the Merger Agreement. Purchaser owns a sufficient number of Shares to assure approval and adoption of the Merger Agreement and the Merger at the Special Meeting. Micron has agreed in the Merger Agreement to vote or cause to be voted all Shares owned by it or Purchaser in favor of the Merger and adoption of the Merger Agreement. Accordingly, the affirmative vote of any other holders of Shares is not required to approve the Merger Agreement and the Merger.

      Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Micron and each Share not owned by Micron, Purchaser or any other direct or indirect subsidiary of Micron (other than those Shares held in the treasury of the Company and Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under Delaware law) will be automatically canceled and converted into the right to receive the Offer Price. The Merger Agreement also provides that all of the Company's options and each other right to acquire shares of the Company's capital stock outstanding at the effective time of the Merger will become fully exercisable and vested. All such options that are outstanding immediately prior to the effective time of the Merger will be canceled at the effective time and the holders will be entitled to receive, for each share subject to such option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per share of such option, subject to any required withholding taxes.

      AT MEETINGS OF THE COMPANY'S BOARD OF DIRECTORS HELD ON JUNE 8 AND 13, 1997, PRIOR TO THE COMMENCEMENT AND CONSUMMATION OF THE OFFER, THE BOARD (ALL OF WHOSE MEMBERS WERE UNAFFILIATED WITH MICRON AND PURCHASER ON THAT DATE), BY THE UNANIMOUS VOTE OF ALL OF THE COMPANY'S DIRECTORS, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDED THAT STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

      In addition, the Company retained the investment banking firm of Cowen & Company ("Cowen"), as its financial advisor in connection with the Offer and Merger. Cowen has rendered a written opinion dated June 9, 1997 to the Board of Directors of the Company to the effect that, as of such date and subject to certain matters set forth in Cowen's opinion, the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger was fair, from a financial point of view, to the Company's stockholders (other than Micron).

      THE FULL TEXT OF COWEN'S WRITTEN FAIRNESS OPINION IS ATTACHED TO THE ACCOMPANYING PROXY STATEMENT AS ANNEX B. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. COWEN'S OPINION WAS PRESENTED FOR THE INFORMATION OF THE BOARD OF DIRECTORS IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AGREEMENT AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN MICRON) PURSUANT TO THE OFFER AND THE MERGER. COWEN'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO VOTE FOR THE MERGER.

      Enclosed is a Notice of Special Meeting of Stockholders and a Proxy Statement which describe, and contain other information relating to, the Merger. You are urged to read all of these materials carefully.

      A form of proxy solicited by the Company's Board of Directors is enclosed for your convenience. Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your Shares. Executed but unmarked proxies will be voted for approval and adoption of the Merger Agreement and the Merger. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting, you may vote your Shares personally, whether or not you have previously submitted a proxy.

      Promptly after the Merger, a letter of transmittal will be mailed to all holders of Shares of record to use in surrendering their Share certificates. Please do not send your Share certificates to Norwest Bank of Minnesota, N.A., the paying agent, until you receive the letter of transmittal which will include instructions as to the procedure to be used for sending in your certificates.

      I strongly support the Merger and join with the other members of the Company's Board of Directors in recommending it. We urge you to vote in favor of adoption and approval of the Merger Agreement and the Merger.

                                        For the Board of Directors,

                                        /s/ Robert L. Puette

                                        Robert L. Puette
                                        President and Chief Executive Officer



                      PLEASE MARK, SIGN, DATE AND RETURN
                        THE ENCLOSED PROXY CARD TODAY.

                         NETFRAME SYSTEMS INCORPORATED
                                1545 Barber Lane
                          Milpitas, California  95035

             -----------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
             -----------------------------------------------------



 To the Stockholders of
 NetFRAME Systems Incorporated

      NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of NetFRAME Systems Incorporated, a Delaware corporation ("NetFRAME" or the "Company"), will be held at the offices of NetFRAME located at 1545 Barber Lane, Milpitas, California, on August 27, 1997 at 10:00 a.m., local time, for the following purposes:

      1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 10, 1997 (the "Merger Agreement"), by and among the Company, Micron Electronics, Inc., a Minnesota corporation ("Micron"), and Payette Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Micron (the "Purchaser"), providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Micron. In connection with the Merger, each outstanding share of the Company's Common Stock, $.001 par value per share, and all associated rights, including Preferred Share Purchase Rights (collectively, the "Shares") not owned by Purchaser (other than those Shares held in the treasury of the Company and Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under Delaware law) issued and outstanding immediately prior to the effective time of the Merger will be automatically canceled and converted into the right to receive $1.00 per share, net to the seller in cash, without interest thereon (the "Offer Price").

      2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only holders of record of Shares at the close of business on July 28, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. The affirmative vote of holders of a majority of the outstanding Shares on the record date is required for the approval and adoption of the Merger Agreement.

      Holders of Shares who do not vote to approve the Merger Agreement and the Merger and who comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled, if the Merger is consummated, to exercise appraisal rights with respect to their Shares. See Annex C to the accompanying Proxy Statement for the text of Section 262 and "The Merger and Related Transactions--Appraisal and Dissenters' Rights" in the accompanying Proxy Statement for a description of the procedures to be followed to exercise such rights.

      Purchaser owns a sufficient number of Shares to approve the adoption of the Merger Agreement without the vote of any other holders of Shares.
 Purchaser will vote its Shares in favor of the adoption of the Merger Agreement. Nevertheless, whether or not you plan to attend the Special Meeting in person, please execute and mail the enclosed proxy in order to assure representation of your Shares. For this purpose, and for your convenience, a postage prepaid reply envelope is enclosed. Executed but unmarked proxies will be voted for approval and adoption of the Merger Agreement and the Merger. You may revoke your proxy at any time before it has been voted and, if you attend the Special Meeting, you may vote your Shares personally, whether or not you have previously submitted a proxy.

                               By Order of the Board of Directors

                               /s/ Robert L. Puette

                               Robert L. Puette
                               President and Chief Executive Officer

 Milpitas, California
 August 4, 1997


 All holders of Shares are requested to mark, date and execute the accompanying proxy and return it promptly in the enclosed self-addressed envelope.
    No postage is required if the proxy is mailed within the United States.

            Do not send any share certificates with your proxy card.

                         NETFRAME SYSTEMS INCORPORATED

                                1545 Barber Lane

                          Milpitas, California  95035

                                 (408) 474-1000


                         -----------------------------
                                PROXY STATEMENT
                         -----------------------------

                        Special Meeting of Stockholders
                         To Be Held On August 27, 1997


      This Proxy Statement is being furnished to holders of shares of Common Stock, par value $.001 per share (the "Common Stock"), of NetFRAME Systems Incorporated, a Delaware corporation ("NetFRAME" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "NetFRAME Board") for use at the Special Meeting of Stockholders to be held at the offices of the Company located at 1545 Barber Lane, Milpitas, California, on August 27, 1997 at 10:00 a.m., local time, and any and all adjournments or postponements thereof (the "Special Meeting").
 This Proxy Statement, the attached Notice of Special Meeting of Stockholders and the enclosed form of proxy are being first mailed to the Company's stockholders on or about August 6, 1997.

      At the Special Meeting, stockholders of the Company entitled to notice of and to vote at the Special Meeting will be asked to consider, approve and adopt an Agreement and Plan of Merger, dated as of June 10, 1997 (the "Merger Agreement"), by and among the Company, Micron Electronics, Inc., a Minnesota corporation ("Micron"), and Payette Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Micron (the "Purchaser"), providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Micron. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.

      The Merger is the second step in a two-part transaction, the purpose of which is the acquisition by Micron of the entire equity interest in the Company. The first step was a tender offer (the "Offer") commenced by the Purchaser on June 16, 1997 for all of the issued and outstanding shares of Common Stock and all associated rights, including Preferred Share Purchase Rights (collectively, the "Shares"), at $1.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"). The Offer was consummated on July 18, 1997 and Purchaser purchased 8,775,554 Shares, representing approximately 62.8% of the outstanding Shares as of such date.

      PURCHASER OWNS A SUFFICIENT NUMBER OF SHARES TO ASSURE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING. MICRON AGREED IN THE MERGER AGREEMENT TO VOTE OR CAUSE TO BE VOTED ALL SHARES OWNED BY PURCHASER OR MICRON IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE AFFIRMATIVE VOTE OF THE OTHER HOLDERS OF SHARES IS NOT REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

      Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Micron and all Shares not owned by Purchaser (other than Shares held in the treasury of the Company and Shares held by stockholders who have demanded and perfected any appraisal rights they may have under Delaware law) will be automatically canceled and converted into the right to receive the Offer Price. To receive the Offer Price, stockholders of the Company must, after the Merger, deliver their NetFRAME stock certificates in the manner described in this Proxy Statement. Stockholders should not send certificates at this time. The Merger Agreement also provides that all of the Company's options and each other right to acquire shares of the Company's capital stock outstanding at the effective time of the Merger will become fully exercisable and vested. All such options that are outstanding immediately prior to the effective time of the Merger will be canceled at the effective time and the holders will be entitled to receive, for each share subject to such option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per share of such option, subject to any required withholding taxes. All summaries and references to the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement which is attached hereto as Annex A.

      At meetings of the NetFRAME Board held on June 8 and 13, 1997, prior to the commencement and consummation of the Offer, the NetFRAME Board (all of whose members were unaffiliated with Micron and Purchaser on that date), by the unanimous vote of all of the Company's directors, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of the stockholders of the Company, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended that the stockholders vote FOR the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby. See "The Merger and Related Transactions-- Recommendation of the NetFRAME Board; NetFRAME Reasons for the Merger."

      Holders of Shares who fully comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL") will have the right to an appraisal of their Shares pursuant to a court proceeding. Failure to take any step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights. See "The Merger and Related Transactions--Appraisal and Dissenters' Rights" for a statement of the rights of dissenting holders and a fuller description of the procedures required to be followed to enforce such rights. All references to and summaries of Section 262 of the DGCL in this Proxy Statement are qualified in their entirety by reference to the text thereof which is attached hereto as Annex C.

      It is not anticipated that any other matter will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the best judgment of the proxyholders.

      Only stockholders of record at the close of business on July 28, 1997 are entitled to notice of, and will be entitled to vote at, the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the Shares. Holders of Shares on the record date will be entitled to one vote per share.

      NEITHER THIS TRANSACTION NOR THE OFFER PRICE OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Proxy Statement is August 4, 1997

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 FORWARD LOOKING STATEMENTS.............................................     6
 SUMMARY
 Introduction...........................................................     7
 Parties to the Merger..................................................     7
 Consummation of the Offer; Change in Control...........................     8
 Effective Time.........................................................     8
 The Merger.............................................................     8
 Exchange of Certificates...............................................     8
 Date, Time and Place of Meeting of Holders of Shares...................     9
 Record Date and Outstanding Shares.....................................     9
 Purposes of Special Meeting; Votes Required............................     9
 Proxies, Voting and Revocation.........................................     9
 Background of the Offer and the Merger.................................     9
 Recommendation of the NetFRAME Board; NetFRAME Reasons for the Merger..    11
 Micron Reasons for the Merger..........................................    11
 Interests of Certain Persons...........................................    11
 Source and Amount of Funds.............................................    11
 Certain Effects of the Merger..........................................    11
 Accounting Treatment of the Merger.....................................    12
 Conditions to the Closing; Government and Regulatory Approvals.........    12
 Appointment of Directors by Purchaser..................................    12
 No Solicitation........................................................    12
 Termination and Amendment of the Merger Agreement......................    12
 Break-Up Fee...........................................................    12
 Certain Federal Income Tax Consequences................................    12
 Appraisal and Dissenters' Rights.......................................    13
 Micron Financial Assistance to the Company.............................    13
 The Stock Option Agreement.............................................    13
 The Technology License Agreement.......................................    13
 Market for Shares......................................................    13
 MARKET PRICE AND DIVIDENDS.............................................    14
 VOTING AND PROXIES
 Date, Time and Place of Meeting of Holders of Shares...................    15
 Record Date and Outstanding Shares.....................................    15
 Voting Rights and Vote Required........................................    15
 Quorum; Abstentions; Broker Non-Votes..................................    15
 Proxies................................................................    15
 Solicitation of Proxies and Expenses...................................    16
 THE MERGER AND RELATED TRANSACTIONS
 General................................................................    17
 Consummation of the Offer; Change in Control...........................    17
 Background of the Offer and the Merger.................................    17
 Recommendation of the NetFRAME Board; NetFRAME Reasons for the Merger..    20
 Micron Reasons for the Merger..........................................    21
 Opinion of Financial Advisor...........................................    21
 Related Transactions with Micron.......................................    25
 Structure of the Transaction; Accounting Treatment of the Merger.......    26
 Certain Effects of the Merger..........................................    27
 Preferred Share Rights Agreement.......................................    27
 Source and Amount of Funds.............................................    27
 Interests of Certain Persons...........................................    27
 Financial Advisor Fees.................................................    29
 Certain Federal Income Tax Consequences of the Merger..................    29
 Government and Regulatory Approvals....................................    30

                                                                          Page
                                                                          ----
 Appraisal and Dissenters' Rights.......................................    30
 TERMS OF THE MERGER
 Effective Time.........................................................    32
 Manner and Basis of Transferring Shares; Treatment of Options..........    32
 Exchange of Certificates...............................................    32
 Conduct of the Company's Business Prior to the Merger..................    33
 No Solicitation........................................................    35
 Conditions to the Merger...............................................    36
 Representations and Warranties.........................................    36
 Termination of the Merger Agreement....................................    36
 Break-Up Fee...........................................................    36
 Post Merger Employment Benefits........................................    37
 Appointment of Directors by Purchaser..................................    37
 Waiver and Amendment of the Merger Agreement...........................    37
 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA........................    38
 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS
 Overview...............................................................    39
 Results of Operations..................................................    39
 Business Factors.......................................................    42
 Liquidity and Capital Resources........................................    44
 INFORMATION CONCERNING THE COMPANY
 Products...............................................................    45
 Technology.............................................................    47
 Sales and Distribution.................................................    48
 Customer Service and Support...........................................    49
 Competition............................................................    50
 Manufacturing..........................................................    50
 Research and Development...............................................    51
 Proprietary Rights.....................................................    51
 Employees..............................................................    52
 Properties.............................................................    52
 Legal Proceedings......................................................    52
 INFORMATION CONCERNING THE PURCHASER, MICRON AND MTI...................    53
 SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL
 HOLDERS OF THE COMPANY'S SHARES........................................    54
 AVAILABLE INFORMATION..................................................    56
 INDEPENDENT AUDITORS...................................................    56
 FUTURE STOCKHOLDER PROPOSALS...........................................    56
 AUDITOR'S REPRESENTATIVES..............................................    56
 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
  NETFRAME SYSTEMS INCORPORATED.........................................   F-1

ANNEXES
-------

    ANNEX A  --  The Merger Agreement

    ANNEX B  --  Opinion of Cowen & Company

    ANNEX C  --  Section 262 of the Delaware General Corporation Law

                           FORWARD LOOKING STATEMENTS

      OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS PROXY STATEMENT, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISOR TO THE COMPANY AND THE PROJECTIONS RELIED UPON BY SUCH FINANCIAL ADVISOR, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--BUSINESS FACTORS."

      Neither the Company nor Micron makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information referenced or set forth herein under "The Merger and Related Transactions--Opinion of Financial Advisor" or elsewhere herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of the Company's and Micron's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning the Company."

                                    SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by reference to, the full text of this Proxy Statement, the Annexes attached hereto and the documents referred to herein, including the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. Holders of Shares are urged to read this Proxy Statement and the Annexes hereto in their entirety.

 Introduction

      This Proxy Statement is furnished in connection with the solicitation by the NetFRAME Board of proxies from holders of Shares for use at the Special Meeting. At the Special Meeting, the holders of Shares will be asked to approve and adopt the Merger Agreement and approve the Merger. As a result of the Merger, the Company will become a wholly owned subsidiary of Micron.

 Parties to the Merger

      NetFRAME. The Company is a Delaware corporation with its principal executive offices located at 1545 Barber Lane, Milpitas, California 95035 and the telephone number of such offices is (408) 474-1000. The Company develops, manufactures, markets and supports a line of high-availability, clustered network servers for local and wide area networks. The Company was one of the first companies to offer a high-availability, open-systems server, which began shipping commercially in December 1989. The Company's servers are characterized by high availability, scalability and adherence to industry standards. The Company has a worldwide installed base of over 5,500 servers and sells its products primarily through a number of integrators and value added resellers worldwide. See "Information Concerning the Company."

      Purchaser. Purchaser, a Delaware corporation, is a newly incorporated wholly owned subsidiary of Micron formed solely for the purpose of consummating the Offer and the Merger. Purchaser has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 900 E. Karcher Road, Nampa, Idaho 83687 and its telephone number at such location is (208) 898-3434. See "Information Concerning the Purchaser, Micron and MTI."

      Micron. Micron is a Minnesota corporation, with its principal executive offices located at 900 E. Karcher Road, Nampa, Idaho 83687 and its telephone number at such location is (208) 898-3434. Micron's Common Stock is traded on the Nasdaq Stock Market under the symbol "MUEI." Micron is a provider of PC systems through the direct sales channel worldwide. Micron's PC operations develop, market, manufacture, sell and support a range of memory-intensive, high performance desktop and notebook PC systems and network servers under the Micron brand name for consumer, business, government and educational use. In addition to its PC operations, Micron has contract manufacturing and component recovery operations. Micron's wholly owned subsidiary, Micron Custom Manufacturing Services, Inc. ("CMS"), is a custom contract manufacturer specializing in the assembly of complex custom printed circuit boards, memory modules and system level products. SpecTek, a division of Micron, processes and markets various grades of DRAM products.

      Micron Technology, Inc. ("MTI"). MTI is a Delaware corporation, with its principal executive offices located at 8000 S. Federal Way, Boise, Idaho 83707 and its telephone number at such location is (208) 368-4000. As of May 31, 1997, MTI owned approximately 64% of the outstanding common stock of Micron. MTI and its subsidiaries, including Micron, manufacture and market DRAMs, other semiconductor components, personal computers, remote intelligent communications
 (RIC) products and printed circuit assemblies.

 Consummation of the Offer; Change in Control

      Pursuant to the Offer, Purchaser commenced a tender offer on June 16, 1997 to purchase each outstanding Share of the Company at the Offer Price. The Offer was conditioned upon (i) there being validly tendered, and not withdrawn, prior to the expiration of the Offer, a number of Shares constituting a majority of the then outstanding Shares of the Company (after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into voting securities at a per share price of $1.50 or less), (ii) the expiration or termination of all waiting periods imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction of certain other conditions specified in the Offer. The Offer expired on July 14, 1997 and the acquisition of Shares tendered to Purchaser for payment was consummated on July 18, 1997, at which time 8,775,554 Shares, representing approximately 62.8% of the outstanding Shares as of such date, were purchased by Purchaser. As a result, Purchaser owns a majority of the Shares and the consummation of the Offer has effected a change in control of the Company. See "The Merger and Related Transactions--Consummation of the Offer; Change in Control."

 Effective Time

      The Merger will become effective as of the date and time (the "Effective Time") that the Certificate of Merger is filed with the Secretary of State of Delaware in accordance with the DGCL. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the closing of the Merger (the "Closing") and the Effective Time will occur as soon as practicable after the Special Meeting.

 The Merger

      Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, Purchaser will merge with and into the Company, with the Company being the Surviving Corporation upon the Merger and thereby becoming a wholly owned subsidiary of Micron. In addition, each Share not owned by Purchaser (other than those Shares held in the treasury of the Company and Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under the DGCL) issued and outstanding immediately prior to the Effective Time will automatically be canceled and converted into the right to receive the Offer Price. See "Terms of the Merger."

      Upon the Effective Time of the Merger, each outstanding employee or director stock option to purchase Shares granted pursuant to the Company's 1987 Stock Option Plan, as amended, 1992 Stock Option Plan, as amended, or 1992 Director Stock Option Plan and each other right to acquire shares of Company capital stock (collectively, the "Options") will become fully exercisable and vested, whether or not otherwise exercisable and vested. All Options that are outstanding immediately prior to the Effective Time will be canceled at the Effective Time and the holders will be entitled to receive for each share subject to such Option an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per Share of such Option, subject to any required withholding taxes.

 Exchange of Certificates

      Pursuant to the Merger Agreement, on or before the Effective Time, Micron or Purchaser will deposit with Norwest Bank of Minnesota, N.A., the paying agent (the "Paying Agent"), an amount of cash equal to the product of the Shares outstanding immediately prior to the Effective Time not owned by Purchaser (other than those Shares held in the treasury of the Company and Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under the DGCL) multiplied by $1.00. Promptly after the Effective Time, the Paying Agent will send each holder of Shares of record, as of immediately prior to the Effective Time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates relating to the Shares in exchange for the Offer Price. Share certificates should not be forwarded to the Paying Agent until receipt of the transmittal letter. Upon the surrender of a Share certificate, the Paying Agent will issue to the surrendering holder cash in the amount of $1.00 per share. Following consummation of the Merger, the Paying Agent will forward appropriate transmittal documentation to those optionees identified by the Company who hold Options to purchase Shares with an exercise price per Share which is less than the Offer Price, with instructions on the procedure for obtaining an amount of cash equal to the excess of the Offer Price over such exercise price. See "Terms of the Merger--Exchange of Certificates."

 Date, Time and Place of Meeting of Holders of Shares

      The Special Meeting will be held at the Company's principal executive offices located at 1545 Barber Lane, Milpitas, California on August 27, 1997 at 10:00 a.m., local time.

 Record Date and Outstanding Shares

      The NetFRAME Board has fixed the close of business on July 28, 1997 as the record date (the "Record Date") for the determination of holders of outstanding Shares entitled to notice of and to vote at the Special Meeting. On the Record Date, the Company had 13,978,445 outstanding Shares held by approximately
 250 holders of record. The Shares constitute the Company's only outstanding class of stock. See "Voting and Proxies--Record Date and Outstanding Shares."

      The Company's stockholders of record on the Record Date will be entitled to cast one vote per Share held by such stockholders, exercisable in person or by properly executed proxy on each matter properly submitted for the vote of the stockholders of the Company at the Special Meeting.

 Purposes of Special Meeting; Votes Required

      At the Special Meeting, holders of Shares will be asked to consider and vote upon the approval and adoption of the Merger Agreement and approval of the Merger. See "The Merger and Related Transactions." The DGCL and the Company's Certificate of Incorporation and Bylaws, both as amended, require the affirmative vote of the holders of a majority of the outstanding Shares to approve the Merger Agreement and the Merger. The Shares owned by Purchaser represent more than a majority of the outstanding Shares and are therefore sufficient to assure approval by the holders of Shares of the Merger Agreement without the vote of any other holder of Shares. Micron agreed in the Merger Agreement to vote or cause to be voted all Shares owned by Purchaser or Micron in favor of the Merger Agreement and the Merger. See "Voting and Proxies-- Voting Rights and Vote Required."

 Proxies, Voting and Revocation

      All eligible Shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Special Meeting, and any adjournments or postponements thereof, in accordance with the directions on the proxies. IF A PROXY IS DULY EXECUTED AND SUBMITTED WITHOUT DIRECTIONS, THE SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

      A proxy may be revoked by the person who executed it by (i) delivering to the Secretary of the Company at 1545 Barber Lane, Milpitas, California 95035 a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy). See "Voting and Proxies--Proxies."


 Background of the Offer and the Merger

      The Company has historically manufactured and marketed high value-added, relatively high-margin proprietary servers and related products for use with the Novell NetWare platform. In late 1995 and during 1996, there was unexpectedly rapid growth in demand for the Windows NT application networking solution and, during the same period, demand for Novell NetWare as an enterprise networking solution declined. The Company was unable to respond to this market shift in a timely manner by developing high value-added, differentiated product offerings, in part because the Company's proprietary system architecture was not easily adaptable to the Windows NT platform. This resulted in sales continually decreasing during this period. In the fall of 1996, the Company introduced a more industry standard product, accommodating both the Novell NetWare and Microsoft Windows NT operating systems, with value-added features for the Novell NetWare operating system and standard features for the Microsoft Windows NT operating system. In the spring of 1997, the Company introduced a product for use with the Windows NT platform which incorporated value-added features. Supporting both the proprietary and industry standard platforms and developing value-added products for both operating systems significantly increased the Company's operating expenses. The inability to differentiate the Microsoft Windows NT product offerings on the proprietary platform or the industry standard platform until the spring of 1997 led to narrower product margins. In light of these market and business difficulties, the NetFRAME Board considered from time to time various alternatives with a view toward increasing stockholder value.

      In September 1996, the Company retained Cowen & Company ("Cowen") to assist with exploring the potential sale of the Company. The Company and Cowen identified a significant number of parties whom they believed might have an interest in acquiring the Company. From September 1996 through May 1997, the Company, and Cowen, on the Company's behalf, contacted in excess of 20 potential acquirors of the Company to determine their level of interest in such an acquisition. Several parties expressed interest and performed due diligence on the Company. In addition to Micron, three of these potential acquirors began discussions with the Company regarding a possible business combination.

      In April 1997, the Company filed its annual report for its 1996 fiscal year on Form 10-K containing the report of the Company's independent auditors, which report contained an explanatory paragraph stating that the Company's recurring net losses and negative cash flow raised substantial doubt about the Company's ability to continue as a going concern. Publication of the annual report increased customer concerns regarding the Company's viability which the Company believes adversely affected their purchasing decisions.

      On May 2, 1997, the NetFRAME Board met and discussed the status of discussions between the Company and third parties. After a review of the financial condition of the Company and its prospects as a going concern, the NetFRAME Board instructed the officers of the Company to begin formulating plans to liquidate the Company in case it failed to obtain additional financing or discussions with third parties proved unavailing.

      In late April 1997, a Company sales representative contacted Micron to discuss a potential distribution relationship. Commencing in May 1997, and continuing into June, Micron and the Company had additional meetings, discussing the potential benefits of a business combination, and Micron performed due diligence.

      On June 8, 1997, Micron indicated that, subject to further due diligence and the commitment of key executives of the Company to remain with the Company following an acquisition, it was prepared to commence an all cash tender offer for the Company at or slightly below $1.00 per Share, to license the Company's technology for payments of approximately $1,500,000, and to provide the Company with certain financial assistance following the signing of a definitive merger agreement.

      The NetFRAME Board met several times to consider Micron's proposal. The NetFRAME Board also received Cowen's opinion that, as of the date of such opinion, the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to the stockholders of the Company (other than Micron). On June 8, 1997, the NetFRAME Board unanimously authorized the officers of the Company to negotiate and execute definitive agreements with Micron providing for a cash tender offer at a price of $1.00 per share, and other related transactions contemplated by the Merger Agreement.

      Following the June 8, 1997 meeting of the Company's Board of Directors, due diligence and finalization of the terms of definitive agreements by representatives of the parties continued.

      The morning of June 10, 1997, the Board of Directors of Micron approved the terms of the proposed Offer and Merger and definitive agreements were signed on behalf of Micron and the Company. On June 13, 1997, the NetFRAME Board unanimously reconfirmed its approval of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby and resolved to recommend that stockholders of the Company accept the Offer and tender their Shares to Purchaser and approve the Merger. See "The Merger and Related Transactions-- Background of the Offer and the Merger."

 Recommendation of the NetFRAME Board; NetFRAME Reasons for the Merger

      The NetFRAME Board's decision to approve the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby was, among other things, based upon its analysis of the Company's current financial condition, recent operating results, the unavailability of alternative financing options, the absence of competing bids to acquire the Company and management's cash flow projections (including the working capital required to continue to operate the Company as a going concern).

      AT MEETINGS OF THE NETFRAME BOARD HELD ON JUNE 8 AND 13, 1997, PRIOR TO THE COMMENCEMENT AND CONSUMMATION OF THE OFFER, THE NETFRAME BOARD (ALL OF WHOSE MEMBERS WERE UNAFFILIATED WITH MICRON AND PURCHASER ON THAT DATE), BY THE UNANIMOUS VOTE OF ALL OF THE COMPANY'S DIRECTORS, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. See "The Merger and Related Transactions-- Recommendation of the NetFRAME Board; NetFRAME Reasons for the Merger."

 Micron Reasons for the Merger

      Micron has indicated that it regards the acquisition of the Company as an opportunity to compete effectively in the larger enterprise segment of the Fortune 1000 marketplace as Micron will gain immediate access to the Company's advanced server technologies applicable to many large enterprise class server/application environments such as high availability, clustering and I/O scalability. See "The Merger and Related Transactions--Micron Reasons for the Merger."

 Interests of Certain Persons

      Certain members of the Company's management and the NetFRAME Board have certain interests in the Merger that are different from, or in addition to, the interests in the Merger of stockholders of the Company generally. Certain executive officers have entered into employment agreements or other arrangements in connection with the Offer and may receive certain direct or indirect benefits in connection with the Merger Agreement and the transactions contemplated thereby. See "The Merger and Related Transactions--Interests of Certain Persons."

 Source and Amount of Funds

      The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $15.6 million, including approximately $1.75 million to pay related fees and expenses of Purchaser and Micron but excluding amounts payable by the Purchaser with respect to the cashing out of Options. Purchaser will obtain all such funds from Micron. Micron will provide such funds from its working capital. In addition, from its working capital, as of July 31, 1997, Micron has provided the Company (i) $1.5 million under the Technology License Agreement dated June 10, 1997 between the Company and Micron, and (ii) $6.0 million in financing in accordance with the terms of a loan agreement assumed by Micron from CIT Group/Business Credit, Inc., which provides for a maximum of $12.0 million of funding. See "The Merger and Related Transactions--Source and Amount of Funds."

 Certain Effects of the Merger

      After the consummation of the Merger, holders of Shares will have no continuing equity interest in the Company, and, therefore, will not share in future earnings, dividends or growth, if any, of the Surviving Corporation. At the Effective Time, each Share not owned by Purchaser (other than those Shares held in the treasury of the Company and Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under the DGCL) will automatically be converted into the right to receive the Offer Price. See "The Merger and Related Transactions--Certain Effects of the Merger."

 Accounting Treatment of the Merger

      The Merger will be accounted for under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Micron. See "The Merger and Related Transactions--Structure of the Transaction; Accounting Treatment of the Merger."

 Conditions to the Closing; Government and Regulatory Approvals

      The consummation of the Merger is subject to the prior approval of the Merger Agreement by the holders of a majority of the Shares and certain other customary closing conditions. There are no federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than the filing of the Certificate of Merger with the Secretary of State of Delaware). See "The Merger and Related Transactions--Government and Regulatory Approvals" and "Terms of the Merger--Conditions to the Merger."

 Appointment of Directors by Purchaser

      Pursuant to the Merger Agreement, as a result of the consummation of the Offer, Purchaser is entitled to designate for appointment to the NetFRAME Board a number of directors representing at least a majority of the NetFRAME Board. If Purchaser elects to exercise such right, the Company has agreed to increase the size of the NetFRAME Board and/or secure the resignations of current members thereof to enable the appointment of Purchaser's designees and to cause such designees to be elected to the NetFRAME Board. To date, Purchaser has not availed itself of such right. See "Terms of the Merger--Appointment of Directors by Purchaser.

 No Solicitation

      Pursuant to the Merger Agreement, the Company has agreed that it will not solicit, initiate or encourage submission of any "takeover proposals" (as such term is defined in "Terms of the Merger--No Solicitation"), or participate in discussions or furnish to any person information with respect to a takeover proposal. Notwithstanding this, the Company, to the extent required by fiduciary obligations, based upon advice of independent counsel, is not prohibited by the Merger Agreement from, among other things, furnishing information to, or entering into discussions or negotiations with, a person or entity in response to an unsolicited takeover proposal. See "Terms of the Merger--No Solicitation."

 Termination and Amendment of the Merger Agreement

      The Merger Agreement may be terminated at any time prior to the Effective Time by, among other things, the mutual agreement of the parties or after the occurrence of certain events or actions by one of the parties acting independently. The Merger Agreement may be amended by the parties at any time, but following approval of the Merger Agreement by the holders of Shares, no amendment may be made that requires further approval of the stockholders without obtaining such further approval, and provided further that any amendment following the purchase of Shares in the Offer requires the consent of a majority of the directors of the Company then in office who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"). See "Terms of the Merger--Termination of the Merger Agreement" and "Terms of the Merger--Waiver and Amendment of the Merger Agreement."

 Break-Up Fee

      The Merger Agreement provides that if the Merger Agreement is terminated under certain limited circumstances, Micron may be entitled to receive a break-up fee of $750,000 from the Company. See "Terms of the Merger--Break-Up Fee."

 Certain Federal Income Tax Consequences

      If the Merger is consummated, the exchange of Shares by a holder for the Offer Price to be paid in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Because of the complexities of the tax laws, holders of Shares are advised to consult their own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the Merger. See "The Merger and Related Transactions--Certain Federal Income Tax Consequences of the Merger."

 Appraisal  and Dissenters' Rights

      Under the DGCL, holders of Shares who do not vote in favor of the Merger will be entitled to exercise appraisal rights in connection with the Merger. Holders of Shares desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the DGCL, the full text of which is attached to this Proxy Statement as Annex
 C. Holders of Shares who exercise appraisal rights must carefully follow the procedures described therein and are urged to read Annex C in its entirety. See "The Merger and Related Transactions--Appraisal and Dissenters' Rights."

 Micron Financial Assistance to the Company

      Pursuant to the Merger Agreement, Micron agreed to provide the Company with an aggregate of $3.5 million in financial assistance (in addition to any amounts payable under the Technology License Agreement), which amount has been increased to up to $12.0 million pursuant to an amendment to the loan agreement discussed below. Through July 31, 1997, Micron has loaned the Company $6.0 million pursuant to a secured loan arrangement collateralized by substantially all of the Company's assets. The loan becomes due on the earlier of (i) termination of the loan arrangement (which Micron may effect on September 30, 1997); (ii) a breach by the Company, or termination, of the Merger Agreement; or (iii) certain other events of default set forth in the loan agreement. See "The Merger and Related Transactions--Related Transactions with Micron."


 The Stock Option Agreement

      The Company and Micron entered into a Stock Option Agreement, concurrently with the execution of the Merger Agreement, providing for the grant by the Company of an irrevocable option to Micron exercisable in certain circumstances to purchase shares of Common Stock representing a 19.9% equity stake in the Company. As a result of the consummation of the Offer, the Stock Option Agreement has terminated. See "The Merger and Related Transactions--Related Transactions with Micron."

 The Technology License Agreement

      Concurrently with the execution of the Merger Agreement, the Company granted Micron a nonexclusive, perpetual license to all of the Company's technology associated with the Company's 9000 series server products and any other Company products under any phase of development at the date of execution of such agreement. Micron has paid the Company a one-time license fee of $1.5 million. See "The Merger and Related Transactions--Related Transactions with Micron".

 Market for Shares

      The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System under the symbol "NETF." On June 9, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing sales price per Share reported on the Nasdaq Stock Market was $1.31. On August 1, 1997, the last practicable trading day before the mailing of this Proxy Statement for which information was obtainable, the closing sales price per Share reported on the Nasdaq Stock Market was $0.97.

      The book value per share of the Company's Common Stock at June 30, 1997 was $0.57.

                           MARKET PRICE AND DIVIDENDS

      The Shares are listed and principally traded on the Nasdaq Stock Market under the symbol "NETF". The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share as reported by the Nasdaq Stock Market.


                                             High        Low
                                             ----        ---
Year Ended December 28, 1995:
----------------------------
First quarter                                $7.42      $5.46
Second quarter                                6.13       4.58
Third quarter                                 7.08       5.50
Fourth quarter                                6.50       5.21

Year ended December 31, 1996:
----------------------------
First quarter                                $5.71      $4.58
Second quarter                                5.79       5.12
Third quarter                                 3.79       2.71
Fourth quarter                                3.79       2.47

Year ended December 31, 1997:
----------------------------
First quarter                                $3.25      $1.25
Second quarter                                2.13       0.88
Third quarter (through August 1, 1997)        1.00       0.91


      On June 9, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing sales price per Share as reported by the Nasdaq Stock Market was $1.31. On June 13, 1997, the last full trading day prior to the commencement of the Offer, the closing sales price per Share as reported by the Nasdaq Stock Market was $0.875. On August 1, 1997, the last practicable trading day prior to the mailing of this Proxy Statement for which information was obtainable, the closing sales price per Share as reported by the Nasdaq Stock Market was $0.97.

      The book value per share of the Company's Shares was $2.30 at December 31, 1996 and $0.57 at June 30, 1997.

      Micron intends to cause the delisting of the Shares by the Nasdaq Stock Market and the termination of registration of the Shares pursuant to Rule 12g-4 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") following consummation of the Merger. Notwithstanding such intention, depending upon the aggregate market value and per share price of the Shares, the Shares may no longer meet the standards for continued inclusion in the Nasdaq Stock Market, which require, among other things, that an issuer have at least 200,000 publicly held shares with a market value of $1.0 million held by at least 400 stockholders or 300 stockholders holding round lots. If these standards are not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists" but if the number of stockholders falls below 300, or if the number of publicly held Shares falls below 100,000, or there is not at least two market makers for the Shares, the rules of the National Association of Securities Dealers provide that the Shares would no longer be "authorized" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

      Stockholders of the Company

      As of July 28, 1997, the Company had issued and outstanding 13,978,445 Shares held by 250 stockholders of record. The Company estimates that there are approximately 4,200 beneficial stockholders.

      Dividends

      The Company has never declared or paid cash dividends on its capital stock.

                               VOTING AND PROXIES

 Date, Time and Place of Meeting of Holders of Shares

      This Proxy Statement is being furnished to the holders of Shares as part of the solicitation of proxies by the NetFRAME Board for use at the Special Meeting to be held on August 27, 1997 at 10:00 a.m., local time, at the principal executive offices of the Company at 1545 Barber Lane, Milpitas, California.

 Record Date and Outstanding Shares

      The NetFRAME Board has fixed the close of business on July 28, 1997 as the Record Date for the determination of holders of outstanding Shares entitled to notice of and to vote at the Special Meeting. On the Record Date, the Company had 13,978,445 outstanding Shares held by approximately 250 holders of record. The Shares constitute the Company's only outstanding class of stock.


      On or about August 6, 1997, a notice of the Meeting complying with the requirements of the DGCL and an accompanying copy of this Proxy Statement are being mailed to all stockholders of record as of the Record Date.

 Voting Rights and Vote Required

      Each of the Company's stockholders of record on the Record Date will be entitled to cast one vote per Share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of the Company at the Special Meeting.

      Pursuant to the DGCL and the Company's Certificate of Incorporation and Bylaws, both as amended, approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding Shares entitled to vote at the Special Meeting. Since the required vote is based upon the number of outstanding Shares, rather than upon the Shares actually voted, the failure by the holder of any such Shares to submit a proxy or to vote in person at the Special Meeting (including abstentions and "broker non-votes") will have the same effect as a vote against approval and adoption of the Merger Agreement and the transactions contemplated thereby.

      Purchaser owns 8,775,554, or approximately 62.8%, of the outstanding Shares, and Micron has agreed in the Merger Agreement to vote or cause to be voted all such Shares in favor of the Merger Agreement. Accordingly, approval of the Merger Agreement is assured without the approval of any other holder of Shares.

 Quorum; Abstentions; Broker Non-Votes

      A majority, or 6,989,223 of the outstanding Shares entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the Shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain Shares to vote on the Merger Agreement, such Shares will be considered present at the meeting for purposes of determining a quorum. Since the required vote of the stockholders is based upon the number of outstanding Shares, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement and the Merger.

 Proxies

      The Proxy Card accompanying this Proxy Statement is solicited on behalf of the NetFRAME Board for use at the Special Meeting. All proxies that are properly executed and received by the Company prior to the vote at the Special Meeting, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated thereon. Executed proxies, which do not have instructions marked thereon, will be voted FOR approval and adoption of the Merger Agreement and the Merger.

      A proxy given pursuant to this solicitation may be revoked at any time before it is exercised at the Special Meeting by (i) delivering to the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Secretary, NetFRAME Systems Incorporated, 1545 Barber Lane, Milpitas, California 95035.

      Please note, however, that if a stockholder's Shares are held of record by a broker bank or other nominee and that stockholder wishes to vote at the Special Meeting, the stockholder must bring to the Special Meeting a letter from the broker bank or other nominee confirming that stockholder's beneficial ownership of the Shares.

 Solicitation of Proxies and Expenses

      The Company will bear the entire cost of solicitation of proxies in the enclosed form from its stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding Shares in their names which are beneficially owned by others to forward to such beneficial owners. The Company, upon the request of the record holders, will reimburse such record holders for their reasonable expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                      THE MERGER AND RELATED TRANSACTIONS

 General

      The Merger Agreement provides for the merger of Purchaser with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a direct wholly owned subsidiary of Micron. The Merger Agreement provides that, as soon as practicable after the satisfaction of the conditions to the consummation of the Merger, the Merger will be consummated when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware. It is currently anticipated that the filing of the Certificate of Merger will occur as soon as practicable after the Special Meeting.

      As of the Effective Time, holders of Shares will have no further ownership interest in the Surviving Corporation. In connection with the Merger, the holders of Shares not owned by Purchaser (other than those Shares held in the treasury of the Company and Shares held by holders who shall have demanded and perfected appraisal rights, if any, under Delaware law) which are issued and outstanding immediately prior to the Effective Time will solely be entitled to receive the Offer Price of $1.00 in cash (without interest) for each of their Shares of record. At the Effective Time, all outstanding Options shall be canceled and the holders thereof shall be entitled to receive for each share subject to an Option an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per share of such Option subject to any required withholding taxes. The consideration to be paid in the Merger is the same consideration per Share that was paid pursuant to the Offer.

      The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement further provides that the Certificate of Incorporation and Bylaws of Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

 Consummation of the Offer; Change in Control

      Purchaser commenced the Offer on June 16, 1997 to purchase each outstanding Share of the Company at the Offer Price, net to the seller in cash and without interest thereon. The Offer was conditioned upon (i) there being validly tendered, and not withdrawn, prior to the expiration of the Offer a number of Shares constituting a majority of the then outstanding Shares on a fully diluted basis (after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into voting securities at a per share price of $1.50 or less), (ii) the expiration or termination of all waiting periods imposed upon consummation of the Offer by the HSR Act (which periods have terminated), and (iii) the satisfaction of certain other conditions specified in the Offer. The Offer expired at 12:00 Midnight, New York City time, on July 14, 1997, and the purchase of Shares validly tendered to Purchaser for payment was closed on July 18, 1997, at which time 8,775,554 Shares, representing approximately 62.8% of the outstanding Shares as of such date, were purchased by Purchaser. As a result, Purchaser owns a majority of the Shares and the consummation of the Offer has effected a change in control of the Company. Purchaser owns a sufficient number of Shares to ensure approval of the Merger Agreement and the Merger at the Special Meeting, and has agreed to vote all such Shares in favor of the Merger Agreement and the Merger.

 Background of the Offer and the Merger

      Prior Relationship with Micron. Micron's wholly owned subsidiary, CMS, has previously provided contract assembly services for the Company. In 1994 and 1995, the Company purchased approximately $8.4 million and $10.7 million, respectively, of products from CMS, primarily for memory intensive custom boards. In 1996, purchases were approximately $9.5 million for customized circuit boards and double sided memory modules. Year to date purchases through June 30, 1997 were approximately $1.4 million, primarily for double sided memory modules. As of July 22, 1997, outstanding trade payables owed to CMS totaled approximately $340,000 for products ordered by the Company but not delivered by CMS. In addition, CMS currently maintains inventory of certain products specifically used in products manufactured on behalf of the Company.

      Background of the Merger. The Company has historically manufactured and marketed high value-added, relatively high-margin proprietary servers and related products for use with the Novell NetWare platform. In late 1995 and during 1996, there was an unexpectedly rapid growth in demand for the Microsoft Windows NT application networking solution and, during the same period, demand for Novell NetWare as an enterprise networking solution declined. The Company was unable to respond to this market shift in a timely manner by developing high value-added, differentiated product offerings, in part because the Company's proprietary system architecture was not easily adaptable to the Microsoft Windows NT platform. This resulted in sales continually decreasing during this period. During 1996, the Company developed a more industry standard product that could accommodate both the Novell NetWare and Microsoft Windows NT operating systems. This new platform was introduced in the fall of 1996 with value-added features for the Novell NetWare operating system and with standard features for the Microsoft Windows NT operating system. In the spring of 1997, the Company introduced a product for use with the Windows NT platform which incorporated value-added features. Supporting both the proprietary and industry standard platforms and developing value-added products for both operating systems significantly increased operating expenses. The inability to differentiate the Microsoft Windows NT product offerings on the proprietary platform or the industry standard platform until the spring of 1997 led to narrower product margins. In light of these market and business difficulties, the NetFRAME Board considered from time to time various alternatives with a view toward increasing stockholder value.

      On September 24, 1996, the Company retained Cowen to assist with exploring the potential sale of the Company. At the request of the NetFRAME Board, Cowen solicited select third parties' interest in acquiring the Company. From September 1996 through May 1997, the Company, and Cowen, at the NetFRAME Board's request, contacted in excess of twenty potential acquirors of the Company to determine their level of interest in such an acquisition. Several such parties, after executing confidentiality agreements, expressed interest and performed due diligence on the Company.

      In October 1996, following due diligence, the Company began discussions with one of these parties ("Party 1"). These discussions failed to result in any agreement on a possible business combination.

      On January 29, 1997, after reviewing the adverse effects of the deteriorating market for many of the Company's products on the Company's financial condition and the Company's ability to obtain additional financing, the NetFRAME Board instructed the officers of the Company to use all available resources to pursue a sale of the Company or a strategic combination or partnership.

      On March 3, 1997, Robert VanNaarden, the Company's Vice President of Worldwide Sales, contacted a third party ("Party 2") to discuss a potential distribution arrangement. This conversation subsequently led to discussions about potential business combinations and meetings at the Company. Party 2 conducted technical and financial due diligence in March and April 1997. On or about April 24, 1997, the Company was informed that Party 2 was also considering alternative acquisition strategies. On June 3, 1997, Party 2 indicated that it had decided not to pursue an acquisition of the Company.

      On April 14, 1997, the Company filed its annual report on Form 10-K which contained the report of the Company's independent auditors, which report contained an explanatory paragraph stating that the Company's recurring net losses and negative cash flow raised substantial doubt about the Company's ability to continue as a going concern. Publication of the annual report increased customer concerns regarding the Company's viability and financial condition, which the Company believes adversely affected their purchasing decisions.

      On May 2, 1997, the NetFRAME Board met and discussed the current status of discussions between the Company and third parties. After a review of the financial condition of the Company and its prospects as a going concern, the NetFRAME Board instructed the officers of the Company to begin formulating plans to liquidate the Company, in case it failed to obtain additional financing or discussions with third parties proved unavailing.

      On May 7, 1997, Robert Puette, President and Chief Executive Officer of the Company, spoke with a senior executive officer of another third party ("Party 3") to discuss a potential acquisition of the Company. Party 3 performed due diligence, product review and management interviews from May 14, 1997 through May 20, 1997. On May 21, 1997, Party 3 informed the Company that it had decided not to pursue an acquisition of the Company.

      In late April 1997, David Averett, a Company sales representative, contacted Gene Thomas, Vice President, Business Development of Micron, to discuss a potential distribution relationship. On May 6, 1997, Paul Peterson, Director of Engineering of Micron, and Dan Burton, Micron's Server Product Group Manager, were provided with a demonstration of the Company's products at an industry trade show.

      From May 8, 1997 through May 15, 1997, officers of the Company and Micron planned a meeting at the Company's offices. On May 15, 1997, Mr. Thomas and George Minow, Director of Strategic Planning of Micron met (by telephone) with Mr. Puette and Randy Meyer, Vice President of Business Development of the Company. The Company presented information about the Company's products and technology, and the parties discussed the potential benefits of a business combination.

      On May 21, 1997 and May 22, 1997, Company management and technical personnel met with Micron at Micron's principal offices in Nampa, Idaho to continue the due diligence process. On May 22, 1997, Joseph Daltoso, Chief Executive Officer of Micron and Mr. Puette met to discuss the potential strategic benefits Micron could derive from a business combination and considered the nature of ongoing operations of the Company following an acquisition.

      On May 23, 1997, Mr. Minow called Dan McCammon, Chief Financial Officer of the Company, Ms. Dixie Lopes, Manager, Financial Planning and Analysis of the Company, Hitesh Shah, Product Manager of the Company, and Mr. Meyer to obtain additional financial and product information from the Company.

      From May 28, 1997 through May 30, 1997, Micron performed technical due diligence on the Company's products at its Nampa offices. On May 29, 1997, T. Erik Oaas, Vice President, Finance and Chief Financial Officer of Micron, Mr. Minow and Mr. Thomas met at Micron's offices with Steven Huey, Vice President of Marketing of the Company, Mr. Shah and a customer service engineer to evaluate a pre-production version of the Company's next generation product. On May 30, 1997, members of the Company's sales force made a presentation to Micron at Micron's offices.

      On May 30, 1997, Mr. Daltoso met with Mr. Puette, Mr. McCammon and Bulent Erbilgin, Vice President of Product Development of the Company, at the Company's offices to further discuss the merits of an acquisition and to tour the Company's facilities. On June 4, 1997, Mr. Puette met with Mr. Daltoso and Steven Appleton, a director of Micron, at Micron's principal offices to further discuss the merits of a potential acquisition.

      From March 1997 through May 1997, in addition to ongoing discussions with these entities, including Micron, Mr. Puette contacted several additional parties, including Party 1, to see if such parties had any interest in acquiring the Company. None of these parties expressed interest in discussing a possible business combination. During that time and through the beginning of June 1997, Mr. Puette regularly advised the other members of the NetFRAME Board as to the status and substance of discussions with potential acquirors and/or business partners.

      From June 5, 1997 through June 8, 1997, Micron continued to conduct legal and financial due diligence and representatives of both companies began to negotiate the principal terms of a potential merger agreement. On June 8, 1997, Micron indicated that, subject to further due diligence and the commitment of key executives of the Company to remain with the Company following an acquisition, it was prepared to commence an all cash tender offer for the Company at or slightly below $1.00 per Share, to license the Company's technology for payments totaling approximately $1,500,000, and to provide the Company with certain financial assistance following the signing of a definitive merger agreement.

      The NetFRAME Board had a telephonic meeting on June 8, 1997 to consider Micron's proposal. After discussion regarding, among other things, Micron's proposal, the Company's current and projected financial condition, the lack of other bidders, the receipt of Cowen's verbal opinion to the NetFRAME Board, subsequently confirmed in writing on June 9, 1997, to the effect that, as of such date, the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to the Company's stockholders (other than Micron), and based upon a number of factors related to both price and terms, the NetFRAME Board authorized the officers of the Company to negotiate and execute definitive agreements with Micron providing for a cash tender offer at a price of $1.00 per Share and the other transactions contemplated by the Merger Agreement. In rendering its opinion, Cowen relied, without independent verification, upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to it.

      Following the June 8, 1997 meeting of the Company's Board of Directors, due diligence and finalization of the terms of the definitive agreements by representatives of the parties continued.

      On June 9, 1997, Micron entered into Employment Term Sheets with each of Messrs. Puette, Erbilgin, Hartsfield and Huey, as described under "--Interests of Certain Persons" below.

      The morning of June 10, 1997, the Board of Directors of Micron approved the terms of the proposed Offer and Merger, and definitive agreements were signed on behalf of Micron and the Company.

      The NetFRAME Board met again on June 13, 1997 and unanimously confirmed its approval of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby and resolved to recommend that stockholders of the Company accept the Offer and tender their Shares to Purchaser and approve the Merger.

 Recommendation of the NetFRAME Board; NetFRAME Reasons for the Merger

      At the June 8 and June 13, 1997 Board meetings, the NetFRAME Board unanimously (i) approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger is fair to, and in the best interests of, the stockholders of the Company, and (iii) resolved to recommend that stockholders accept the Offer and tender their Shares to Purchaser and approve the Merger.

      The NetFRAME Board's decision to approve the Merger Agreement and the Merger was, among other things, based upon its analysis of the Company's current financial condition, recent operating results, the unavailability of alternative financing options, the absence of competing bids to acquire the Company and management's cash flow projections (including the working capital required to continue to operate the Company as a going concern).

      At the meeting of the NetFRAME Board held on June 8, 1997, the Company's management reviewed the Company's current financial condition with the NetFRAME Board. According to the unaudited interim financial statements prepared by management, the Company's net losses for the five-month period ended May 31, 1997 totaled approximately $17,488,000 or $1.26 per share and the Company's cash balances had decreased from $14,011,000 at December 31, 1996 to $146,000 at May 31, 1997. The book value of the Company had declined from $21,060,000 at March 29, 1997 to $14,672,000 at May 31, 1997, and the Company's management reported to the NetFRAME Board that, without additional funding, the Company's book value would likely continue to decline at similar rates. Management also reported that sales for the second quarter of 1997 were significantly lower than expected mainly as a result of customers' concerns as to the Company's future viability and financial condition. The NetFRAME Board noted that management's sales and expense forecasts and anticipated funding requirements indicated that the Company would be unable to continue to operate as a going concern and continue the development, manufacture and marketing of its products without additional funding, which management advised the NetFRAME Board was unavailable from either third parties or its current lender since, among other things, the Company was not in compliance with certain financial covenants under its current credit agreement. The NetFRAME Board determined that, in the absence of the Merger, the funds to be received under the Technology License Agreement (which is discussed below under "--Related Transactions with Micron"), and other financial assistance to be made available to the Company by Micron, the Company would likely be required to liquidate in the near term. Management also informed the NetFRAME Board of its belief that, in a liquidation, stockholders would likely receive significantly less than the $1.00 per Share being offered by Micron.

      In arriving at its decision to approve the Merger, the Merger Agreement and the transactions contemplated thereby and to recommend acceptance of the Offer, the NetFRAME Board also considered: (i) the proposed terms and conditions of the Merger Agreement and Technology License Agreement, including the amount and form of the consideration; (ii) the recent historical market prices of the Shares; (iii) the NetFRAME Board's knowledge of the business, operations, properties, assets and losses of the Company; (iv) the likelihood that the proposed Offer and Merger would be consummated, including the experience, reputation and financial condition of Micron as well as the proposed conditions to the Offer and the Merger; (v) the risks and uncertainties inherent in attempting to properly time and manage a liquidation;
 (vi) the number of potential bidders contacted and the bidding process employed; (vii) the fact that, pursuant to the Merger Agreement, the Company is not prohibited from responding to any unsolicited takeover proposal (as discussed and defined below) to acquire the Company, to the extent that the NetFRAME Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under the DGCL; (viii) the oral opinion of Cowen, delivered at the June 8, 1997 meeting of the NetFRAME Board, and subsequently confirmed in writing on June 9, 1997, to the effect that, as of such date and subject to certain matters set forth in Cowen's written opinion, the consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to the Company's stockholders (other than Micron).

      The foregoing discussion of the information and factors considered by the NetFRAME Board is not intended to be exhaustive but is believed to include the material factors considered by the NetFRAME Board. In view of the wide variety of factors considered, the NetFRAME Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

      In light of all the factors set forth above, the NetFRAME Board resolved unanimously to approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and resolved unanimously to recommend that stockholders of the Company vote for approval and adoption of the Merger Agreement and the Merger.

 Micron Reasons for the Merger

      Micron has indicated that it regards the acquisition of the Company as an opportunity to compete effectively in the large enterprise segment of the Fortune 1000 marketplace as Micron will gain immediate access to the Company's advanced server technologies applicable to many large enterprise class server/application environments such as high availability, clustering and I/O scalability. The Company's enterprise servers are used widely in industries that have mission critical needs. Micron has indicated that it anticipates that the acquisition will provide a strategic opportunity to complement Micron's existing line of desktop, notebook and server products. Additionally, the Company has a highly experienced sales force, both domestically and internationally, that can be utilized to introduce a full line of Micron products into the corporate marketplace. Micron has indicated that it intends as soon as practicable to commence integrating certain manufacturing, marketing, sales and purchasing functions of Micron and the Company in order to reduce expenses and achieve other financial and operational synergies.

 Opinion of Financial Advisor

      Pursuant to an engagement letter dated September 24, 1996 (the "Cowen Engagement Letter"), the NetFRAME Board retained Cowen to serve as its financial advisor with respect to a possible sale of the Company. As part of this assignment, Cowen was asked to render an opinion to the NetFRAME Board as to the fairness, from a financial point of view, of the Offer Price to be received by the holders of Shares (other than Micron) pursuant to the Offer and the Merger. The amount of consideration for the Shares was determined through negotiations between the Company and Micron and not pursuant to recommendations of Cowen.

      On June 8, 1997, Cowen delivered its oral opinion to the NetFRAME Board, subsequently confirmed in writing on June 9, 1997, to the effect that, as of such date, the Offer Price to be received by holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company (other than Micron). The full text of the written opinion of Cowen, dated June 9, 1997, is attached hereto as Annex B and is incorporated by reference. Holders of Shares are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. This summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen's analyses and opinion were prepared for and addressed to the NetFRAME Board in connection with their consideration of the Merger Agreement, and are directed only to the fairness, from a financial point of view, of the financial terms of the Offer and the Merger and do not constitute an opinion as to the merits of the Offer and the Merger contemplated by the Merger Agreement or a recommendation to any holders of Shares as to how to vote at the Special Meeting.

      Cowen was selected by the NetFRAME Board as its financial advisor, and to render an opinion to the NetFRAME Board, because Cowen is a nationally recognized investment banking firm and because certain principals of Cowen have substantial experience in transactions similar to the Offer and the Merger and are familiar with the Company and its businesses. As part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. On June 4, 1992, Cowen acted as co-manager in the initial public offering of the Company, for which Cowen received a customary fee. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of the Company for their own account, and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

      In arriving at its opinion, Cowen (a) reviewed the Company's consolidated financial statements for the fiscal years ended December 31, 1994 through December 31, 1996, the consolidated financial statements for the three-month periods ended March 31, 1997 and March 31, 1996, and certain publicly available filings with the Commission; (b) reviewed the Merger Agreement; (c) held meetings and discussions with senior management of the Company to discuss the business, operations, and future prospects of the Company; (d) reviewed the financial projections furnished to Cowen by the senior management of the Company, including the capital structure, sales, operating income and net income, and other data of the Company Cowen deemed relevant; (e) analyzed the historical cash burn rate and the projected cash flow position and cash burn rate of the Company based upon the Company's senior management's liquidation scenario forecast; (f) reviewed the operating and financial performance of the Company over the last three fiscal years and compared its results with the operating and financial performance of similar publicly traded companies; (g) reviewed the public market valuation and trading multiples of the Company, and compared the Company's trading multiples to the trading multiples of other similar publicly traded companies; (h) reviewed the historical prices and trading activity of the stock of the Company over the last twelve months, and compared the Company's stock price performance to the stock price performance of other similar publicly traded companies over the same time period; (i) compared the acquisition contemplated by the Merger Agreement with the acquisitions of other companies through similar purchase transactions, including a comparison of the premiums paid in the acquisition contemplated by the Merger Agreement with the premiums paid in those similar transactions; and
 (j) conducted such other studies, analyses, inquiries and investigations as Cowen deemed appropriate. At the request of the NetFRAME Board, Cowen solicited select third parties' interest in acquiring the Company.

      In rendering its opinion, Cowen relied, without independent verification, upon the Company's senior management with respect to the accuracy and completeness of the financial and other information furnished to it as described above. With respect to the financial projections furnished to Cowen by management of the Company, Cowen also assumed, with the consent of the NetFRAME Board, that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management. Cowen did not assume any responsibility for independent verification of such information, including financial information, nor did Cowen make an independent evaluation or appraisal of any of the properties or assets of the Company. Cowen also assumed that the Offer and Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Cowen's opinion was based on economic, monetary, and market and other conditions existing on the date of its opinion. It should be understood that, although developments subsequent to such date may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion.

      The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Company the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company. No limitations were imposed by the NetFRAME Board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

      Cash Flow and Liquidity Analysis. Cowen analyzed the historical cash flow for quarterly periods ended June 30, 1996, September 30, 1996, December 31, 1996, and March 30, 1997 and projected cash flow, provided by management, on a bi-weekly basis for the period June 22, 1997 to August 31, 1997 and for the week ending September 7, 1997. Cowen observed that the Company's quarterly operating losses during the period of June 30, 1996 to March 30, 1997 depleted the Company's cash position from $19.3 million for the quarter ended June 30, 1996 to $6.4 million for the quarter ended March 30, 1997. Cowen also observed, as estimated by management, that the Company would have a projected negative cash flow commencing the week of July 28, 1997, and a projected negative cash balance of $6.9 million for the week ending September 7, 1997.

      Analysis of Certain Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 25 selected transactions (collectively, the "Selected Transactions") involving the acquisition of companies in the computer systems industry, which were announced or completed since May 22, 1990.

      Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of latest reported twelve-month ("LTM") revenues, earnings before interest expense, income taxes, depreciation, and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT") and also examined the multiples of equity value paid in the Selected Transactions to LTM earnings, book value and tangible assets. In addition, Cowen reviewed the premium of the offer price over the stock prices one month prior to the announcement date of the Selected Transactions. Cowen performed the above analyses on both the entire list of Selected Transactions and a subset of the Selected Transactions involving large and mid-range computer companies (the "Selected LMR Transactions").

      Such analyses on the entire list of Selected Transactions indicated that,
 (i) on the basis of the Enterprise Value paid, the Selected Transactions had a median valuation of 0.52 times LTM revenues, 9.1 times LTM EBITDA and 11.7 times LTM EBIT, and (ii) on the basis of equity value paid, the Selected Transactions had a median valuation of 19.4 times LTM earnings, 1.71 times book value, and 0.9 times tangible assets. In addition, the median premiums by which offer prices exceeded the closing stock prices one month prior to the announcement date of the Selected Transactions was 35%.

      Such analyses on the Selected LMR Transactions indicated that, (i) on the basis of the Enterprise Value paid, the Selected LMR Transactions had a median valuation of 0.57 times LTM revenues, 4.0 times LTM EBITDA and 7.0 times LTM EBIT, and (ii) on the basis of equity value paid, the Selected LMR Transactions had a median valuation of 18.2 times LTM earnings, 1.18 times book value, and
 1.0 times tangible assets. In addition, the median premiums by which offer prices exceeded the closing stock prices one month prior to the announcement date of the Selected LMR Transactions was 22%.

      The corresponding multiple of LTM revenues implied by Micron's offer is
 0.19 times. Cowen noted the Company's operating losses for the period. As a result of such losses, the corresponding multiples of LTM EBITDA and LTM EBIT implied by Micron's offer were not meaningful. The corresponding multiples of book value and tangible assets implied by Micron's offer are 0.80 times and 0.4 times, respectively. The corresponding multiple of LTM earnings implied by Micron's offer is not meaningful given the Company's net losses for the period. In addition, Micron's offer represented a discount of 20% under the closing price of the Company's Common Stock one month prior to June 6, 1997, the last trading day prior to the delivery of Cowen's written opinion. Because of the negative cash flow and net operating losses of the Company on both a historical and a projected basis, Cowen did not ascribe significance to these analyses.

      Although the Selected Transactions and the Selected LMR Transactions were used for comparison purposes, none of such transactions is directly comparable to the Offer and the Merger, and none of the companies in such transactions are directly comparable to the Company or Micron. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the Company.

      Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for the Company to the corresponding data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which Cowen deemed comparable to the Company in certain respects. The Selected Companies were divided into two groups: (i) large and mid-range computer companies ("LMR Companies"), and (ii) client/server computer systems companies ("CSC Companies"). The LMR Companies included: Amdahl Corp., Digital Equipment Corporation, Hewlett-Packard Company, International Business Machines Corporation, Sequent Computer Systems Inc., Stratus Computer Inc., Tandem Computers Inc., and Unisys Corp. The CSC Companies included:
 Auspex Systems, Inc., Data General Corp., Silicon Graphics, Inc., and Sun Microsystems, Inc. Such data and ratios include the Enterprise Value of such Selected Companies as multiples of LTM revenues, EBITDA and EBIT, and the market capitalization of common stock of such Selected Companies as a multiple of the book value of common shareholders' equity. Cowen also examined the ratios of the current prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated EPS for the 1997 calendar year (as estimated by Institutional Brokers Estimating System ("IBES") and First Call) and estimated EPS for the 1998 calendar year (as estimated by IBES and First Call) for these Selected Companies.

      Such analysis indicated that, for the LMR Companies, (i) the median values of Enterprise Value as a multiple of LTM revenues, EBITDA and EBIT were 0.82 times, 7.0 times and 17.8 times, respectively, (ii) the median of market capitalization of common stock as a multiple of the book value of common shareholders' equity was 1.85 times, and (iii) the median prices per share as a multiple of LTM EPS and estimated EPS for the 1997 and 1998 calendar years were
 28.2 times, 16.0 times and 12.3 times, respectively.

      Such analysis indicated that, for the CSC Companies, (i) the median values of Enterprise Value as a multiple of LTM revenues, EBITDA and EBIT were 0.82 times, 6.3 times and 9.8 times, respectively, (ii) the median of market capitalization of common stock as a multiple of the book value of common shareholders' equity was 2.01 times, and (iii) the median prices per share as a multiple of LTM EPS and estimated EPS for the 1997 and 1998 calendar years were
 13.3 times, 17.4 times and 13.9 times, respectively.

      The corresponding multiple of LTM revenues implied by Micron's offer is
 0.19 times. Cowen noted the Company's operating losses during the period. As a result of such losses, the corresponding multiples of EBITDA and EBIT for the Company implied by Micron's offer are not meaningful. The corresponding multiple of market capitalization of common stock as a multiple of the book value of common shareholders' equity for the Company implied by Micron's offer is 0.80 times. The corresponding multiples of the LTM EPS and estimated EPS for the 1997 calendar year for the Company implied by Micron's offer are not meaningful given past and projected losses. No estimated EPS for calendar year 1998 for the Company was available. Because of the negative cash flow and net operating losses of the Company on both a historical and a projected basis, Cowen did not ascribe significance to these analyses.

      Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or the Company.

      Comparable Growth and Margin Analysis. Cowen analyzed the historical median growth rates, over the periods 1993 to the present, and LTM for revenues, EBITDA, EBIT and net income and the projected median growth rates for net income for each of the LMR Companies and CSC Companies. Cowen also analyzed the median EBITDA, EBIT and net income margins for each of the LMR Companies and CSC Companies.

      Such analysis indicated that, for the LMR Companies, the median growth rates for revenues, EBITDA, EBIT and net income over the period 1993 to the present were 3.6%, -3.4%, -8.9% and -16.3%, respectively. The projected growth rate for net income from 1996 calendar year end to 1997 calendar year end was 36.1%, and the median EBITDA, EBIT and net income margins were 14.1%, 6.1% and 4.8%, respectively.

      Such analysis indicated that, for the CSC Companies, the median growth rates for revenues, EBITDA, EBIT and net income over the period 1993 to the present were 30.4%, 45.6%, 62.6% and 66.9%, respectively. The projected growth rate for net income from 1996 calendar year end to 1997 calendar year end was 27.3%, and the median EBITDA, EBIT and net income margins were 15.5%, 10.3% and 7.5%, respectively.

      The corresponding growth rate in revenues for the Company was -8.7%.
 Cowen noted the Company's historical and projected net operating losses. As a result of such losses, the corresponding growth rates for EBITDA, EBIT, net income, and projected net income for the Company were each not meaningful. The corresponding EBITDA, EBIT and net income margins for the Company were -6.8%, - 14.5% and -13.9%, respectively.

      Such analysis for the LTM period indicated that, for the LMR Companies, the median growth rates for revenues, EBITDA, EBIT, and net income were 1.8%, 6.9%, -27.2% and -14.9%, respectively. The projected growth rate for net income from 1996 calendar year end to 1997 calendar year end was 36.1% , and the median EBITDA, EBIT and net income margins were 12.9%, 6.4% and 3.7%, respectively.

      Such analysis for the LTM period indicated that, for the CSC Companies, the median growth rates for revenues, EBITDA, EBIT and net income were 25.8%, 84.5%, 46.5% and 48.7%, respectively. The projected growth rate for net income from 1996 calendar year end to 1997 calendar year end was 27.3%, and the median EBITDA, EBIT and net income margins were 13.4%, 7.7% and 5.7%, respectively.

      The corresponding growth rate in revenues for the Company was -11.1%. Cowen noted the Company's historical and projected net operating losses. As a result of such losses, the corresponding growth rates for EBITDA, EBIT, net income and projected net income for the Company were each not meaningful. The corresponding EBITDA, EBIT and net income margins for the Company were -41.9%, -54.5% and -53.5%, respectively.

      Stock Trading History. Cowen reviewed the historical market prices and trading volumes of the Company Common Stock from June 6, 1996 to June 6, 1997 (the last trading day prior to the delivery of Cowen's written opinion). Cowen also compared the Company's closing stock price with indices of the LMR Companies and the CSC Companies. This information was presented solely to provide the NetFRAME Board with background information regarding the stock price of the Company over the period indicated. Cowen noted that over the indicated periods the high and low prices for shares of Company Common Stock were $5.75 and $1.0625, respectively, and that the average daily trading volume of the Company Common Stock was approximately 96,697. Cowen also observed that the Company Common Stock has traded below the indices over the period analyzed.

      The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the NetFRAME Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty, and none of the Company, Cowen or any other person assumes responsibility for their accuracy. As mentioned above, the analyses supplied by Cowen and its opinion were among several factors taken into consideration by the NetFRAME Board in making its determination to approve the Offer and the Merger, and to recommend acceptance of the Offer and approval of the Merger. The analyses of Cowen and its opinion should not be considered as determinative of the decision of the NetFRAME Board to approve the Offer and the Merger, and to recommend acceptance of the Offer and approval of the Merger.

      Pursuant to the Cowen Engagement Letter, as compensation for Cowen's services as financial advisor, the Company agreed to pay Cowen a non-refundable retainer fee of $50,000. In addition, if the Offer and the Merger are consummated, Cowen will be entitled to receive an aggregate transaction fee of $500,000 (against which fee all or part of the retainer fee that has been paid to Cowen as of such date will be credited). Additionally, the Company has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, Cowen's engagement, without regard to whether the Offer and the Merger are consummated. The Company has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to the NetFRAME Board in connection with the Offer and the Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between the Company and Cowen, and the NetFRAME Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Offer and the Merger.

 Related Transactions with Micron

      Micron Financial Assistance to the Company. Pursuant to the Merger Agreement, Micron agreed to provide the Company with $3.5 million in the aggregate in financial assistance (in addition to any amounts payable pursuant to the Technology License Agreement discussed below) in the form of either secured loans, or guarantees of secured loans at such times as Micron and the Company may determine. Micron has loaned the Company funds for working capital purposes pursuant to a secured loan arrangement (the "Loan Agreement") originally entered into in March 1997 between the Company and CIT Group/Business Credit, Inc. ("CIT"). CIT assigned to Micron all of its rights under the Loan Agreement with the Company and related security interests and other rights. Pursuant to the Loan Agreement, loans are secured by substantially all of the Company's assets. The facility is an asset based revolving credit facility to finance eligible accounts receivable and production inventory, subject to certain net worth and other financial covenants. At the time of the assignment, no amounts were outstanding to CIT from the Company and the Company was unable to borrow under the facility due to the Company's inability to comply with certain financial covenants. Micron advanced funds to the Company under the assigned Loan Agreement pursuant to a waiver of such financial covenants. Micron paid CIT a fee to assign the CIT credit facility to it, which fee NetFRAME would be required to reimburse in the event of an early termination of the Loan Agreement. The assigned Loan Agreement, as amended, provides for a maximum of $12.0 million of funding from Micron to the Company. As of July 31, 1997, $6.0 million had been loaned and was outstanding.

      The interest rate under the loan by Micron is at the prime rate in effect at the principal offices of Chase Manhattan Bank, N.A. in New York City, New York plus 0.50%, subject to certain adjustments. In addition, the Loan Agreement provides for certain additional fees payable to Micron, as the lender thereunder. The Loan Agreement sets forth certain procedures with respect to the payment of amounts due thereunder, including the payment of interest on a monthly basis. The loan becomes due on the earlier of (i) termination of the Loan Agreement, (ii) a breach by the Company, or termination, of the Merger Agreement or (iii) certain other events of default as specified in the Loan Agreement. Micron may terminate the Loan Agreement upon certain conditions, including upon September 30, 1997 and the occurrence of certain events of default under the Loan Agreement or Merger Agreement. Accordingly, in any of such instances, Micron could request immediate repayment on any loans it may have extended to the Company and could seek to collect on such loans, including potential foreclosure on any collateral, which foreclosure could have a Material Adverse Effect (as defined in "Terms of the Merger--Conduct of the Company's Business Prior to the Merger") on the Company. Until termination of the Merger Agreement, Micron, as a creditor of the Company, has agreed not to institute bankruptcy or insolvency proceedings against the Company. During the term of the Merger Agreement, Micron and the Company may continue existing or enter into additional commercial relationships. For example, the Company has purchased from CMS, an affiliate of Micron, products and contract manufacturing services, as described under "--Background of the Offer and the Merger" above, and owes CMS approximately $340,000 as of July 22, 1997 for products ordered by the Company but not yet delivered by CMS. The Company may continue to contract for manufacturing services from CMS.

      The Stock Option Agreement. In connection with the execution of the Merger Agreement, Micron and the Company executed a Stock Option Agreement, whereby the Company granted to Micron an irrevocable option exercisable in certain circumstances to purchase shares of the Company's Common Stock representing a 19.9% equity stake in the Company at a per share purchase price of $1.00 (the "Exercise Price") or, at Micron's election, by exchanging shares of Common Stock of Micron at a rate, for each option share, of a number of shares of Micron equal to the Exercise Price divided by the closing sale price of Micron shares of common stock on the Nasdaq Stock Market for the trading day immediately preceding the date of closing of the particular option exercise. As a result of the consummation of the Offer, the Stock Option Agreement has terminated.

      The Technology License Agreement. The Company granted to Micron, and all of its subsidiaries and affiliates, pursuant to a Technology License Agreement (the "License Agreement") entered into concurrently with the Merger Agreement, a nonexclusive license to all of the Company's technology associated with the Company's 9000 series server products and any other Company products under any phase of development on the effective date of the License Agreement. In consideration of this grant, Micron has paid the Company a license fee of $1.5 million. The term of the License Agreement is perpetual. However, Micron may terminate the License Agreement for any reason after 30 days from the effective date thereof. Micron may also terminate the License Agreement in the event of breach by the Company of any material obligation under the License Agreement following 30 days notice and opportunity to cure. Upon termination of the License Agreement, all rights and licenses granted to Micron terminate. In the event that such a termination for breach by the Company occurs within five years of the effective date of the License Agreement, the Company has agreed to refund the full license fee to Micron upon such termination.

 Structure of the Transaction; Accounting Treatment of the Merger

      The acquisition of the Shares is structured as a cash merger with the Company to be the Surviving Corporation upon the Merger to ensure that Micron will acquire the outstanding equity ownership of the Company from all public stockholders.

      The Merger will be accounted for by Micron under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Micron.

 Certain Effects of the Merger

      If the Merger is consummated, neither holders of Shares or options to acquire Shares will have an opportunity to continue their equity interest in the Company as an ongoing corporation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. At the Effective Time, each outstanding Share, other than Shares held by Purchaser, Shares held in the treasury of the Company and Shares held by stockholders who shall have demanded and perfected any appraisal rights they may have under the DGCL, will be automatically converted into the right to receive the Offer Price.

      The authorized capital of the Surviving Corporation at the Effective Time will consist solely of 1,000 shares of Common Stock, par value $.001 per share. At the Effective Time, all of the outstanding shares of the Surviving Corporation will be held by Micron.

 Preferred Share Rights Agreement

      The Company has effected an amendment to the Preferred Share Rights Agreement dated as of October 24, 1996 (the "Rights Agreement") entered into between the Company and The First National Bank of Boston (the "Rights Agent") to exclude Micron and the Purchaser and their respective Affiliates and Associates (as such terms are defined in the Rights Agreement) from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of the Shares which Micron, the Purchaser and/or any of their respective Affiliates and Associates have acquired or will acquire, as a result of the transactions contemplated by the Merger Agreement. Such amendment has been effected by the execution of a formal amendment to the Rights Agreement by the Company with the Rights Agent, and the filing with the Commission and declaration of effectiveness of an amendment to the Company's Registration Statement on Form 8-A with respect to such Rights Agreement. The Company has further covenanted and agreed that it will take any and all action necessary to prevent Micron, the Purchaser and their respective Affiliates and Associates from being considered an "Acquiring Person" under the Rights Agreement, and to prevent the occurrence of a "Distribution Date" as defined therein, as a result of the Purchaser's acquisition of Shares upon consummation of the Offer or Micron's or the Purchaser's acquisition of Shares, or rights to acquire same, in connection with the Merger or otherwise pursuant to the Merger Agreement or any of the transactions contemplated thereby.

 Source and Amount of Funds

      The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $15.6 million, including approximately $1.75 million to pay related fees and expenses of Micron and Purchaser but excluding amounts payable by Purchaser with respect to the cash out of Options. Purchaser will obtain all such funds from Micron. Micron has provided such funds from its working capital. In addition, from its working capital, as of July 31, 1997, Micron has provided the Company (i) $1.5 million under the License Agreement, and (ii) $6.0 million in financing under the Loan Agreement, which provides for a maximum of $12.0 million of funding.

 Interests of Certain Persons

      In considering the recommendation of the NetFRAME Board with respect to the Merger Agreement, holders of Shares should be aware that certain directors of the Company and members of the Company's management (as well as other employees of the Company) may receive certain direct or indirect benefits in connection with the Merger Agreement and the transactions contemplated thereby, as described herein, that are different from, or in addition to, the interests of holders of Shares.

      Employment Agreements. The Company has entered into change of control agreements (the "Change of Control Agreements") with the following executive officers of the Company: Robert Puette, Bulent Erbilgin, Steven Huey, Vivian Golub, Terry Hartsfield and Dan McCammon. Under the terms of the Change of Control Agreements, in the event that a change of control results in any such executive officer's involuntary termination without cause or constructive termination within 12 months following a change in control, such executive officer shall be entitled to the following compensation and benefits: (i) a lump sum payment equal to (a) 12 months of pay at the employee's gross base salary rate plus (b) amounts payable under any applicable target bonus; (ii) continued health care benefits, including dependent coverage, for a period of 12 months; and (iii) the acceleration of one half of the employee's unvested outstanding stock options under the Company's 1992 Incentive Stock Option Plan (unless such acceleration would make unavailable "pooling of interests" accounting treatment of the change in control transaction and the purchase method of accounting is not acceptable to the successor entity).

      The Company has also entered into change of control agreements ("Additional Agreements") with certain key employees of the Company. Under the terms of the Additional Agreements, in the event that a change of control results in any such key employee's involuntary termination without cause or constructive termination within 12 months following a change in control, such key employee shall be entitled to the following compensation and benefits: (i) a lump sum payment equal to (a) six months of pay at the employee's gross base salary rate plus (b) amounts payable under any applicable target bonus; (ii) continued health care benefits, including dependent coverage, for a period of six months; and (iii) the acceleration of one half of the employee's unvested outstanding stock options options under the Company's 1992 Incentive Stock Option Plan (unless such acceleration would make unavailable "pooling interests" accounting treatment and the purchase method of accounting is not acceptable to the successor employer).

      The term "change in control" is defined in the Change of Control Agreements and the Additional Agreements to occur when (x) another person becomes the direct or indirect beneficial owner of more than 50% of the Company's securities, (y) with certain exceptions, the Company is merged or consolidated with another company, or (z) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      The consummation of the transactions contemplated by the Merger Agreement constitute a change in control for purposes of the Change of Control Agreements and the Additional Agreements. However, Messrs. Puette, Erbilgin, Hartsfield and Huey (the "Executive Officers") have each signed employment term sheets with Micron. These term sheets (each an "Employment Term Sheet") provide that the acceptance of the position proposed therein would not constitute actual or constructive termination of employment under the terms of each Executive Officer's Change of Control Agreement. The Change of Control Agreements will, however, otherwise remain in effect.

      The Employment Term Sheets provide for annual salary ($330,000 for Mr. Puette; $192,000 for Mr. Erbilgin; $192,000 for Mr. Huey; and $175,000 for Mr. Hartsfield) and contemplate payment to such persons of target bonuses (up to $600,000 for Mr. Puette; up to $192,000 for Mr. Erbilgin; up to $192,000 for Mr. Huey; and up to $175,000 for Mr. Hartsfield) based upon the Company's achievement of certain financial and technological milestones through June 30, 1998, including the achievement of a significant improvement in the Company's financial performance. The Employment Term Sheets further contemplate the grant of stock options to such persons to purchase Micron common stock, subject to a five year vesting schedule and with an exercise price equal to the underlying common stock's fair market value (75,000 for Mr. Puette; 25,000 for Mr. Erbilgin; 25,000 for Mr. Huey; and 25,000 for Mr. Hartsfield). Each such Employment Term Sheet is conditioned, however, upon consummation of the Offer and the approval by the Board of Directors of Micron of each such term sheet, which has been obtained.

      Mr. Hartsfield resigned from the Company effective July 11, 1997 and is not entitled to any of the benefits provided in the Change of Control Agreements, as described above.

      Executive Bonus Plan. On May 2, 1997, the NetFRAME Board approved an Executive Bonus Plan in order to focus the efforts of the Company's key executives on certain strategic goals. The Executive Bonus Plan provides that, upon the Company's partnership with a major original equipment manufacturer or the sale of the Company and the release to manufacturing of the Company's "Raptor 8" product, Mr. Puette will receive a bonus equal to 50% of his base salary for the first six months of 1997 and certain Vice Presidents of the Company, excluding Vice Presidents engaged in sales, will receive a bonus equal to 40% of their base salaries for the first six months of 1997. The Plan also provides for additional payments should the Company exceed other objectives. The NetFRAME Board evaluated achievement of corporate milestones under the Executive Bonus Plan in July 1997 and approved the payment of such bonuses, which payments were made at the end of July 1997.

      Indemnification and Insurance. The Company is party to indemnification agreements with each person who is either a director or an executive officer of the Company. The Company is also party to indemnification agreements with certain key employees of the Company. The indemnification agreements generally provide (i) for indemnification against all costs and expenses (including attorneys' fees) actually and reasonably incurred by the indemnitee in connection with the investigation, defense or appeal of any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism related to the fact that such indemnitee is or was serving the Company (or a subsidiary of the Company) as a director, officer, employee, agent or fiduciary, or by reason of any action or inaction on the part of indemnitee while serving in such capacity and any and all judgments, fines, penalties and amounts paid in settlement of any claim, unless it is determined that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of expenses to an indemnitee as well as the reimbursement by such indemnitee of any such advances by the Company if it is determined that the indemnitee is not entitled to such indemnification. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under the DGCL, the Company's Certificate of Incorporation or Bylaws, both as amended, or otherwise.

      The Certificate of Incorporation of the Company, as amended to date, limits the personal liability of directors of the Company for monetary damages for breach of fiduciary duty and provides for indemnification of the officers, directors and employees of the Company, in each case to the fullest extent permitted by the DGCL. Article VI of the Bylaws of the Company also provides for indemnification of officers and directors of the Company.

      Micron has agreed to fulfill and honor and cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the above described indemnification agreements. From and after the Effective Time, such obligations will be the joint and several obligations of Micron and the Surviving Corporation, and Micron has assumed such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain those provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, each as amended, which provisions will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of the individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless required by law.

      For at least two years from the Effective Time, Micron shall maintain in effect the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for those persons who are directors and officers as of the date of the Merger Agreement, so long as the annual premium would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement. If the existing insurance expires, is terminated or is canceled during such two year period, Micron will use all reasonable efforts to cause as much insurance to be obtained as possible for the remainder of the period for an annualized premium not in excess of the amount indicated above, on terms and conditions no less advantageous than the existing insurance. In lieu of maintaining the Company's current insurance, Micron may elect to add the directors and officers of the Company as of the date of the Merger Agreement to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing insurance.

 Financial Advisor Fees

      The Company retained Cowen as a financial advisor in connection with a possible sale of the Company. Pursuant to the Cowen Engagement Letter, the Company agreed to pay Cowen certain fees in connection with the provision of such services. See "-- Opinion of Financial Advisor" above for a description of the fee arrangement and the other terms of engagement of Cowen.

      Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to the Merger.

 Certain Federal Income Tax Consequences of the Merger

      The receipt of cash for Shares in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Merger, the Shares then exchanged have been held for more than one year, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income and short-term capital gains.

      THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

 Government and Regulatory Approvals

      Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications and certain information have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. All required filings with respect to the Merger have been made under the HSR Act and the applicable waiting period has expired.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Despite the expiration of the requisite waiting period under the HSR Act, at any time before or after the consummation of the Merger, the FTC, the Antitrust Division, state attorneys general and others could take action under antitrust laws with respect to the Merger, including seeking to enjoin consummation of the Merger, seeking to cause the divestiture of significant assets of Micron or the Company or their subsidiaries or seeking to impose conditions on the combined entities with respect to their business operations. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such challenge is made, that Micron, Purchaser and the Company would prevail or would not be required to terminate the Merger Agreement, to divest certain assets, to license certain proprietary technology to third parties or to accept other conditions in order to consummate the Merger.

 Appraisal and Dissenters' Rights

      Stockholders of the Company who do not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by the DGCL, exercise appraisal rights and receive cash for their Shares.

      If a stockholder of the Company exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any Shares of the Company with respect to which such rights have been exercised and perfected will not be converted into the Offer Price but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such Shares pursuant to the laws of the State of Delaware.

      The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement as Annex C and incorporated herein by reference.

      Holders of record of Shares of the Company who continuously hold such Shares through the Effective Time, who follow the procedures in Section 262 with respect to appraisal of their Shares and who have not voted in favor of the Merger, will be entitled to have their Shares appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time, as described below.

      If a proposed merger for which appraisal rights are provided under Section 262 is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record, who was such on the record date for such meeting, that appraisal rights are available and must provide each such stockholder with a copy of Section 262. This Proxy Statement is being sent by personal delivery or by mail to all stockholders of record of the Company on or about July 28, 1997 and constitutes notice of the appraisal rights available to such holders under Section 262. As indicated above, a copy of the full text of Section 262 is attached hereto as Annex C. A stockholder electing to demand appraisal of his Shares must do so by a separate written demand as provided in Section 262 prior to the taking of the
                                                      -----
 vote on the Merger at the Special Meeting. A vote against the Merger will not constitute a demand for appraisal. A stockholder of record who elects to exercise appraisal rights should mail or deliver his, her or its written demand to the Company at 1545 Barber Lane, Milpitas, California 95035, Attention: The Secretary. The demand should specify the holder's name and mailing address, the number of Shares owned and that such holder is demanding appraisal of his, her or its Shares. Only a holder of record of Shares of the Company (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the Shares registered in that holder's name.

      Within ten days after the effective date of the Merger, Purchaser must notify each stockholder who has complied with Section 262 and has not voted in favor of the Merger of the date that the Merger became effective.

      Within 120 days after the Effective Time, any stockholder who has continuously held his Shares through the Effective Time, has made a valid written demand and has not voted in favor of approval and adoption of the Merger Agreement and the Merger may (i) file a petition in the Court demanding a determination of the value of Shares, and (ii) upon written request, receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed to the stockholder within the later of ten days after the written request therefor has been received by the Company or within ten days after expiration of the period for delivery of demands for appraisal.

      If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the stockholders who have become entitled to appraisal rights and to determine the "fair value" of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such "fair value," the Court is required to take into account all relevant factors and in determining the fair rate of interest, the Court may consider the rate of interest which the Surviving Corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the Shares entitled to appraisal.

      Any holder of Shares who has duly demanded appraisal rights under Section 262 will not, after the Effective Time, be entitled to vote the Shares of the Company subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

      If any holder of Shares who demands appraisal rights under Section 262 effectively withdraws or loses his, her or its right to appraisal, the Shares of such holder will be converted into a right to receive the Offer Price as provided in the Merger Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement and the Merger, or if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder delivers to the Company a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of the Company. A holder of Shares may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit the certificates representing such Shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

                              TERMS OF THE MERGER

      The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.

 Effective Time

      Subject to the provisions of the Merger Agreement, Micron, Purchaser and the Company shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Purchaser and the Company agree should be specified in the Certificate of Merger. The Closing of the Merger will take place at 10:00 a.m. at the offices of Fenwick & West LLP on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in the Merger Agreement, or at such other date and location as the parties to the Merger Agreement agree in writing. The Closing is anticipated to occur on or about August 28, 1997.

 Manner and Basis of Transferring Shares; Treatment of Options

      At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or the holder of any shares of Purchaser, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Micron or any other subsidiary of Micron and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with the DGCL) shall be automatically converted into the right to receive the Offer Price, in cash, without interest.

      Pursuant to the Merger Agreement, each share of common stock, par value $.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock of the Surviving Corporation.

      At the Effective Time, the outstanding Options shall become fully exercisable and vested. All Options that are outstanding immediately prior to the Effective Time shall be canceled and shall terminate at the Effective Time and the holders thereof shall be entitled to receive, for each share subject to such Option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per share of such Option subject to any required withholding taxes.

      Pursuant to the Merger Agreement, the Company's 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") terminated on July 31, 1997.

 Exchange of Certificates

      As soon as is reasonably practicable after the Effective Time, the Paying Agent will mail to each person who was a stockholder of record immediately prior to the Effective Time a letter of transmittal with instructions to be used by such stockholder for surrendering share certificates in exchange for the Offer Price. Upon surrender of the share certificate(s) and delivery of a duly executed letter of transmittal to the Paying Agent, the holder of such certificate(s) shall be entitled to receive the Offer Price in relation to each Share represented by such certificate(s). In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the surrendered certificate is registered, if such certificate is properly endorsed for transfer and the person requesting payment discharges any transfer or other tax required by reason of payment of the Offer Price to a person other than the registered holder. No interest will be paid or will accrue on the cash payable upon the surrender of any share certificate. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF SHARES OF THE
 COMPANY UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE PAYING AGENT.

      Following the consummation of the Merger, the Paying Agent will forward appropriate transmittal documentation to those optionees identified by the Company who hold Options to purchase Shares with an exercise price per Share which is less than the Offer Price, with instructions on the procedure for obtaining an amount of cash equal to the excess of the Offer Price over such exercise price.

 Conduct of the Company's Business Prior to the Merger

      Pursuant to the Merger Agreement, the Company has covenanted and agreed to carry on the businesses of the Company and its subsidiaries in the ordinary course and to use its reasonable efforts in light of its current financial condition to preserve intact their current business organization, to keep available the services of their current officers and employees and to preserve relations with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them.

      In addition, except as permitted by the terms of the Merger Agreement, neither the Company nor any of its subsidiaries will do any of the following, without the prior written consent of Micron:

      (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than by any wholly owned subsidiary of the Company to its parent, or, in the case of less than wholly owned subsidiaries, as required by agreements existing as of the date of the Merger Agreement), split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

      (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of the shares pursuant to the exercise of Options outstanding on the date of the Merger Agreement and in accordance with their present terms and pursuant to the Employee Stock Purchase Plan);

      (c) amend its Certificate of Incorporation, By-laws or other charter documents;

      (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

      (e) sell, lease, license, mortgage or otherwise encumber or subject to any pledge, claim, charge, encumbrance, security interest or lien or otherwise dispose of any of its properties or assets (including intellectual property), except in the ordinary course of business consistent with past practice;

      (f) incur any indebtedness for borrowed money, or draw down on any credit facility or arrangement, or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

      (g) make or agree to make any new capital expenditure or expenditures which individually is in excess of $25,000 or which in the aggregate are in excess of $100,000;

      (h) make any material tax election or settle or compromise any income or franchise tax liability;

      (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (x) of liabilities or obligations the failure of which to satisfy would have a Material Adverse Effect (as described below) on the Company, (y) of liabilities and obligations to employees, and (z) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

      (j) except as expressly contemplated by the Merger Agreement, enter into, modify, amend or terminate any contract or agreement binding on the Company or any subsidiary or waive, release or assign any rights or claims thereunder other than contracts or agreements involving purchase of inventory and supplies or sales of products in the ordinary course of business and other than discounting of accounts receivable to obtain prompt collection;

      (k) terminate or lay off any employees, other than for cause consistent with past practice and Company policy;

      (l) except as otherwise contemplated by the Merger Agreement, adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, or otherwise alter or commit to any compensation, benefit or severance or change of control arrangement for or with any officer or employee or enter into any related or interested party transaction of a nature that would be required to be disclosed in filings with the Commission;

      (m) grant or provide any severance or termination pay to any officer or employee except payments under the WARN Act or similar law or regulation, after first consulting with Parent, or, after prior written notice to Micron that are in amounts consistent with the Company's policies and past practices, are made pursuant to written plans or agreements outstanding, or policies existing, on the date of the Merger Agreement or are made pursuant to arrangements previously disclosed to Micron in writing;

      (n) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;

      (o) institute any litigation or other proceeding other than in connection with the Merger Agreement or any of the transactions contemplated thereby;

      (p) take any action that might cause or constitute a breach of any representation or warranty made by the Company in the Merger Agreement; or

      (q) authorize any of, or commit or agree to take any of, the above described actions.

      Furthermore, the Company and Micron have agreed not to, and not to permit any of their respective subsidiaries to, knowingly and willfully, take deliberate action that would cause any of their representations and warranties set forth in the Merger Agreement to become untrue with respect to the Company, in such a manner, as would have a Material Adverse Effect on the Company or, with respect to Micron, in any material respect as of the date when made, or that would cause any of the conditions to the Merger not to be satisfied. "Material Adverse Change" and "Material Adverse Effect" mean, when used in connection with the Company, any change or effect that is materially adverse to the Company's business, properties, assets, financial condition or results of operations, excluding those changes, effects and developments that result from
 (i) the announcement or pendency of the Offer, (ii) general economic conditions, or (iii) conditions affecting the industry in which the Company competes.

      From the date of the Merger Agreement until the Effective Time, the Company will, and will cause its subsidiaries to, afford the officers, employees, accountants, counsel, financial advisors and other representatives of Micron, reasonable access during normal business hours to their properties, books, contracts, commitments, personnel and records and shall furnish or promptly make available to Micron a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and all other information concerning its business, properties and personnel as Micron may reasonably request.

      The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable best efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the transactions contemplated by the Merger Agreement (including consummation of the Offer and the Merger). Among other things, the Merger Agreement specifies the following actions: (i) obtaining all necessary waivers, consents and approvals from third parties; (ii) obtaining all necessary consents, approvals, waivers, actions and no actions from any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Entity; (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. In particular, the Company has agreed to take all action necessary to ensure that no state takeover statute or similar statute or regulation becomes applicable to the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement. Furthermore, the Company has agreed that if any state takeover statute or similar statute or regulation becomes applicable to such transactions, it will take all action necessary to ensure that the Merger, the Merger Agreement and the transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on such transactions.

 No Solicitation

      The Company has agreed that, until the earlier of the Effective Time or termination of the Merger Agreement, neither the Company, its subsidiaries, nor their respective officers, directors, employees, representatives, investment bankers, attorneys or other advisors will directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. A "takeover proposal" is defined to mean any proposal for a merger or other business combination involving the Company or any of its Significant Subsidiaries (as defined in Section 1-02 of Regulation S-X) or any proposal, offer or tender offer to acquire (including without limitation by license) in any manner, directly or indirectly, an equity interest in, not less than 10% of the outstanding voting securities of, or assets representing not less than 10% of the annual revenues of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement. The Company has also agreed that it will immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any takeover proposal. Pursuant to the Merger Agreement, the Company will promptly advise Micron orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which is expected to lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company has also agreed to keep Micron informed of the status and material terms of any such request, takeover proposal or inquiry.

      Notwithstanding the above described provisions, the Company may, to the extent required by fiduciary obligations under applicable law as advised by independent counsel, in response to an unsolicited takeover proposal received after the date of the Merger Agreement, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement in reasonably customary form, to any person. If, following the receipt of an unsolicited takeover proposal, the NetFRAME Board determines in good faith, based on the advice of its outside financial advisors, that such takeover proposal is more favorable to the Company's stockholders than the Merger (a "Superior Proposal"), then the Company may terminate the Merger Agreement, subject to payment of a break up fee to Micron, as discussed below. Thereafter, the NetFRAME Board may accept and enter into any Agreement with respect to such Superior Proposal, and may approve or recommend such Superior Proposal and in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement or the Merger. The provisions described above do not prohibit the Company or its Board of Directors from (i) taking, and disclosing to the Company's stockholders, a position with respect to a takeover proposal pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, or (ii) making any disclosure to the Company's stockholders that, in the judgment of the NetFRAME Board or the Company, is required under applicable law.

 Conditions to the Merger

      Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

         (a) the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

         (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

         (c) the Offer shall have been consummated; and

         (d) no temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or executive order shall be in effect which would (i) make the acquisition or holding by Micron or its affiliates of Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Micron's or Purchaser's ownership or operation of, or compel Micron or Purchaser to dispose of, or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary thereof, (iii) compel Micron, Purchaser or the Company to dispose of, or hold separate, all or a material portion of the business or assets of Micron or any of its subsidiaries or the Company or any of its subsidiaries, (iv) impose material limitations on the ability of Micron or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (v) impose any material condition to the Merger Agreement or the Merger which would be materially adverse to Micron.

      In addition, the obligations of Micron and Purchaser to effect the Merger are further subject to (i) the accuracy of the Company's representations and warranties at the time of the Merger Agreement in all material respects, except with respect to inaccuracies that have since been cured; (ii) the performance in all material respects by the Company of all obligations under the Merger Agreement, except to the extent that the aggregate effect of the failure would not have a Material Adverse Effect or was attributable to Micron; and (iii) the absence of a Material Adverse Change in the Company and its subsidiaries as a whole or an event that is highly probable to result in a Material Adverse Change, except for changes primarily due to employee attrition, and disregarding operating losses incurred in the ordinary course.

 Representations and Warranties

      The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, taxes, litigation, employee benefit plans, real property and leases, intellectual property, environmental matters and material contracts.

 Termination of the Merger Agreement

      Due to the consummation of the Offer, Micron and Purchaser may only terminate the Agreement with the mutual consent of the Company.

      The Merger Agreement may be terminated by the Company, and the Merger and other transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company, (a) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (b) if the NetFRAME Board determines that there is a Superior Proposal, as described above.

 Break-Up Fee

      The Merger Agreement provides that the Company shall pay to Micron in same or next day funds an amount equal to $750,000 in the event of the Company entering into an agreement with respect to a Superior Proposal.

 Post Merger Employment Benefits

      Employees of the Company who become employed by Micron or any controlled subsidiary thereof after the Effective Time will either, to the extent permitted under the terms of the Company's employee benefit plans, continue to be eligible to participate in such plans, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated Micron employees.

 Appointment of Directors by Purchaser

      Pursuant to the Merger Agreement, following consummation of the Offer, Micron and Purchaser are entitled to designate a number of directors, representing at least a majority of the members of the NetFRAME Board, to be appointed or elected to the NetFRAME Board. The Company agreed to increase the size of the NetFRAME Board and/or secure the resignations of such number of its existing directors as is necessary to enable such designees to be elected to the NetFRAME Board and to cause such designees to be so elected. Purchaser has not yet availed itself of its rights to designate any representative to the NetFRAME Board.

 Waiver and Amendment of the Merger Agreement

      The Merger Agreement may be amended by an instrument in writing signed by the parties at any time before or after obtaining stockholders' approval, provided that, following stockholder approval, no amendments can be made which require further approval by the Company's stockholders without obtaining such further approval. Furthermore, any amendment following the consummation of the Offer requires the consent of a majority of the Continuing Directors.

      The parties to the Merger Agreement may extend the time for the performance of obligations or other acts of the other parties, waive inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto or waive compliance with any of the agreements or conditions contained in the Merger Agreement subject to the same restrictions.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


      The following selected historical financial data should be read in conjunction with the Company's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Proxy Statement. The consolidated statement of operations data for each of the three years in the period ended December 31, 1996 and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Proxy Statement. Ernst & Young LLP's report on the consolidated financial statements for the year ended December 31, 1996, which appears elsewhere herein, includes an explanatory paragraph as to the substantial doubt about the Company's ability to continue as a going concern, as described in Note 1 of Notes to Consolidated Financial Statements. The consolidated statement of operations data for each of the two years in the period ended December 31, 1993 and the consolidated balance sheet data at December 31, 1994, 1993 and 1992 are derived from audited consolidated financial statements not included herein. The consolidated statement of operations data set forth below with respect to the six month periods ended June 30, 1997 and June 30, 1996 and the consolidated balance sheet data at June 30, 1997 are derived from, and are qualified by reference to, the unaudited consolidated financial statements of the Company included elsewhere in this Proxy and should be read in conjunction with those financial statements and related notes thereto. The unaudited financial statements include all normal recurring adjustments that the Company considers necessary for a fair presentation of its financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                              Six Months Ended
                                                        Fiscal Year Ended December 31,(1)                        June 30,(1)
                                         ---------------------------------------------------------       -------------------------
                                            1996           1995           1994        1993       1992        1997         1996
                                            ----           ----           ----        ----       -----       ----         ----
                                                                 (in thousands, except per share data)
Statement of Operations Data:
Net revenue...........................   $74,349        $76,434         $89,135    $66,935     $39,051    $ 19,984       $38,879
Operating income (loss)...............   (29,034)(5)     (7,785)(2)       4,988      6,680(4)    3,106     (24,387)(6)    (8,270)
Net income (loss).....................   (27,984)(5)     (8,052)(2)(3)    5,745      7,223(4)    3,249     (24,154)(6)    (7,637)
Net income (loss) per share...........    $(2.04)(5)    $ (0.60)(2)(3)    $0.42      $0.53(4)    $0.29    $  (1.73)(6)    $(0.56)
Number of shares used in computing
  per share amounts...................    13,729         13,498          13,630     13,625      11,182      13,952        13,645
                                                                    December 31,(1)
                                         -----------------------------------------------------------              June 30,
                                           1996           1995           1994       1993        1992              1997(1)
                                           ----           ----           ----       ----        ----              -------
                                                                   (in thousands)
Balance Sheet Data:
Working capital.......................   $20,226        $47,687         $56,639    $54,271     $47,458            $ 1,277
Total assets..........................    50,309         71,698          76,971     69,743      56,065             22,670
Notes payable and capital lease
 obligations..........................        --             --              69        354       1,032              2,000
Total stockholders' equity............   $31,798        $59,194         $66,381    $59,359     $50,398            $ 8,007

--------------------

 (1) The Company maintains a fifty-two/fifty-three week fiscal year cycle. For convenience, the statement of operations and balance sheet data have been titled as ending on the last day of the applicable calendar period. See
     Note 2 of Notes to Consolidated Financial Statements and Note 1 of Notes to Condensed Consolidated Financial Statements.

 (2) Includes a charge of $1.4 million or $0.10 per share associated with the write-off of application software and related costs in connection with a decision to discontinue a management information system upgrade. (See Note 2 of Notes to Consolidated Financial Statements).

 (3) Includes a charge of $2.2 million or $0.16 per share resulting from a settlement of the class action lawsuit.

 (4) Includes a charge of $1.6 million or $0.11 per share associated with the purchase of in-process research and development technology.

 (5) Includes a charge of $2.5 million or $0.18 per share for excess and obsolete inventory associated with the NF8500 products.

 (6) Includes a charge of $1.3 million or $0.10 per share related to the write-off of leasehold improvements with respect to the Company's consolidation of facilities.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


 Overview

      The Company has historically manufactured and marketed proprietary servers and related products for use with Novell NetWare. In late 1995 and during 1996, demand for the Microsoft Windows NT application networking solution grew rapidly and, during the same period, demand for Novell NetWare as an enterprise networking solution declined. During this period, and for the six months ended June 30, 1997, the Company's net revenue was adversely affected by its inability to respond to this market shift in a timely manner and by lower sales of its older technology. During these periods, the Company's net revenue and gross margin were further adversely affected as a result of its efforts to increase demand for its products by reducing end-user list prices for certain components. In addition, in the six months ended June 30, 1997, the Company's net revenue was also adversely affected as a result of customer concerns regarding the Company's financial viability and financial condition. During the second half of fiscal 1996 and the first half of 1997, gross margin was also adversely affected as a result of increased costs and provisions related to the transition from the NF8500 product line to the NF9000 product line. The Company's research and development expenses increased during these periods, both in absolute dollars and as a percentage of net revenue, as the Company continued to invest in research and development for the NF9000 product line. The Company's lower net revenue and higher operating expense reduced the Company's working capital from $47.7 million at December 31, 1995 to $1.3 million at June 30, 1997.

      In connection with Purchaser's and Micron's review of the Company and in the course of their negotiations with the Company, the Company provided Micron and the Purchaser with certain business and financial information which Micron and Purchaser believe is not publicly available. Specifically, the Company provided the Purchaser and Micron with information regarding its severe liquidity and cash needs, including the possibility that the Company may be forced to liquidate absent an immediate and substantial cash infusion or acquisition of the Company. The Company also shared certain internal forecasts, assuming consummation of the Merger and based upon receiving funding from operating as a subsidiary of Micron, achieving certain manufacturing and purchasing synergies with Micron, as well as pursuing a marketing and sales model synergistic with Micron, and thereby reducing its operating costs. Projections as to the Company's financial results on a stand-alone basis were not utilized by Purchaser or Micron, as any such stand-alone projections were not viewed as meaningful given the serious doubt as to the Company's viability as a stand-alone entity and the possibility of immediate liquidation of the Company absent an acquisition or substantial cash infusion.

 Results of Operations

      The following table sets forth for the periods indicated the percentage of net revenue represented by certain line items from the Company's consolidated statement of operations:

                                                                                        Six Months Ended
                                                    Years Ended December 31,                June 30,
                                                 -------------------------------        ----------------
                                                  1996       1995         1994          1997        1996
                                                  ----       ----         ----          ----        ----
Net revenue..................................    100.0%      100.0%      100.0%         100.0%     100.0%
Cost of revenue..............................     67.9        51.7        47.4           92.9       57.2
                                                 -----       -----       -----         ------      -----
Gross profit.................................     32.1        48.3        52.6            7.1       42.8
Operating expenses:
  Research and development...................     21.9        16.2        12.6           40.3       19.4
  Selling, general and administrative........     49.2        42.3        34.4           88.8       44.6
                                                 -----       -----       -----         ------      -----
    Total operating expenses.................     71.1        58.5        47.0          129.1       64.0
                                                 -----       -----       -----         ------      -----
Operating income (loss)......................    (39.0)      (10.2)        5.6         (122.0)     (21.2)
Interest and other income, net...............      1.4        (0.7)        1.3            1.1        1.6
                                                 -----       -----       -----         ------      -----
Income (loss) before income taxes............    (37.6)      (10.9)        6.9         (120.9)     (19.6)
Provision (benefit) for income taxes.........       --        (0.4)        0.5             --         --
                                                 -----       -----       -----         ------      -----
Net income (loss)............................    (37.6)      (10.5)        6.4         (120.9)     (19.6)
                                                 =====       =====       =====         ======      =====

   Years Ended December 31, 1996, 1995 and 1994

      Net Revenue

      Net revenue was $74.3 million in 1996, $76.4 million in 1995 and $89.1 million in 1994, reflecting decreases of 2.7% in 1996 from 1995 and 14.2% in 1995 from 1994. The Company believes that customer expectations of its next-generation products coupled with more intense price competition on older products were the primary causes of the decrease in net revenue for 1996, when compared to 1995. In addition, the Company experienced higher-than-normal turnover in the sales management staff in 1996, when compared to 1995 and 1994, which the Company believes caused an adverse effect to net revenue for 1996.
 In the first quarter of 1995, the Company adopted a "component based" pricing system and lowered list prices of certain components as part of an on-going pricing strategy intended to increase demand for the Company's products and increase its market share. These changes lowered the average selling prices of the Company's products in 1995.

      Export net revenue decreased to approximately 8.8% of net revenue in 1996, as compared to approximately 15.0% of net revenue in 1995. Export net revenue remained relatively constant as a percentage of net revenue in 1995 when compared to 1994. The decrease in export net revenue in 1996 was due to a combination of factors including significant turnover of international sales staff and shipment delays pending secured financing from certain international customers. See Note 4 of Notes to Consolidated Financial Statements.

      The Company recognizes revenue upon shipment of product and records allowances for estimated uncollectible accounts and sales returns. In 1996, the Company recorded an increase in estimated uncollectible accounts and sales return allowances.

      Gross Profit

      Gross profit represents net revenue less cost of revenue. Cost of revenue consists primarily of the costs of material, labor and overhead, warranty expenses, customer service expenses, provisions for excess and obsolete inventory, software royalties, and amortization of capitalized software. Gross margin for 1996 was 32.1% as compared to gross margins of 48.3% for 1995 and 52.6% for 1994. The decreases in gross margins in 1996 and 1995 were primarily due to the increase in reserves for potential excess or obsolete inventory and the reduction of end-user list prices of certain of the components the Company sells as part of its on-going pricing strategy noted above. In addition, gross margin for 1996 was negatively impacted by increased provisions for warranty expenses related to the NF8500 products and continuing price pressure from the Company's competitors. Customer service expenses included in cost of sales increased approximately $1.1 million in absolute dollars in 1995 as compared to 1994. The increase was due primarily to the establishment of domestic parts bank inventories.

      Research and Development

      Research and development expenses increased 31.7% to $16.3 million in 1996 from $12.4 million in 1995, and 10.4% in 1995 from $11.2 million in 1994 and represented 21.9%, 16.2%, and 12.6% of net revenues for 1996, 1995 and 1994, respectively. The increase in spending in 1996 when compared to 1995 was primarily due to the development of the Company's new generation NF9000 series server and included increases in product prototype expenses, consulting and recruiting expenses. The increase in 1995 compared to 1994, was primarily due to higher depreciation and amortization and consulting expenses which were partially offset by lower product prototype and seminar expenses.

      The Company records software development costs in accordance with Statement of Financial Accounting Standards No. 86 ("FAS 86"). To the extent that the Company capitalizes its product development costs, the effect is to defer such costs to future periods. Product development and support expenses may fluctuate annually depending in part upon the number and status of internal software development projects. See Note 2 of Notes to Consolidated Financial Statements.

      Selling, General and Administrative

      Sales and marketing expenses increased 19.4% to $30.4 million in 1996 from $25.4 million in 1995 and remained flat in 1995 when compared to $25.5 million in 1994 and represented 40.8% of net revenue in 1996 compared to 33.3% and 28.6% in 1995 and 1994, respectively. The increase in sales and marketing expenses in 1996 when compared to 1995 resulted primarily from increases in headcount at the end of 1995 and the beginning of 1996, as well as costs related to a reduction in force, a specific bad debt provision, increased advertising and product promotions for the Company's introduction of the NF9000. Spending in 1995 was relatively flat with 1994.

      General and administrative expenses decreased 9.1% to $6.3 million in 1996 from $6.9 million in 1995 and increased 32.5% in 1995 when compared to $5.2 million in 1994, and represented 8.4%, 9.0%, and 5.8% of net revenues for 1996, 1995 and 1994, respectively. The decrease in expenses in 1996, when compared to 1995 is primarily due to a one-time charge recorded in 1995 of $1.4 million associated with the write-off of application software and the related costs in connection with a decision to discontinue a proprietary management system software upgrade. Exclusive of the write-off, spending increased 13.5% in 1996 when compared to 1995 primarily due to salaries and salary-related expenses and legal fees, partially offset by lower consulting expenses. The increase in 1994 was consistent with the increase in net revenue and consisted primarily of increased headcount and professional service expenses. Additionally, in 1994 the increase was related to increased fees for the implementation of application software packages and for retirement benefits for an executive officer.

      Interest and Other Income, Net

      Interest and other income, net, increased in 1996 when compared to 1995. This increase was due primarily to a charge in 1995 of $2.2 million resulting from the settlement of a class action lawsuit against the Company. This was offset slightly by lower interest income earned in 1996 due to lower cash balances. Interest and other income, net, excluding the charge related to the class action settlement, increased in absolute dollars in 1995 as compared to 1994 primarily due to higher average interest rates.

      Income Taxes

      The Company's effective provision (benefit) rate was 0%, (3%) and 6% for 1996, 1995 and 1994, respectively. The rates for 1996 and 1995 were less than the statutory rate of 34% due to limitations imposed under Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes" for currently recognizing a financial statement benefit for the year's net operating loss. The tax rate for 1994 was less than the statutory rate of 34% due to the utilization of net operating loss and research and development tax credit carryforwards. At December 31, 1996, the Company had numerous tax loss and tax credit carryovers which expire in years 2008 through 2011. See Note 6 of Notes to Consolidated Financial Statements.

   Six Months Ended June 30, 1997 and 1996

      Net Revenue

      Net revenue for the six months ended June 30, 1997 was $20.0 million, a 48.6% decrease from net revenue of $38.9 million for the six months ended June 30, 1996. This decrease was primarily due to lower unit volumes for the Company's server products, aggressive competitive pricing actions taken by the Company and customer concerns regarding the Company's financial viability and financial condition. Export net revenue decreased 32% in absolute dollars to $2.5 million for the six months ended June 30, 1997 from $3.7 million for the six months ended June 30, 1996. As a percent of net revenue, export net revenue increased to 12.5% of net revenue in the six months ended June 30, 1997 from 9.5% of net revenue in the six months ended June 30, 1996. The Company reduced its international sales force during the six months ended June 30, 1997 and experienced shipment delays pending secured financing from certain international customers. This may adversely impact the Company's future export revenues. In the six months ended June 30, 1997, when compared to the corresponding period of 1996, the Company experienced a higher rate of sales returns. While the Company has recorded allowances for estimated sales returns and uncollectible accounts, there can be no assurance that such estimates regarding allowances will be adequate.

      Gross Profit

      Gross margins were 7.1% for the six months ended June 30, 1997 as compared to 42.8% for the corresponding period in 1996. The decrease in gross margin was primarily due to a lower level of net revenue, continued pricing competition and increased provisions for excess and obsolete inventory related to the Company's product transition.

      Research and Development

      Research and development expense increased 6.8% to $8.1 million for the six months ended June 30, 1997 from $7.5 million for the six months ended June 30, 1996. This increase in research and development expense was primarily due to higher consulting and product prototype expenses incurred in connection with the Company's introduction of the NF9000 product line.

      Selling, General and Administrative

      Selling, general and administrative expense increased 2.1% to $17.7 million for the six months ended June 30, 1997 from $17.4 million for the six months ended June 30, 1996. Such expenses increased primarily as a result of higher allowances for uncollectible accounts, as well as costs related to reductions in force effected by the Company and associated with the disposal of capital assets, offset primarily by lower commission expense related to lower net revenue, and lower salaries and headcount related expenses. See Note 8 of Notes to Condensed Consolidated Financial Statements.

      Interest and Other Income, Net

      Interest and other income, net, decreased for the six months ended June 30, 1997 compared to the corresponding period of 1996 due primarily to lower interest income earned as a result of lower cash balances. In addition, the Company incurred financing fees associated with an asset based revolving credit facility the Company secured in March 1997.

      Income Taxes

      The Company recorded no provision for income taxes for the six months ended June 30, 1997 and 1996. For the six months ended June 30, 1997 and 1996, the Company recognized no tax benefit associated with the net operating losses for such periods due to uncertainty regarding the Company's ability to generate future taxable income. As a result of the consummation of the Offer, the Company experienced a change in ownership which may limit its use of its net operating losses in the future.

 Business Factors

      The Company has experienced significant reductions in net revenue during the past six quarters as a result of its inability to respond to increased demand for Microsoft Windows NT compliant servers and diminished demand for the Company's older technology which primarily supported the Novell NetWare
 platform.   The Company also believes that its deteriorating financial condition raised concerns among customers regarding the Company's financial viability and financial condition which, in turn, further decreased demand for its products. On June 8, 1997 the Board of Directors approved the Offer and the Merger after considering, among other things, the Company's financial condition and prospects. At its meeting, the Board determined that, in the absence of the Merger, the funds to be received under the License Agreement and other financial assistance to be made available to the Company by Micron, the Company would likely be unable to continue to operate as a going concern. The Company believes that its future results of operations and financial condition will be dependent, among other things, on the level of financial and other assistance provided by Micron to the Company and on the Company's ability to leverage its relationship with Micron and its affiliates to increase sales and reduce costs.

      As a result of the Merger, the management of Micron and the Company will evaluate whether, and the extent to which, integration, reconfiguration or other modification of the Company's and Micron's separate businesses is appropriate following the Merger. There can be no assurance that such integration, reconfiguration or other modification, if any, will be accomplished in a timely, efficient and effective manner. The failure to retain key personnel as a result of the Offer and the Merger could have a material adverse effect on employee morale and on the Company's business and operating results. Furthermore, there can be no assurance that the anticipated benefits associated with the Merger will be realized including but not limited to increased purchasing power, manufacturing efficiencies, integration of products, technology and operations, opportunities for broadened product offerings and economies associated with the provision of certain administrative support functions by Micron.

      The Company began customer shipments of the NF9000 in the fourth quarter of 1996. While sales of the NF9000 product line are expected to represent a majority of revenue in 1997, cumulative sales of the line of NF9000 products to date have been limited due to the recent introduction of the NF9000 product line, the Company's efforts to sell existing inventories of its line of NF8500 products, customer concerns regarding the Company's financial viability and financial condition and the transition of the Company's value added resellers ("VARs") to selling the newer NF9000 product. Even though the Company is optimistic about the prospects of its newly announced products, unless the NF9000 products are sold in sufficient volume, including products developed and released in 1997, the Company does not anticipate significant revenue growth or a return to profitability.

      The Company generally fills orders shortly after receipt from customers and, therefore, backlog at the beginning of a fiscal period represents only a small percentage of the product sales anticipated in that period. Further, a substantial portion of the Company's net revenue in each quarter generally results from orders received during the last few weeks of that quarter. The absence of significant backlog and the concentration of sales at the end of the quarter impairs the Company's ability to forecast and to control expense, production and inventory levels. If anticipated shipments in any quarter do not occur or are delayed, expenditure levels could be disproportionately high, and the Company's operating results for that quarter would be materially adversely affected.

      The Company operates in a rapidly changing and highly competitive marketplace and, as a result, believes it is critical to continue to increase its investment in research and development activities in order to maintain its competitive position. There can be no assurance that any research or development efforts will be successfully completed or that future products will be available on a timely basis or achieve market acceptance. In addition, any delay in the introduction or shipment of new products by the Company or the introduction or shipment of new products by the Company's competitors, could have a materially adverse effect on the Company's operating results. In addition, the Company's operating results may fluctuate as a result of a number of other factors, including variation in the size and timing of individual sales, the timing of introduction and the market acceptance of new and enhanced versions of the Company's products, the mix of products sold, changes in pricing policies by the Company, variation in the mix of sales by distribution channel, mix in international and domestic sales, end users' capital spending cycles, changes in pricing policies by the Company's competitors or its suppliers and the availability and cost of key components.

      The Company's primary means of distribution is currently through VARs, system integrators and distributors. The Company currently intends, however,
 to increase direct sales efforts and reduce reseller discounts.   The Company's
 business, financial condition or operating results could be adversely affected if reduced reseller discounts or increased direct sales activity damages the Company's relationships with its VARs or reduces VAR efforts to sell the
 Company's products.   The Company's business, financial condition or operating
 results could also be adversely affected if the Company's increased direct sales efforts are not successful or in the event that the generally weak financial condition of its VARs and system integrators worsens to the point that it affects their ability to sell or pay for the Company's products. The Company recently segregated the number of VARs with which it does business between those authorized to resell and support all of the Company's products and those limited to the resale and support of the Company's products prior to the NF9000. The Company is continuing its evaluation of its distribution channels. Any changes could result in fluctuations in net revenue, gross margins and/or operating expenses. The Company cannot at this time determine the ultimate effect of these or other future distribution channel modification efforts on the Company's future operating results. See Note 4 of Notes to Consolidated Financial Statements.

      In 1996 and the first half of 1997, the majority of the products sold by the Company utilized operating systems provided by Novell and Microsoft. Any problems in the use of these operating systems by end users could adversely affect the Company's sales. The Company has a source code license and software distribution agreement with Novell, which expires by its terms on October 24, 1997, pursuant to which the Company is entitled to resell IntraNetware. The agreement also provides for Novell to share certain technical information with the Company concerning IntraNetware, which has assisted the Company in the development and marketing of its products. Novell has no obligation to continue to provide similar information in the future, and if Novell were to stop sharing technical information with the Company or were to favor competitors, the Company's business could be materially adversely affected.

      The Company's products include certain components that are currently available only from single sources or limited sources. Any availability limitations, interruptions in supplies or price increases relative to these components could materially adversely affect the Company's business, financial condition and operating results.

 Liquidity and Capital Resources

      In 1996, the Company used $14.3 million of cash in operating activities which consisted primarily of a net loss of $28.0 million, offset by $8.2 million in amortization and depreciation, a decrease in accounts receivable of $2.4 million, an increase of $2.9 million in accounts payable and an increase
 of $3.1 million in accrued liabilities.   The Company used $13.7 million of
 cash in operating activities in the six months ended June 30, 1997 which consisted primarily of a net loss of $24.2 million and a decrease in accounts payable of $3.3 million, offset in part by a decrease in accounts receivable of $9.6 million and depreciation and amortization expense of $4.5 million.

      The Company used cash of $3.8 million in 1996 and $493,000 in the six months ended June 30, 1997 in investing activities for the purchase of capital equipment for internal purposes. The Company currently plans purchases of capital equipment of approximately $1.5 million for the remainder of 1997, which will either be purchased or internally-developed equipment, and will be used for research and development, demonstration purposes and test equipment. Notwithstanding the Company's current plans, the Company's ability to purchase capital equipment is currently restricted under the Merger Agreement. Actual capital expenditures could also materially differ from those expressed in the preceding forward-looking statement as a result of the Merger and are dependent on many other factors, including, the level of financial and other assistance received from Micron, changes in management, the ability of the Company to achieve its planned revenues and collections to generate the cash necessary to fund capital expenditures and the continued use of current capital assets without the need of replacement due to obsolescence, destruction or technology changes. The Company has no material commitments for the purchase of capital equipment. See Notes 5 and 8 of Notes to Consolidated Financial Statements.

      The Company generated cash in financing activities of $588,000 in 1996 from the issuance of Common Stock and $2.4 million in the first six months of 1997, primarily from the proceeds of a note payable to Micron.

      At June 30, 1997, the Company had cash and cash equivalents of approximately $2.2 million, of which $2.0 million represented amounts borrowed from Micron under the Company's revolving credit facility, discussed below. In March 1997, the Company obtained an asset based revolving credit facility with the CIT Group/Business Credit, Inc., Los Angeles, CA, to finance eligible accounts receivable and production inventory up to a maximum of $15.0 million, subject to certain net worth and other financial covenants. On June 23, 1997, this credit facility was assigned to Micron and, in connection with such assignment, the maximum loan amount was changed to $3.5 million. In July 1997, the maximum loan amount was increased to $12.0 million. As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility. See "The Merger and Related Transactions--Related Transactions with Micron" and Note 8 of Notes to Consolidated Financial Statements.

      The Company has continued to experience significant operating and net losses and declining cash balances in the first half of fiscal 1997. The Company's net losses for the six months ended June 30, 1997 totaled approximately $24.2 million, or $1.73 per Share, and the Company's working capital declined from $20.2 million at December 31, 1996 to $1.3 million at June 30, 1997. On June 8, 1997 the Board of Directors approved the Offer and the Merger after considering, among other things, the Company's financial condition and prospects. At its meeting, the Board determined that, in the absence of the Merger, the funds to be received under the License Agreement and other financial assistance to be made available to the Company by Micron, the Company would likely be unable to continue to operate the Company as a going concern. At such meeting, the Board approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. The Company believes that it its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron. See Note 8 of Notes to Consolidated Financial Statements.

                       INFORMATION CONCERNING THE COMPANY

      The Company develops, manufactures, markets and supports a broad line of high-availability, clustered network servers for local and wide area networks. NetFRAME was one of the first companies to offer a high-availability open-systems server and began shipping commercial volumes in December 1989.

      NetFRAME servers are characterized by high availability, scalability and adherence to industry standards. NetFRAME servers, combined with NetFRAME value added software, provide a high degree of availability which minimizes downtime resulting from hardware and software failures, system growth and maintenance. NetFRAME servers are scalable, enabling customers to add network connections as the number of users and applications on a local area network grows. This protects customers' investments in their servers and related products, while enabling them to respond to changing business conditions by adding new users and new applications. The Company's servers are compatible with industry standard network operating systems, including Novell's IntraNetware and Microsoft's Windows NT.

      NetFRAME currently has a worldwide installed base of over 5,500 servers. NetFRAME sells its products through a number of integrators and VARs worldwide.

      The Company was incorporated in Delaware on March 26, 1992 to succeed the business of a California corporation named "NetFRAME Systems Incorporated" that was incorporated in August 1987. In addition, NetFRAME International Incorporated was incorporated in Delaware in 1995 to support international sales offices and is a wholly owned subsidiary of the Company.

      NetFRAME and the NetFRAME logo are registered trademarks, and MultiSpan, MPSA, Live-Logic, Live-Drive and Maestro are trademarks of NetFRAME Systems Incorporated. Other product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

 Products

      NF9000 Product Family

      NetFRAME's NF9000 servers, first introduced in October 1996, utilize industry standard architecture employing the widely-used PCI bus, and comply with the I\\2\\O intelligent I/O standard that the Company was highly instrumental in establishing in the early part of 1996. The Company believes that its NF9000 servers significantly broaden the range of customers who will benefit from the traditional NetFRAME benefits of availability, scalability, reliability, data security and performance, while requiring access to industry standard peripherals. The Company continues to provide support for the industry's leading PC-based networking operating systems. The Company no longer actively markets or sells its NF8500 family of servers or earlier server products.

      The Company's server products support a variety of communications standards, including Ethernet, Token Ring, FDDI, TCP/IP and SCSI-II. NetFRAME servers currently interconnect DOS, Windows, Windows NT and Macintosh personal computers, computers supplied by International Business Machines Corporation ("IBM") and IBM-compatible vendors. Additionally, NetFRAME servers interconnect with workstations supplied by Sun Microsystems, Inc. and other UNIX workstation vendors. NetFRAME servers are scalable to provide expandability within a specific model and upgradeability between various models. With the NF9000 product, customers can plug in additional Pentium Pro processor modules and standard memory modules and can select from a wide range of standard PCI cards and additional peripherals. These expansion characteristics allow NetFRAME products to deliver sustained value over a long period of time and provide organizations with the flexibility to easily and cost effectively manage changing network computing needs. This strategy protects a customer's server investment.

      The NF9000 product line is based on Intel's Pentium Pro processor. It is designed to maximize uptime, availability, scalability and manageability on a cost-effective, PC-compatible platform running Microsoft NT and Novell IntraNetware. The NF9016 can scale in place to support a four-way SMP (symmetric multiprocessing) complex, up to sixteen intelligent PCI I/O cards, 2GB of memory and over a terabyte of on-line storage. In July 1997, the Company introduced the NF9008 server, which features a quad-processor Pentium Pro platform and eight individually hot pluggable PCI card slots, and designed for remote office, application server and mid-size business environments.

      The NF9000 product line features NetFRAME's unique triple-peer PCI bus design. Using system architecture experience gained from NetFRAME's MPSA design, the Company has created a high-throughput, scalable PCI-based server, providing an aggregate I/O bus bandwidth of 400MB/sec. One of the keys to the triple-peer PCI design is the isolation of slower speed system services from performance-sensitive disk and network I/O traffic. Known as critical element solution, NetFRAME dedicates one of the three PCI buses to basic system services, such as BIOS, VGA controller, keyboard controller, mouse controller and real-time clock. These elements are required to provide complete PC compatibility but run at ISA bus speed, limiting the sustained throughput of its PCI bus to 2MB/sec. Since other PC servers support only a dual-PCI bus design, the bandwidth of one of the two buses is typically used for these network services, leaving only a single PCI bus dedicated to performance-critical network and disk I/O dedicated to high speed devices. As a result, the NF9000 product line is able to offer two high-bandwidth PCI buses, or 266MB/sec, of truly usable I/O throughput - double that of a typical PC server. At the same time, because the NF9000 product line design is based on standard PCI buses, customers still benefit from the availability of a wide range of off-the-shelf PCI interface cards.

      In addition to offering a triple-peer PCI bus architecture, NetFRAME has incorporated industry-standard intelligent I/O I\\2\\O technology. The NF9000 product line is based on a split driver I/O model that separates the host operating system portion of the I/O driver from the portion that controls the specific device. The I\\2\\O specification was designed to facilitate intelligent I/O subsystems, with support for message-passing between multiple independent processors. By relieving the host processor complex of interrupt intensive I/O tasks required by the various layers of a driver architecture, the NF9000's intelligent I/O architecture improves I/O performance.

      NetFRAME also introduced new Fault Isolation Canister technology with the NF9016. This enables users to 'hot plug' PCI buses and cards, without shutting down the system. The NF9000 product line is one of the world's first platforms to offer a hot pluggable PCI interface. In addition, the NF9000 product line fully supports hot replaceable disk drives, power supplies and fans.

      The NF9000 product line also incorporates NetFRAME's IntraPulse technology, a fully self-contained distributed monitoring and diagnostic system. Previously, self-monitoring subsystems have only been found on mainframe and minicomputer systems. Unlike the basic SNMP (Simple Network Management Protocol) system monitoring software that is available with some Pentium Pro servers, IntraPulse has its own embedded processors, software, internal network and power system. Where a system monitoring application that runs on the host operating system will simply fail when that server begins to experience problems or fails, IntraPulse will continue to operate and provide the system administrator with critical system information, regardless of the operational status of the server. This level of functionality is key for enterprise-class server applications, where continuous availability and 24-hour access are quickly becoming standard requirements.

      The NF9016 contains nine dedicated IntraPulse processors, each responsible for monitoring one of the system's primary subsystems. IntraPulse monitors the NF9000's main processor board, the system interface, the backplane chassis controller, the Fault Isolation Canister and the remote interface card. Additionally, IntraPulse maintains a system recorder, which records all system traffic in 128KB of NVRAM (Non-Volatile RAM) arranged as a circular queue.
 With real-time date and time referencing, the system recorder enables system administrators to re-construct system activity by accessing the log.

      Atypical entry level configuration of the NF9000 product line comprises one Pentium Pro host processor, one Ultra-Wide SCSI bus, one 10/100 Ethernet interface, 64MB of ECC memory, 4.3GB of storage, CD-ROM, electronics and storage power supplies, IntraPulse and NetFRAME's Maestro system management software.

      In December 1996, NetFRAME introduced the NF9000is, a bundled hardware and software intranet solution based on the NF9000. Software included the SamePage Groupware Suite from WebFlow Corporation, and the Build-IT visual application assembly environment from Wallop Software, combined with the second generation of NetFRAME's Ready, Intranet, Go! software, and pre-installed, pre-configured versions of a number of leading intranet software applications, including the Microsoft Windows NT Server, Microsoft Internet Information Server (IIS), Microsoft

 FrontPage authoring and Web site management software, Adobe Acrobat and the Excite search engine. The Company no longer actively markets or sells the NF9000is.

      Other Product Developments

      In June 1996, NetFRAME introduced the ClusterStore 9000, a new mass storage subsystem for NetFRAME servers. The rackmount storage subsystem provides storage capacity of up to 378GB, while offering the continuous availability and simplified management that NetFRAME users have come to expect. Storage options were further enhanced with the introduction, in August 1996, of the ClusterRAID 9000. This storage subsystem provides a RAID 5 hardware implementation designed to offer industry-leading performance and reliability. By increasing server storage capacity and reducing storage costs, NetFRAME makes it easy for corporations to effectively manage increasing volumes of network data.

      In October 1996, the Company announced ClusterData, sophisticated clustering software that supports a range of server and storage redundancy and scalability options. ClusterData provides server failover among multiple IntraNetware systems without the need for a hot standby system. ClusterData uses Novell's industry-leading Netware Directory Services (NDS) to enable IntraNetware users to build high-performance, highly reliable network serving environments by clustering multiple servers on a network. There can be no assurance that the Company will be able successfully to complete development of, and introduce, this product.

      Certain Product Risks

      The Company derives substantially all of its net revenue from the sale of its servers, related expansion products and software. These products are expected to continue to account for substantially all of the Company's net revenue. As a result, a reduction in demand for these products due to increased competition or a general decline in the market for network servers would have a material adverse effect on the Company.

      Moreover, the market for network server products is new and developing. Although the Company believes there has been market acceptance for PC based file servers, a central feature of the Company's business strategy is to also promote broad acceptance of PC based servers for enterprise wide client/server, messaging and intranet applications. While the Company believes that its servers offer significant advantages for application serving, there can be no assurance that PC based servers will be widely adopted for this purpose. The adoption of PC based servers for application serving by organizations, particularly those which have historically relied upon minicomputers, mainframes and specialized network communication devices for these needs, generally requires the acceptance of a new data processing strategy, which relies more heavily on the use of networks and distributed processing technologies. Organizations that have already invested substantial resources in other computer equipment and technologies may be particularly reluctant to adopt a new data processing strategy that may make their existing equipment obsolete. The adoption of the Company's servers for more advanced functions will depend heavily on the development of enabling technologies by third parties, primarily application software designed to operate on a server, and on the availability, cost and performance of alternative technologies. It is therefore difficult to predict with any assurance the future growth rate and size of this market. There can be no assurance that the market for PC based servers as application servers will develop, that necessary enabling technologies will be developed by third parties or even that there will be continued market acceptance of the Company's servers as file servers.

 Technology

      The Company has developed an architecture which fully supports industry standard PCI bus and I\\2\\O, first introduced on the NF9000 platform. This architecture, which is optimized for high throughput network computing, combines the high levels of performance and reliability found in minicomputers and mainframes with the compatibility and cost advantages of personal computers and workstations.

      Several features of NetFRAME's new architecture contribute to its performance, availability, and manageability advantages:

      - Multiprocessor Enabling Software. The Company's value added software allows industry standard network operating systems to run without modification on NetFRAME servers. The software enables NetFRAME's multiprocessor based hardware to interface with IntraNetware and Windows NT Server operating system software.

      - System Availability. Features such as ECC memory, parity checking on all data paths and automatic processor restart reduce downtime due to component failure and transient errors. NetFRAME's unique hot-pluggable PCI technology allows customers to swap key system components without affecting system operation and impacting users. System availability is further enhanced through IntraPulse, a self diagnosis system that monitors all primary subsystems.
 Where a system monitoring application that runs on the host operating system will simply quit when that server begins to experience problems or fails, IntraPulse will continue to operate and provide the system administrator with critical system information, regardless of the operational status of the server.

      - Scalability. NetFRAME servers can be upgraded with additional processors, memory, adapters, disk storage and peripherals. This is key in enabling customers to protect their investment in their systems by making additional resources available as new users or more demanding applications are added. Adherence to the PCI bus standard provides customers with a broad range of options from multiple suppliers.

      - Industry Standard Microcomputer Components and Software. NetFRAME servers use industry standard microprocessor components (such as Intel Pentium Pro processors) and operate with standard network operating system and application software. This approach offers the combined advantages of an advanced architecture and lower cost commodity components and software.

      - Manageability and Ease of Maintenance. The NetFRAME server architecture provides a structured method of internal communications between various hardware and software elements in the system. This approach has allowed NetFRAME to develop highly functional software that improves the manageability and ease of maintenance of the system through error tracking, error reporting and hardware and software control independent of the operating system. The Company's Maestro Cluster Management Software allows system administrators to dynamically manage and configure all resources in a ClusterServer. Maestro enables customers to reconfigure the system, make changes to the operating system and add users and storage, without interrupting network users.

      - Clustering. ClusterData provides server failover among multiple systems without the need for a hot standby system. Unlike many current fault-tolerant technologies, where a second system simply waits in standby mode, ClusterData enables each system to act both as the primary server for its own users and as a backup server. This approach maximizes the customer's investment in computing resources, as each server in the cluster is responsible for a set of users and workload, while transparently providing backup for other servers in the cluster.

 Sales and Distribution

      The Company's products are sold through the Company's direct sales force and through VARs around the world. These VARs provide sales, service, support and integration functions on behalf of the Company. The Company currently intends to increase direct sales efforts and reduce reseller discounts. The Company's business, financial condition or operating results could be adversely affected if reduced reseller discounts or increased direct sales damages the Company's relationships with its VARs or reduces VAR efforts to sell the Company's products.

      NetFRAME's indirect channel strategy has been to develop a world-class VAR channel, capable of ensuring excellent customer satisfaction with NetFRAME network servers, in business-critical networking environments. The Company's objective is to continue to partner with a limited number of highly qualified network and systems integrators capable of integrating and supporting NetFRAME systems. In 1996, the Company developed the NetFRAME Systems Provider (NSP) Program which includes NetFRAME's best channel partners. The NSPs are the principal sales, service, and support channel for NetFRAME systems. The NSPs have demonstrated a commitment to ongoing investment in the infrastructure needed to sell and support NetFRAME installations, through strong sales and technical proficiency throughout the NetFRAME product line. NSPs are well versed in NetFRAME's architectural direction and can develop and present complex network solutions to corporate customers. NSPs have core sales and pre-sales technical capabilities in NetFRAME systems. In support of its NSPs, as of June 30, 1997, NetFRAME maintained a field organization of over 25 sales managers and 11 pre-sales systems engineers worldwide. International resellers provide spare parts, service and support for the entire NetFRAME product line. See Note 4 of Notes to Consolidated Financial Statements.

      In 1996, 1995 and 1994, and for the six months ended June 30, 1997, the Company's export revenue represented 9%, 15%, 16% and 12.5%, respectively, of the Company's net revenue. The Company reduced its international sales force during the six months ended June 30, 1997 and experienced shipment delays pending secured financing from certain international customers. This may adversely impact the Company's ability to increase or maintain international revenues. Export revenue is subject to the risks associated with international operations, including currency exchange fluctuations, tariff regulations and requirements for export licenses, particularly with respect to the export of certain technology, which licenses may on occasion be delayed or difficult to obtain.

      The Company's agreements with its NSPs and VARs (collectively the "Resellers") do not provide for any right of unsold product returns without prior approval. However, from time to time, the Company may accept the return of unsold products from a particular Reseller in order to preserve its relationship with the Reseller. In connection with the introduction by the Company of the new NF9000 product line, the Company has recently experienced a higher level of requests for returns of the NF8500 products. The Company's agreements with its Resellers also do not require them to offer the Company's products exclusively and may be terminated without cause. No assurance can be given that any Reseller will continue to offer the Company's products. In addition, many of the Company's Resellers are privately owned firms and some are not well capitalized. The Company is dependent on the viability and financial stability of its Resellers, which are in turn substantially dependent upon the growth of the personal computer and networking industries. The Company could be adversely affected if significant numbers of such Resellers stopped distributing the Company's products, requested returns of NF8500 products, or chose to emphasize the products of the Company's competitors. While the Company has recorded and continues to record allowances for estimated sales returns, there can be no assurance that such allowances will be adequate.

 Customer Service and Support

      The Company believes that customer service and support is an important competitive factor in the computer networking market. In May 1997, the Company sold its spare parts inventory and assigned technical support contracts for NF100/300, NF200/400, NF250/450 and NF8400/8500 servers in the United States to DecisionOne Corporation. This provided the Company with the opportunity to team with a national service provider in order to improve customer service and the cost efficiency of service delivery.

      Currently, the Company provides service and spare parts options through DecisionOne Corporation and a combination of VARs, international resellers and its own support organization. In 1996, the Company introduced the NetFRAME Methodology for Accountability through Partnership (NMAP), a structured program for providing the highest levels of customer support primarily through the reseller channel. The Company will no longer accept NMAP orders but will honor existing NMAP agreements.

      NetFRAME generally warrants its products to be free of defects in materials and workmanship for a period of one year. The Company currently intends, however, to extend its product warranty to three years.

 Competition

      The Company faces substantial competition from the manufacturers of several different product types. Manufacturers of personal computers and workstations promote the high-end of their product lines as network servers. Established companies in this market include Compaq Computer Corporation, Data General Corporation, Dell Computers Incorporated, IBM, Sun Microsystems, Inc. and other manufacturers of personal computers and workstations. Manufacturers such as Digital Equipment Corporation, Hewlett-Packard Company, IBM, and Sequent promote some of their minicomputers and mainframes as being appropriate for use as network servers. The Company anticipates greater competition from Advanced Logic Research, which was recently acquired by Gateway 2000 Inc. As the Company promotes the adoption of its ClusterServers for more advanced functions, the Company may also experience greater competition from both minicomputer and mainframe manufacturers and manufacturers of specialized network communication devices than it has in the past. In addition, manufacturers of personal computers, workstations, minicomputers or mainframes could develop and introduce server products similar to those of the Company. Most of the Company's current and potential competitors have substantially greater name recognition, more financial, technical, and marketing resources, and a much larger installed base than the Company. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing, distribution and support capabilities to compete successfully in the future. Competitive pressures have reduced the average selling price of some of the Company's products in each of the last three years. With the introduction of the NF9000 product line, which incorporates more industry standard components, the Company expects to continue to face competitive pricing pressures relative to such components which are available from a number of established manufacturers. In addition, the Company is continuing to lower the end-user list price of certain of the components the Company sells. The Company has made these changes to its price list as part of an on-going pricing strategy intended to increase demand for the Company's products and increase its market share. Further competitive pressures could reduce market acceptance of the Company's products and result in additional price reductions and increases in expenses that could adversely affect the Company's business, operating results or financial condition.

      The principal competitive factors in the market for the Company's products include compatibility with industry standards, compatibility with other vendors' networking products, high availability, price/performance, reliability, ease of use, scalability and technical support. In 1996 and the first half of 1997, the Company encountered increased competition with respect to each of these factors. In order to meet the challenges of technological change and respond to its competitors' innovations, the Company must continue to promptly and cost-effectively introduce new products and enhance existing products. There can be no assurance that the Company will be able to successfully introduce new products or enhance its existing products.

 Manufacturing

      NetFRAME performs final assembly and testing of its products in its facility in Milpitas, California. NetFRAME utilizes subcontractors, including Micron Custom Manufacturing Services, Inc., a wholly-owned subsidiary of Micron ("CMS"), for all major subassembly manufacturing, including all printed circuit board assemblies. NetFRAME has a comprehensive testing and qualification program to ensure that all subassemblies meet the Company's specification standards before going into final assembly and testing. The Company performs functional testing of all major subassemblies and tests all systems on operational networks in high temperature (40-C(Degree)) burn-in ovens for 48 hours. The Company may continue existing or enter into additional commercial relationships with Micron and CMS.

      Certain components used in the Company's products, including microprocessors, particularly Intel's Pentium Pro, certain other integrated circuits and power modules, are presently available from single sources, and certain other components are available from limited sources. In addition, certain of the Company's subassemblies are manufactured by a single third party vendor and the Company plans to further subcontract and outsource its major subassemblies. The inability to develop alternative sources for sole or limited source components or to obtain sufficient components, or the loss of a key subassembly manufacturer, could result in delays or reductions in product shipments which would adversely affect the Company's operating results.

      In 1995, NetFRAME received ISO 9002 certification for its Milpitas manufacturing facility. ISO 9002 is a universally accepted set of standards that define quality assurance levels and provide quality management guidance for manufacturing. Certification is granted after extensive reviews of a company's quality infrastructure by third party auditors.

 Research and Development

      The Company invests considerable resources in research and development.
 In 1996, 1995, 1994 and the six month period ended June 30, 1997, research and development expenses were $16.3 million, $12.4 million $11.2 million and $8.1 million, respectively. These are net of capitalized software development costs. All of the Company's research and development costs related to hardware are expensed as incurred. Software development costs are recorded in accordance with FAS 86. Approximately $170,000, $830,000 and $1.0 million relating to capitalized software remained in Other Assets as of December 31, 1996, 1995 and 1994, respectively. None of such costs remained in Other Assets as of June 30, 1997. See Note 2 of Notes to Consolidated Financial Statements. The Company believes that technical leadership is essential to its success and expects that it will continue to spend substantial funds on research and development.

      The market for the Company's products is characterized by rapidly changing technology and user needs that require significant expenditures for timely product development. The Company believes that its future success will depend upon its ability to develop, manufacture and market products that meet changing user needs, maintain technological leadership, and successfully anticipate or respond to technological changes in hardware and software standards on a cost-effective and timely basis. There can be no assurance that any research and development efforts will be successfully completed or that future products will be available on a timely basis or achieve market acceptance. In addition, the Company is dependent on the development by third parties of enabling technologies, such as client/server, database and communication software. The Company's failure to develop the modifications necessary to allow its servers to run future versions of industry standard operating systems or to develop new products or technological improvements, the unavailability of third party enabling technology or the Company's inability to adopt emerging industry standards would have a material adverse effect on the Company's business.

 Proprietary Rights

      The Company regards its servers as proprietary and relies primarily on a combination of copyright, trademark, trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect its products and technology. The Company has approximately 12 provisional patent applications pending but does not hold any patents.
 While the Company's ability to compete is affected by its ability to protect its proprietary information, the Company is of the opinion that, in view of the rapid pace of technological change in the industry, the combination of technical experience and innovative skills of its engineers is as important to its business as the legal protection of its proprietary information. However, the failure of the Company to effectively protect its trade secrets and other proprietary information, including the absence of issued patents, could have an adverse affect on the Company's business. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

      The Company licenses certain network operating system and application software from third party developers for sublicense by NetFRAME with its systems. The Company also licenses certain software programs from third party developers and incorporates them in the Company's software products. Generally, such agreements grant to the Company non-exclusive, worldwide licenses with respect to the subject programs. While it may be necessary or desirable in the future to obtain licenses relating to sublicensed application software and incorporated technology from other parties, the Company believes that it could obtain this technology or similar technology on commercially reasonable terms from a number of licensors. However, there can be no assurance that the Company will be able to obtain this technology or similar technology on commercially reasonable terms. Also, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products or that any such assertions may not require the Company to enter into royalty arrangements or result in costly litigation.

      The Company has granted to Micron and its affiliates, pursuant to the License Agreement entered into concurrently with the Merger Agreement, a nonexclusive license to all of the Company's technology associated with the Company's NF9000 product line and any other Company products under development on the effective date of the License Agreement.

 Employees

      As of June 28, 1997, the Company employed 189 individuals, of whom 45 were employed in research and development, 87 in sales and marketing, 27 in manufacturing and 30 in administration and finance. The Company believes that its future success will depend, in part, on its ability to attract and retain highly skilled technical, marketing and management personnel. This is particularly important in the areas of product design and development, where competition for skilled personnel, particularly in the computer and networking industry is intense. To the extent that the Company is unable to attract and retain skilled employees as needed, the Company's business, financial condition and operating results could be materially adversely affected. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good.

 Properties

      The Company's principal administrative, product development, manufacturing and marketing facilities are located in a 85,000 square foot facility in Milpitas, California. The facility is leased under a lease agreement which expires in September 2002. The Company leases additional sales support offices throughout the United States in major metropolitan areas. The Company also leases sales support offices internationally in the metropolitan areas of Beijing, Sydney and Toronto. These offices are leased for various terms ranging from monthly to two-year terms. The Company believes that its existing facilities should be adequate for its needs in the foreseeable future. See Notes 5 and 8 of Notes to Consolidated Financial Statements.

 Legal Proceedings

      On June 6, 1996, the Company was named as a defendant in a case brought by one of its value added resellers, Data Systems Network Corp. (DSN). The complaint alleges that NetFRAME breached its spare parts agreement as well as other agreements, interfered with DSN's business and committed fraud through misrepresentation relative to such agreements. The complaint requests an unspecified amount in damages, costs, interest and attorneys' fees. In addition, the Company has filed a counterclaim against DSN for payment of certain overdue receivables. The Company believes that it has meritorious defenses and intends to vigorously defend itself.

      On April 22, 1997, the Company was named as a defendant in an action filed in the Circuit Court for Cook County, Illinois in connection with an alleged agreement whereby Network Reliability Corp. was to have provided certain marketing and sales services on behalf of the Company. The complaint, which was later removed to the United States District Court for the Northern District of Illinois, alleges two causes of action, breach of contract and deceptive trade practices, arising out of the Company's alleged agreement to pay the plaintiff a commission on certain orders which the plaintiff would allegedly help obtain for the Company. The complaint requests $300,000 in actual damages and additional damages of $1,000,000. There has not been any discovery or motion practice in the case. The Company believes that it has meritorious defenses and intends to vigorously defend itself.

      In the ordinary course of business, various lawsuits and claims are filed against the Company. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters, including DSN and Network Reliability Corp., will not have a material adverse effect on its financial position, results of operations or cash flows.

                       INFORMATION CONCERNING PURCHASER,
                                 MICRON AND MTI

      Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 900 E. Karcher Road, Nampa, Idaho 83687, and its telephone number at such location is (208) 898-3434. Purchaser is a direct wholly owned subsidiary of Micron.

      Until immediately prior to the time that Purchaser purchased Shares pursuant to the Offer, Purchaser did not have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. As part of purchasing the Shares, Micron provided Purchaser sufficient funds to accomplish the Offer. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

      Micron. Micron is a Minnesota corporation, with its principal office at 900 E. Karcher Road, Nampa, Idaho 83687 and its telephone number at such location is (208) 898-3434. Micron's common stock is traded on the Nasdaq Stock Market under the symbol "MUEI." Micron is a provider of PC systems through the direct sales channel worldwide. Micron's PC operations develop, market, manufacture, sell and support a range of memory-intensive, high performance desktop and notebook PC systems and network servers under the Micron brand name for consumer, business, government and educational use. In addition to its PC operations, Micron has contract manufacturing and component recovery operations. Micron's wholly owned subsidiary, CMS, is a custom contract manufacturer specializing in the assembly of complex custom printed circuit boards, memory modules and system level products. SpecTek, a division of Micron, processes and markets various grades of DRAM products.

      MTI. MTI is a Delaware corporation, with its principal office at 8000 S. Federal Way, P.O. Box 6, Boise, Idaho 83707 and its telephone number at such location is (208) 368-4000. Micron is majority owned by MTI. As of May 31, 1997, MTI owned approximately 64% of the outstanding common stock of Micron. MTI and its subsidiaries, including Micron, manufacture and market DRAMs, other semiconductor components, personal computers, remote intelligence communications (RIC) products and printed circuit assemblies.

                 SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND
                   PRINCIPAL HOLDERS OF THE COMPANY'S SHARES

      The following table sets forth as of the Record Date the beneficial ownership of the Shares of the Company for the following individuals: (i) each person or entity who is known by the Company to be the beneficial owner of more than five (5) percent of the Shares; (ii) each of the Company's directors;
 (iii) the Company's Chief Executive Officer and each of the Company's four other highest paid officers, determined as of the 1996 fiscal year of the Company (the "Named Officers"); and (iv) all current directors and executive officers as a group.

                                                                                     Shares          Percent
                                                                                  Beneficially    Beneficially
Name                                                                              Owned(#)(1)         Owned
----                                                                              ------------    ------------
Principal Stockholders

Micron Electronics, Inc./Payette Acquisition Corporation...................        8,775,554              62.8%
900 E.  Karcher Road
Nampa, Idaho  83687

Directors

Edward R. Kozel(2)(10).....................................................           10,000                *
Robert L. Puette(3)(10)....................................................          227,417               1.6%
Gordon E. Eubanks(4)(10)...................................................           40,000                *

Named Officers

Marty DiPietro(5)(10)......................................................               --                *
Steven Huey(6)(10).........................................................           32,500                *
Terry Hartsfield(7)(10)....................................................           40,250                *
Bulent Erbilgin(8)(10).....................................................           25,646                *

All current directors and executive officers as a group(9)(10) (7 persons).          418,634               2.9%

 ----------------------

 *  Less than 1%.

 (1) The number and percentage of Shares beneficially owned is calculated under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Such calculation is required by Rule 13d-3 under the Exchange Act. Under this rule, beneficial ownership includes any Shares as to which the individual has sole or shares voting power or investment power and also any Shares which the individual has the right to acquire within 60 days of July 28, 1997 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the Shares shown as beneficially owned.

 (2) Includes 10,000 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997, subject to earlier termination upon consummation of the Merger.

 (3) Includes 227,417 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997, subject to earlier termination upon consummation of the Merger.

 (4) Includes 40,000 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997, subject to earlier termination upon consummation of the Merger.
 (5) Mr. DiPietro resigned as Vice President, Operations in April 1997.

 (6) Includes 32,500 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997, subject to earlier termination upon consummation of the Merger.

 (7) Includes 40,250 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997. Mr. Hartsfield resigned as Vice
     President of Customer Satisfaction effective July 11, 1997 and his options will expire on August 10, 1997 unless exercised prior to such time.

 (8) Includes 25,646 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997, subject to earlier termination upon consummation of the Merger.

 (9) Includes 418,634 Shares purchasable under stock options that are exercisable within 60 days of July 28, 1997, subject to earlier termination upon consummation of the Merger, of which 30,625 Shares are purchasable within 60 days of July 28, 1997 under stock options held by Dan McCammon, Chief Financial Officer of the Company. Mr. McCammon is subject to an employment agreement with the Company which provides, among other things, that, vesting under his stock options are to be accelerated with respect to one-half of the unvested shares in the event that Mr. McCammon is involuntarily terminated without good cause or is constructively terminated within twelve months following a change in control. Mr. McCammon has not waived his rights to acceleration which may occur in connection with the change of control effected as a result of the consummation of the Offer. This potential acceleration of vesting is not reflected herein.

 (10) Upon consummation of the Merger all options shall become fully vested and exercisable. At such time, all options shall terminate and the holders thereof shall be entitled to an amount of cash equal to the excess, if any, of $1.00 over the exercise price per share of the options. As of July 28, 1997, Ms. Vivian Golub, Vice President of Human Resources, held an option to purchase 250 shares at an exercise price of $.60 per share. No other officer of the Company currently holds options exercisable at less than $1.00 per share.

      Pursuant to the consummation of the Offer on July 18, 1997, Purchaser has acquired a majority of the Shares of the Company, and, accordingly, a change in control of the Company has been effected as a result. See "The Merger and Related Transactions--Consummation of the Offer; Change in Control."

                             AVAILABLE INFORMATION

      The Company and Micron are each subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. The Proxy Statement, the annexes, exhibits and schedules forming a part thereof and the reports and other information filed by the Company and Micron with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, certain of the documents filed by the Company and Micron with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov. The Common Stock of the Company and the common stock of Micron are listed on The Nasdaq Stock Market and reports or other information concerning the Company and Micron may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 9513 Key West Avenue, Rockville, Maryland 20850. After the consummation of the Merger, the Company will no longer file reports, proxy statements or other information with the Commission or The Nasdaq Stock Market.

      Statements made in this Proxy Statement concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an annex to the Proxy Statement, reference is hereby made to that annex for a more complete description of the matter involved and each such statement is hereby qualified in its entirety by such reference.

                              INDEPENDENT AUDITORS

      The consolidated financial statements of the Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the substantial doubt as to the Company's ability to continue as a going concern) appearing elsewhere herein.

                          FUTURE STOCKHOLDER PROPOSALS

      To be brought before an annual meeting of the Company, stockholder proposals must be timely received at the executive offices of the Company, and must meet the other requirements of the rules of the SEC relating to stockholders' proposals and of the Company's Bylaws. In the event the Merger is not consummated and the Company holds a 1997 Annual Meeting, the Company will so notify its stockholders of such meeting, including the date by which stockholder proposals must be received at the Company's executive offices in order to be considered for inclusion in the proxy materials related to such meeting. Such date will be set in a reasonable amount of time before solicitation of any such proxies is made.

                           AUDITOR'S REPRESENTATIVES

      It is expected that representatives of Ernst & Young LLP, the Company's independent auditors, will be present at the Special Meeting where they will have an opportunity to respond to appropriate questions of the Company's stockholders and to make a statement if they so desire.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        OF NETFRAME SYSTEMS INCORPORATED

                                                                        Page No.
                                                                        --------
Report of Ernst & Young LLP, Independent Auditors.....................  F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995..........  F-3

Consolidated Statements of Operations for each of the three fiscal years in the period ended December 31, 1996.........................  F-4

Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended December 31, 1996.........................  F-5

Consolidated Statement of Stockholders' Equity for each
  of the three fiscal years in the period ended December 31, 1996.....  F-6

Notes to the Consolidated Financial Statements........................  F-7

Unaudited Condensed Consolidated Balance Sheet as of June 30, 1997....  F-17

Unaudited Condensed Consolidated Statements of Operations for the
  six month periods ended June 30, 1997 and 1996......................  F-18

Unaudited Condensed Consolidated Statements of Cash Flows for the
   six month periods ended June 30, 1997 and 1996.....................  F-19

Notes to Unaudited Condensed Consolidated Financial Statements........  F-20

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The NetFRAME Board and Stockholders
NetFRAME Systems Incorporated

      We have audited the accompanying consolidated balance sheets of NetFRAME Systems Incorporated as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetFRAME Systems Incorporated at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

      As discussed in Note 1 of Notes to Consolidated Financial Statements, the Company's recurring net losses and negative cash flow raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1 of Notes to Consolidated Financial Statements. The 1996 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ERNST & YOUNG LLP

San Jose, California
January 23, 1997

                         NetFRAME SYSTEMS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

               (in thousands, except share and per share amounts)

                                              December 31,
                                          --------------------
                                            1996       1995
                                          ---------  ---------
ASSETS

Current assets:
  Cash and cash equivalents               $ 14,011   $ 18,340
  Short-term investments                        --     13,304
  Accounts receivable, net of
    allowance for doubtful accounts
    of $2,168 and $1,638 in 1996
    and 1995, respectively                  14,203     16,623
  Inventories                                9,741     10,680
  Other current assets                         782      1,244
                                          --------   --------
    Total current assets                    38,737     60,191
Property and equipment, net                  9,930      9,823
Other assets, net                            1,642      1,684
                                          --------   --------
    Total assets                          $ 50,309   $ 71,698
                                          ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                        $  9,236   $  6,374
  Accrued compensation and benefits          4,461      2,866
  Accrued warranty                           1,721      1,003
  Deferred revenue                           2,037      1,532
  Other accrued liabilities                  1,056        729
                                          --------   --------
    Total current liabilities               18,511     12,504

Commitments and contingencies

Stockholders' equity:
  Preferred stock, 2,000,000 shares
    ($.001 par value) authorized,
    none issued and outstanding
    Common stock, 20,000,000 shares
    ($.001 par value) authorized,
    13,835,000 and 13,602,000
    issued and outstanding in
    1996 and 1995, respectively                 14         14
  Additional paid-in capital                73,156     72,568
  Accumulated deficit                      (41,372)   (13,388)
                                          --------   --------
    Total stockholders' equity              31,798     59,194
                                          --------   --------
      Total liabilities and
        stockholders' equity              $ 50,309   $ 71,698
                                          ========   ========

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)

                                              Year ended December 31,
                                          -------------------------------
                                            1996       1995       1994
                                          ---------  ---------  ---------
Net revenue                               $ 74,349    $76,434    $89,135
Cost of revenue                             50,489     39,545     42,216
                                          --------    -------    -------
Gross profit                                23,860     36,889     46,919
Operating expenses:
  Research and development                  16,294     12,368     11,206
  Selling, general and administrative       36,600     32,306     30,725
                                          --------    -------    -------
    Total operating expenses                52,894     44,674     41,931
                                          --------    -------    -------
Operating income (loss)                    (29,034)    (7,785)     4,988
Interest and other income                    1,215      1,753      1,319
Interest and other expense                    (165)    (2,297)      (168)
                                          --------    -------    -------
Income (loss) before income taxes          (27,984)    (8,329)     6,139
Provision (benefit) for income taxes            --       (277)       394
                                          --------    -------    -------
Net income (loss)                         $(27,984)   $(8,052)   $ 5,745
                                          ========    =======    =======
Net income (loss) per share               $  (2.04)   $ (0.60)   $  0.42
Number of shares used in computing per      13,729     13,498     13,630
 share amounts

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (decrease) in cash flows (in thousands)

                                              Year ended December 31,
                                          --------------------------------
                                            1996        1995       1994
                                          ---------  ----------  ---------
CASH FLOWS FROM (REQUIRED FOR)
 OPERATING ACTIVITIES:
Net income (loss)                         $(27,984)  $  (8,052)  $  5,745
Items not requiring the current use of
 cash:
 Stock compensation expense                      -          66        151
 Loss on disposal of capital assets             77       1,827          -
 Deferred taxes                                  -       1,367       (720)
 Depreciation and amortization               8,249       5,512      4,336
Changes in items affecting operations:
 Accounts receivable                         2,420       8,235     (6,892)
 Inventories                                (3,547)     (3,159)    (3,368)
 Other current assets                          462        (591)      (123)
 Accounts payable                            2,862       1,281        707
 Accrued liabilities                         3,145       1,748     (1,406)
                                          --------   ---------   --------
Cash generated from (required for)
 operating activities                      (14,316)      8,234     (1,570)
                                          --------   ---------   --------

CASH FLOWS FROM (REQUIRED FOR)
 INVESTING ACTIVITIES:
Acquisitions of property and equipment      (3,805)     (6,109)    (5,128)
Other assets                                  (100)     (1,044)      (716)
Purchase of available-for-sale
 securities                                (35,500)   (149,800)   (35,100)
Sale of available-for-sale securities       48,804     148,300     26,100
Purchase of held-to-maturity securities          -      (6,241)   (24,501)
Maturity of held-to-maturity securities          -      15,600     28,123
                                          --------   ---------   --------
Cash generated from (required for)
 investing activities                        9,399         706    (11,222)
                                          --------   ---------   --------

CASH FLOWS FROM (REQUIRED FOR)
 FINANCING ACTIVITIES:
Proceeds from short-term borrowings              -           -      1,048
Repayment of short-term borrowings               -      (1,048)         -
Payments on capital lease obligations            -         (70)      (285)
Payments on stockholders' notes
 receivable                                      -         (14)         1
Issuance of common stock                       588         784      1,125
                                          --------   ---------   --------
Cash generated from (required for)
 financing activities                          588        (348)     1,889
                                          --------   ---------   --------

Net increase (decrease) in cash and
 cash equivalents                           (4,329)      8,592    (10,903)
Cash and cash equivalents at the
 beginning of the period                    18,340       9,748     20,651
                                          --------   ---------   --------
Cash and cash equivalents at the end of
 the period                               $ 14,011   $  18,340   $  9,748
                                          ========   =========   ========

SUPPLEMENTAL DISCLOSURES:
Other noncash charges:
  Capitalization of assets through
   inventory transfers                       2,124       2,029      2,799
  Reclassification of inventory to
   other assets                              2,362           -          -
Cash paid during the period for:
  Interest                                       -           4        135
  Income taxes                                  25          76      1,771

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (in thousands)

                                                  Common  Additional                 Stockholders'    Deferred         Total
                                                  Stock    Paid-In    Accumulated       Notes           Stock       Stockholders'
                                          Shares  Amount   Capital      Deficit       Receivable    Compensation       Equity
                                          ------  ------  ----------  ------------  --------------  -------------  --------------
BALANCE AT DECEMBER 31, 1993              13,609    $13    $70,575       $(11,081)           $(15)         $(133)       $ 59,359

Stock compensation expense related to
  vesting of options                           -      -         84             -                -              -             84

Amortization of deferred stock
  compensation                                 -      -          -             -                -             67             67

Payments, interest, and forgiveness on
  notes receivable from stockholders           -      -          -             -                1              -              1

Issuance of common stock under stock
  plans                                      326      -      1,125             -                -              -          1,125

Net income                                     -      -          -         5,745                -              -          5,745
                                        ----------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994              13,395     13     71,784        (5,336)             (14)           (66)        66,381

Amortization of deferred stock
  compensation                                 -      -          -             -                -             66             66

Payments, interest, and forgiveness on
  notes receivable from stockholders           -      -          -             -               14              -             14

Issuance of common stock under stock
  plans                                      207      1        784             -                -              -            785

Net loss                                       -      -          -       (8,052)                -              -        (8,052)
                                        ----------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995              13,602     14     72,568      (13,388)                -              -        59,194

Issuance of common stock under stock
  plans                                      233      -        588            -                 -              -           588

Net loss                                       -      -          -      (27,984)                -              -       (27,984)
                                        ----------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996              13,835    $14    $73,156     $(41,372)             $  -          $   -      $ 31,798
                                        ========================================================================================

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.   BASIS OF PRESENTATION

      The consolidated financial statements of NetFRAME Systems Incorporated (the Company) for the year ended December 28, 1996, have been prepared on a going concern basis. The Company has approximately $14.0 million of cash and cash equivalents at December 31, 1996, and has recently entered into an asset based revolving credit facility (see Note 8) to provide additional capital. However, the fiscal 1996 net loss of $28.0 million and the resulting $14.3 million of cash used in fiscal 1996 to fund operations coupled with the continuing competitive industry conditions indicates that management must take certain actions to continue operations with existing capital resources. These actions include: timely introduction of products currently under development; expanding distribution channels to increase revenue; and outsourcing certain business operations and further streamlining the Company's infrastructure to reduce product and operating costs. Specifically, the Company is negotiating with third party distributors and resellers with substantially greater resources to market, support and distribute its products. In addition, the Company is negotiating to consolidate certain corporate facilities and has taken measures to reduce its workforce. In the event the Company is unable to generate sufficient cash from operations or obtain necessary financing from other sources, management will be required to sharply curtail certain of its existing business operations. (See Note 8).

 2.   OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business and Basis of Consolidation

      The Company develops, manufactures, markets and supports a broad line of high availability, clustered network servers for local and wide area networks. These network servers are distributed worldwide primarily through value added resellers (VARs) and systems integrators.

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, NetFRAME International Incorporated and NetFRAME Foreign Sales Corporation. All significant intercompany accounts and transactions have been eliminated.

 Reclassification

      Certain reclassifications have been made to prior year amounts to conform with the 1996 presentation.

 Fiscal Year

      The Company maintains a fifty-two/fifty-three week fiscal year cycle. Fiscal years 1996, 1995 and 1994 ended on December 28, 1996, December 30, 1995, and December 31, 1994, respectively. For convenience, the accompanying consolidated financial statements have been titled as ending on the last day of the calendar period.

 Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

 Cash Equivalents

 The Company considers all highly liquid investments with minimum yield risks and maturities of less than 90 days at time of purchase to be cash equivalents.

                         NetFRAME SYSTEMS INCORPORATED

 Investments

      The Company invests its excess cash in available-for-sale high quality debt and equity instruments. Available-for-sale securities are stated at fair market value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity.

      Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income.

      On November 15, 1995, the FASB staff issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, the Company chose to reclassify securities from held to maturity to available-for-sale. At the date of the transfer the amortized cost of those securities was $18,624,000 and the unrealized loss (gain) was $4,000, which is included in shareholders' equity (income).

 Inventories

      Inventories are stated at the lower of standard cost (which approximates first in, first out) or market. Inventories consist of the following:

                                              December 31,
                                            -----------------
                                             1996        1995
                                             ----        ----
                                              (in thousands)
Raw materials                              $2,729     $ 1,954
Work in process                             2,673       2,411
Finished goods                              4,339       6,315
                                           ------     -------
                                           $9,741     $10,680
                                           ======     =======

 Capitalization of Software Development Costs

      The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed". At December 31, 1996 and 1995, $171,000 and $828,000, respectively, of capitalized software development costs, net of accumulated amortization, are included in other assets. Amortization expense related to capitalized software development costs, which was included in cost of revenue, was $808,000 and $644,000 for the years ended December 31, 1996 and 1995, respectively.

                         NetFRAME SYSTEMS INCORPORATED

 Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets (one to five years). Property and equipment consist of the following:

                                              December 31,
                                          --------------------
                                            1996        1995
                                          ---------  ---------
                                            (in thousands)
Equipment                                 $ 25,176   $ 20,418
Furniture and fixtures                       1,702      1,450
Leasehold improvements                       3,171      2,778
                                          --------   --------
                                            30,049     24,646
Less accumulated depreciation and          (20,119)   (14,823)
 amortization                             --------   --------
                                          $  9,930   $  9,823
                                          ========   ========

      In the first quarter of 1995, the Company wrote-off $1.4 million of application software and related costs in connection with a decision to discontinue a management system upgrade.

 Revenue Recognition

      The Company generally recognizes revenue and accrues related estimated royalty, warranty and sales returns provisions upon product shipment.

 Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes".

 Stock Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, (APB 25) "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Net Income (Loss) Per Share

      Net income per share is based upon the weighted average number of outstanding shares of common stock, and dilutive common stock equivalents from the exercise of stock options and warrants (using the treasury stock method). Common stock equivalents from stock options and warrants are excluded from the computation if their effect is anti-dilutive.

      Net loss per share is based upon the weighted average number of outstanding shares of common stock.

                         NetFRAME SYSTEMS INCORPORATED

 3.   FINANCIAL INSTRUMENTS

      The Company has evaluated the estimated fair value of financial instruments. The amounts reported for cash and cash equivalents approximate the fair value due to their short maturities. Investment securities are reported at their estimated fair value based on quoted market prices.

      At December 31, 1996, available-for-sale securities consisted of commercial paper with a carrying value and estimated value of $10,600,000. These securities had a contractual maturity of less than one year and were classified as cash equivalents.

      The following is a summary of available-for-sale securities at December 31, 1995:

                                       Available-for-Sale
                           -------------------------------------------
                                      Gross        Gross     Estimated
                                    Unrealized  Unrealized     Fair
                            Cost      Gains       Losses       Value
                           -------  ----------  -----------  ---------
Auction preferred stock    $10,500  $        -  $        -     $10,500
Commercial paper            18,624           -          (4)     18,620
                           -------  ----------   ---------     -------
                           $29,124  $        -  $       (4)    $29,120
                           =======   =========   =========     =======

 4. CONCENTRATION OF CREDIT RISK, OTHER CONCENTRATION AND RISKS AND GEOGRAPHIC DATA

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of investments in cash equivalents, short-term investments and trade receivables. The Company invests in cash equivalents and short-term investments, primarily in money-market securities, auction preferred stock, commercial paper, and corporate notes.
 The Company is exposed to credit risks in the event of default by the issuer to the extent of the amount recorded on the balance sheet. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

      The Company derives a substantial portion of its revenue from sales to VARs and systems integrators. Trade accounts receivable from VARs and systems integrators was approximately $13.0 million at December 31, 1996. The concentration of credit risk with respect to trade accounts receivable from VARs and systems integrators is limited due to the number and geographic dispersion of such customers. No single VAR or system integrator accounted for more than 8% of trade accounts receivable at December 31, 1996.

      The Company's products include certain components that are currently available only from single sources or limited sources. Any availability limitations, interruptions in supplies or price increases relative to these components could adversely affect the Company's financial results.

      The Company is currently undergoing a product transition. Management has developed a program to liquidate inventory of the older products and believes that it has appropriately valued the inventory. At this time, management cannot estimate a range of amounts of loss that could occur if the program is not successful.

      The Company recently segregated the number of VARs with which it does business between those authorized to resell and support all of the Company's products and those limited to the resell and support of the Company's products prior to the NF9000. Management is actively working to collect the outstanding balances and believes no additional reserves are necessary. At this time, management cannot estimate a range of amounts of loss that could occur if the collections efforts are not successful.

                         NetFRAME SYSTEMS INCORPORATED

      Export sales represent sales to the Company's customers primarily throughout Europe and Asia Pacific. Sales by the Company to customers in different geographic areas, expressed as a percentage of net revenue, for the periods ended were as follows:

                                      Years ended December 31,
                                     --------------------------
                                      1996      1995       1994
                                      ----      ----       ----
Europe                                3.7%       7.0%       7.0%
Asia Pacific                          5.1%       8.0%       5.9%
Other                                   -%         -%       2.7%
                                     ----       ----       ----
                                      8.8%      15.0%      15.6%
                                     ====       ====       ====

 5.   COMMITMENTS AND CONTINGENCIES


 Operating Leases

      The Company leases its principal facilities under non-cancelable operating leases that expire in September 2002. In addition to its principal facilities, the Company also leases several sales support offices worldwide.

      Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1996:

                                Operating
                                 Leases
                                ---------
1997                              $1,619
1998                               1,487
1999                               1,553
2000                               1,585
2001                               1,661
Thereafter                         1,263
                                  ------
Total minimum lease payments      $9,168
                                  ======

      Total rent expense was approximately $1,955,000, $1,936,000, and $1,516,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

 Contingencies

      In the ordinary course of business, various lawsuits and claims are filed against the Company. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position, results of operations or cash flows.

                         NetFRAME SYSTEMS INCORPORATED

 6.   INCOME TAXES

      The provision (benefit) for income taxes for years ended December 31, 1996, 1995 and 1994 are as follows:

                                                   1996       1995       1994
                                                   ----       ----       ----
                                                          (in thousands)
Federal:
   Current                                         $   -    $(1,010)    $ 766
   Deferred                                            -        733      (720)
                                                   -----    -------     -----
                                                       -       (277)       46
State:
   Current                                             -          -       348
                                                   -----    -------     -----
Total                                              $   -    $  (277)    $ 394
                                                    ====    =======     =====

      The provision (benefit) for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                  1996         1995       1994
                                                  ----         ----       ----
                                                          (in thousands)
Income tax computed at federal                   $(9,043)     $(2,915)   $2,087
 statutory rate
State taxes, net of federal benefit                    -            -       230
Nonuse (use) of net operating loss                 9,043        2,638      (467)
Benefit of R&D credit utilized                         -            -      (406)
Adjustment to valuation allowance                      -            -      (971)
Other                                                  -            -       (79)
                                                 -------      -------    ------
                                                 $     -      $  (277)   $  394
                                                 =======      =======    ======

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                          1996          1995
                                                          ----          ----
                                                            (in thousands)
Deferred tax assets:
Federal net operating loss carryforward                 $ 13,709      $ 4,453
Capitalized research and development                       1,472          695
Accruals and reserves not currently deductible             1,284        1,134
Research and AMT credit carryforwards                      2,826        2,466
Accounts receivable reserve                                1,100          834
Inventory valuation differences                              580        1,158
Accrued commission                                           292           93
Depreciation                                                 334            -
                                                        --------      -------
      Total deferred tax assets                           21,597       10,833
Valuation allowance                                      (21,236)      (9,967)
                                                        --------      -------
      Total net deferred tax assets                          361          866
Deferred tax liabilities:
   Depreciation                                             -         (227)
   Capitalized software                                   (70)        (348)
                                                        --------      -------
      Total net deferred taxes                          $    291      $   291
                                                        ========      =======

      The valuation allowances at December 31, 1996 and 1995 include $2,580,000 attributable to stock option deductions, the benefit of which will be credited to paid-in capital when realized.

                         NetFRAME SYSTEMS INCORPORATED

      At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $39,000,000 and $6,000,000, respectively, and federal and state research and development credit carryforwards of approximately $2,700,000 expiring in 2008 through 2011. In addition, the Company had federal alternative minimum tax credit carryforwards of approximately $330,000 that will not expire. No restriction on the availability to utilize tax credit carryforwards is currently anticipated.

      Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

 7.   EMPLOYEE STOCK AND SAVINGS PLANS

 Stock Option Plans

      The Company has various stock option plans (the "Option Plans") under which officers, employees, non-employee directors and consultants may be granted qualified and non-qualified options to purchase shares of the Company's authorized but unissued Common Stock. Options are generally priced at the fair market value of the stock on the date of grant and vest ratably over two to five years from the date of grant. Options currently expire no later than ten years from date of grant.

      On January 15, 1997, the Company offered to reprice 1992 stock options granted to employees using a closing market value on that date of $2.625. Options totaling 1,813,051 shares were repriced. On February 7, 1995, the Company offered to reprice 1992 stock options granted to employees using a closing market value on that date of $5.875. Options totaling 1,252,700 shares were repriced.

      At December 31, 1996 and 1995, 4,609,442 and 4,459,442 shares, respectively, were reserved for issuance upon exercise of stock options. A summary of activity under all option plans is as follows (in thousands except weighted average exercise price amounts):

                                                                 Weighted Average
                                  Shares     Number of Shares    Exercise Price of
                                Available       Subject to            Options
                                for Grant   Options Outstanding     Outstanding
                                ---------   -------------------  -----------------
Balance at December 31, 1993       199                1,462
  Shares authorized              1,700                    -
   for issuance
  Options granted                 (880)                 880
  Options canceled                 195                 (195)
  Options exercised                  -                 (256)
  Plan shares expired              (13)                   -
                                ------               ------

Balance at December 31, 1994     1,201                1,891
  Shares authorized                100                    -
   for issuance
  Options granted               (2,172)               2,172
  Options canceled               1,596               (1,596)
  Options exercised                  -                  (84)
  Plan shares expired               (9)                   -
                                ------               ------

Balance at December 31, 1995       716                2,383
  Shares authorized                150                    -
   for issuance
  Options granted               (1,504)               1,504              $4.41
  Options canceled               1,471               (1,471)              6.49
  Options exercised                  -                 (112)              1.13
  Plan shares expired              (12)                   -
                                ------               ------              -----

Balance at December 31, 1996       821                2,304              $5.24
                                ======               ======

                         NetFRAME SYSTEMS INCORPORATED

      The following table summarizes information about stock options outstanding at December 31, 1996:

                          Options Outstanding                 Options Exercisable
                     ------------------------------  -------------------------------------
                                  Weighted Average   Weighted
                       Number         Remaining      Average     Number        Weighted
                      of Shares   Contractual Life   Exercise   of Shares      Average
Range of Exercise    at 12/31/96       (Years)        Price    Exercisable  Exercise Price
-------------------  -----------  -----------------  --------  -----------  --------------
$6.00 - $10.00           446             7.5          $7.54         263          $8.53
$5.00 - $5.99          1,242             8.8           5.30         418           5.58
$2.00 - $4.99            575             9.5           3.63          57           3.88
$0.20 - $1.99             41             4.1           1.27          41           1.27

      At December 31, 1996, outstanding options to purchase 780,000 shares were exercisable (of which 292 shares would be subject to repurchase if such options were exercised).

 Stock Purchase Plan

      In 1992, the 1992 Employee Stock Purchase Plan ("ESPP") was approved. As of December 31, 1996, 800,000 shares were reserved for issuance. The ESPP provides that substantially all employees may purchase stock at 85% of its fair market value on certain specified dates via payroll deductions. During the years ended December 31, 1996 and 1995, 120,563 and 123,607 shares, respectively, were issued under this plan.

 Stock-Based Compensation

      Pro forma information regarding net income (loss) and earnings (loss) per share is required by FAS 123 for awards granted by the Company after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                      Options                     ESPP
                              ------------------------  ------------------------
                                 1996         1995         1996         1995
                                 ----         ----         ----         ----
Expected life (years)                 3.5          3.5          0.7          0.6
Expected volatility                  0.75         0.73         0.70         0.65
Risk-free interest rate       5.78 - 6.48  5.20 - 7.09  5.50 - 5.60  5.60 - 6.15
 (percent)

                         NetFRAME SYSTEMS INCORPORATED

      For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period (for options) and the six to nine month purchase period (for stock purchases under the ESPP). The Company's pro forma information follows (in thousands, except per share amounts):

                                                    1996            1995
                                                  ---------       ---------
Net loss                   As reported            $(27,984)       $ (8,052)
                           Pro forma               (29,777)        (10,982)

Net loss per share         As reported            $  (2.04)       $  (0.60)
                           Pro forma                 (2.17)          (0.81)

      Because FAS 123's pro forma disclosure requirements are applicable only to the Company's awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1998.

      The weighted-average fair value of stock options granted during fiscal 1996 and 1995 was $2.50 and $3.10 per share, respectively. The weighted-average fair value of the employee stock purchase plans granted during fiscal 1996 and 1995 was $1.60 and $1.80 per share, respectively.

 Defined Contribution Plan

      The NetFRAME Systems Incorporated Savings and Investment Plan (the "Plan") is a defined contribution plan that covers all U.S. employees who have at least three months of service with the Company. Employees can contribute up to 15% of their eligible compensation through payroll deductions. The Company contributes to the employee's account by matching the greater of $0.25 for every employee dollar contributed up to a maximum of 5% of the employee's eligible compensation or a percentage of the Company's after-tax profit as determined by the NetFRAME Board. Total contributions made by the Company to the Plan for the years ended December 31, 1996, 1995 and 1994 were approximately $120,000, $150,000 and $170,000 respectively.

 8.   SUBSEQUENT EVENTS (unaudited)

      In March 1997, the Company obtained an asset based revolving credit facility with the CIT Group/Business Credit, Inc., Los Angeles, CA (CIT) to finance eligible accounts receivable and production inventory up to a maximum of $15.0 million, subject to certain net worth and other financial covenants. Borrowings under the asset based revolving credit facility with CIT, which by its terms allowed for termination by CIT on March 26, 2000, accrue interest at a rate equal to prime plus one-half percent (.50%). On June 23, 1997, the credit facility was assigned to Micron Electronics, Inc. pursuant to which, among other things, the maximum borrowings provided for thereunder were decreased to $3.5 million and the date on which Micron may terminate the facility, absent certain other conditions, was changed to September 30, 1997. On July 31, 1997, the maximum borrowings provided for under the credit facility were increased to $12.0 million. As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility.

      In May 1997, the Company canceled its lease on one of its principal administrative, product development, manufacturing and marketing facilities.
 As a result, the Company reduced its commitments under this operating lease by approximately $4.3 million and will receive a termination payment of $272,000 from the landlord. In connection with the cancellation of the operating lease, the Company recorded a $1.3 million charge related to the write-off of leasehold improvements.

      On June 10, 1997, the Company entered into an Agreement and Plan of Merger with Micron Electronics, Inc. (Micron) and Payette Acquisition Corporation, a wholly owned subsidiary of Micron (Payette). In connection with that agreement, Payette made a tender offer to purchase all of the Company's issued and outstanding shares of common stock and all associated rights at a price per share of $1.00 in cash. On July 18, 1997, Payette acquired approximately 62.8% of the Company's outstanding common stock in connection with the closing of the tender offer. Pursuant to a stockholder meeting to be held in August 1997, the merger of Payette with and into the Company is expected to be approved and any shares of the Company's common stock not tendered and purchased pursuant to the tender offer will be canceled and converted into the right to receive $1.00 per share in cash, subject to appraisal rights. The Company believes that its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron.

                         NetFRAME SYSTEMS INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEET

               (in thousands except share and per share amounts)

                                                               June 30, 1997
                                                               --------------
                                                                (unaudited)
ASSETS

Current assets:
 Cash and cash equivalents                                          $  2,209
 Accounts receivable, net of allowance for doubtful                    4,612
  accounts of $1,753
 Inventories                                                           8,319
 Other current assets                                                    800
                                                                    --------
  Total current assets                                                15,940
Property and equipment, net                                            5,670
Other assets, net                                                      1,060
                                                                    --------
  Total assets                                                      $ 22,670
                                                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable                                                      $  2,000
 Accounts payable                                                      5,922
 Other accrued liabilities                                             6,741
                                                                    --------
  Total current liabilities                                           14,663
Stockholders' equity:
 Preferred stock, 2,000,000 shares ($.001 par value) authorized,
   none issued and outstanding                                            --
 Common stock, 20,000,000 shares ($.001 par value) authorized,
  13,978,445 issued and outstanding                                       14
 Additional paid-in capital                                           73,519
 Accumulated deficit                                                 (65,526)
                                                                    --------
  Total stockholders' equity                                           8,007
                                                                    --------
  Total liabilities and stockholders' equity                        $ 22,670
                                                                    ========

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)


                                                                             Six Months Ended
                                                                             ----------------
                                                                      June 30, 1997   June 30, 1996
                                                                      -------------   -------------
                                                                               (unaudited)
Net revenue                                                             $ 19,984         $38,879
Cost of revenue                                                           18,571          22,235
                                                                        --------         -------
Gross profit                                                               1,413          16,644
Operating expenses:
    Research and development                                               8,063           7,544
    Selling, general and administrative                                   17,737          17,370
                                                                        --------         -------
       Total operating expenses                                           25,800          24,914
                                                                        --------         -------
Operating loss                                                           (24,387)         (8,270)
Interest and other income, net                                               233             633
                                                                        --------         -------
Loss before income taxes                                                 (24,154)         (7,637)
Benefit for income taxes                                                      --              --
                                                                        --------         -------
Net loss                                                                $(24,154)        $(7,637)
                                                                        --------         -------
Net loss per share                                                      $  (1.73)        $ (0.56)
                                                                        ========         =======
Number of shares used in computing
    per share amounts                                                     13,952          13,645
                                                                        ========         =======

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (decrease) in cash flows (in thousands)

                                                                                  Six Months Ended
                                                                           ------------------------------
                                                                           June 30, 1997   June 30, 1996
                                                                           --------------  --------------
                                                                                    (unaudited)
CASH PROVIDED BY (REQUIRED FOR) OPERATING ACTIVITIES:
Net loss                                                                        $(24,154)       $ (7,637)
Items not requiring the current use of  cash:
    Loss on disposal of capital assets                                             1,511             297
    Depreciation and amortization                                                  4,513           3,684
Changes in items affecting operations:
    Accounts receivable                                                            9,591            (269)
    Inventories                                                                     (967)            195
    Other current assets                                                             (18)            436
    Accounts payable                                                              (3,314)            874
    Accrued liabilities                                                             (831)           (408)
                                                                                --------        --------
Cash generated from (required for)  operating activities                         (13,669)         (2,828)
                                                                                --------        --------

CASH FLOWS FROM (REQUIRED FOR) INVESTING ACTIVITIES:
Acquisitions of property and equipment                                              (493)         (3,939)
Other assets                                                                          (4)         (2,132)
Purchase of available-for-sale securities                                             --         (40,106)
Sale of available-for-sale securities                                                 --          49,410
                                                                                --------        --------
Cash generated from (required for) investing activities                             (497)          3,233
                                                                                --------        --------

CASH FLOWS FROM (REQUIRED FOR) FINANCING ACTIVITIES:
Issuance of common stock                                                             363             565
Proceeds from note payable from Micron                                             2,000              --
                                                                                --------        --------
Cash generated from (required for) financing activities                            2,363             565

Net increase (decrease) in cash and cash equivalents                             (11,802)            970
Cash and cash equivalents at the beginning of the period                          14,011          18,340
                                                                                --------        --------
Cash and cash equivalents at the end of the period                              $  2,209        $ 19,310
                                                                                ========        ========

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
    Interest                                                                    $    210        $     --
    Income taxes                                                                $     15        $     10

                            See accompanying notes.

                         NetFRAME SYSTEMS INCORPORATED

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

 1.   QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

      The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission but do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements and should, therefore, be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 1996 included in the Annual Report on Form 10-K. The accompanying statements include all normal recurring adjustments which the Company believes necessary for a fair presentation of the statements. The interim operating results are not necessarily indicative of the results for the full year.

      The Company maintains a fifty-two/fifty-three week fiscal year cycle. The second quarters of fiscal 1997 and 1996 ended on June 28, 1997 and June 29, 1996, respectively. For convenience, the accompanying condensed consolidated financial statements have been titled as ending on the last day of the calendar quarter.

 2.   BASIS OF PRESENTATION

      The consolidated financial statements of NetFRAME Systems Incorporated (the Company) for the six months ended June 30, 1997, have been prepared on a going concern basis. The Company had approximately $2.2 million of cash and cash equivalents at June 30, 1997, of which $2.0 million represented amounts borrowed from Micron under the Company's revolving credit facility (see Note
 7). As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility. The Company's net losses for the six months ended June 30, 1997 totaled approximately $24.2 million. The Company believes that its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron.


 3.   INVENTORIES

      Inventories consist of the following (in thousands):

                              June 30, 1997      December 31, 1996
                              -------------      -----------------
      Raw materials              $2,633                 $2,729
      Work in process               791                  2,673
      Finished goods              4,895                  4,339
                                 ------                 ------
                                 $8,319                 $9,741
                                 ======                 ======

 4.   CONTINGENCIES


      In the ordinary course of business, various lawsuits and claims are filed against the Company. While the outcome of these matters is currently not determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position, results of operations or cash flows.

 5.   PROVISION (BENEFIT) FOR INCOME TAXES

      The Company provides for income tax expense (or benefit) during interim reporting periods based upon an estimate of the annual effective tax rate. The rate of tax (benefit) is less than the federal statutory rate of 35% due to the limitations controlling the timing for realization of net operating losses and tax credits (which may carryforward to partially offset future income taxes) established by the Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes".

 6.   NET LOSS PER SHARE

      Net loss per share is based upon the weighted average number of outstanding shares of common stock.

      In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS 128), "Earnings Per Share", which is required to be adopted by the Company on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The Company's common stock equivalent shares for the six months ended June 30, 1997 and 1996 were antidilutive and accordingly, FAS 128 should have no impact on primary earnings per share. The Company does not believe FAS 128 will have a material impact on the calculation of fully diluted earnings per share.

 7.   CREDIT FACILITY

      In March 1997, the Company obtained an asset based revolving credit facility with the CIT Group/Business Credit, Inc., Los Angeles, CA, to finance eligible accounts receivable and production inventory up to a maximum of $15.0 million, subject to certain net worth and other financial covenants. Borrowings under the asset based revolving credit facility with CIT, which by its terms allowed for termination by CIT on March 26, 2000, accrue interest in an amount equal to prime plus one-half percent (0.50%). On June 23, 1997, this credit facility was assigned to Micron Electronics, Inc. (see Note 9) pursuant to which, among other things, the maximum borrowings provided for thereunder were decreased to $3.5 million and the date on which Micron may terminate the facility, absent certain other conditions, was changed to September 30, 1997. On July 31, 1997, the maximum borrowings provided for under the credit facility were increased to $12.0 million. As of July 31, 1997, the Company had borrowed $6.0 million under the credit facility.

 8.   CANCELLATION OF LEASE

      In May 1997, the Company canceled its lease on one of its principal administrative, product development, manufacturing and marketing facilities.
 As a result, the Company reduced its commitments under this operating lease by approximately $4.3 million and will receive a termination payment of $272,000 from the landlord. In connection with the cancellation of the operating lease, the Company recorded a $1.3 million charge related to the write-off of leasehold improvements.

 9.   PLAN OF MERGER AGREEMENT

      On June 10, 1997, the Company entered into an Agreement and Plan of Merger with Micron Electronics Inc. (Micron) and Payette Acquisition Corporation, a wholly owned subsidiary of Micron (Payette). In connection with that agreement, Payette made a tender offer to purchase all of the Company's issued and outstanding shares of common stock and all associated rights at a price per share of $1.00 in cash. On July 18, 1997, Payette acquired approximately 62.8% of the Company's outstanding common stock in connection with the closing of the tender offer. Pursuant to a stockholder meeting to be held in August 1997, the merger of Payette with and into the Company is expected to be approved and any shares of the Company's common stock not tendered and purchased pursuant to the tender offer will be canceled and converted into the right to receive $1.00 per share in cash, subject to appraisal rights. The Company believes that its ability to continue to operate as a going concern is dependent on the successful consummation of the Merger and continued financial assistance from Micron.

                                                                         ANNEX A









                         AGREEMENT AND PLAN OF MERGER

                                    AMONG

                           MICRON ELECTRONICS, INC.

                       PAYETTE ACQUISITION CORPORATION

                        NETFRAME SYSTEMS INCORPORATED


                            Dated:  June 10, 1997

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I - THE OFFER..........................................................1

     1.1   The Offer...........................................................1
     1.2   Company Actions.....................................................3

ARTICLE II - THE MERGER........................................................4

     2.1   The Merger..........................................................4
     2.2   Closing.............................................................5
     2.3   Effective Time......................................................5
     2.4   Effects of the Merger...............................................5
     2.5   Certificate of Incorporation and By-laws............................5
     2.6   Directors...........................................................5
     2.7   Officers............................................................5

ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK
              OF THE CONSTITUENT CORPORATIONS;
              EXCHANGE OF CERTIFICATES.........................................6

     3.1   Effect on Capital Stock.............................................6
     3.2   Exchange of Certificates............................................7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES....................................9

     4.1   Representations and Warranties of the Company.......................9
     4.2   Representations and Warranties of Parent and Sub...................24

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS.........................26

     5.1   Conduct of Business................................................26
     5.2   No Solicitation....................................................28

ARTICLE VI - ADDITIONAL AGREEMENTS............................................30

     6.1   Stockholder Approval; Preparation of Proxy Statement...............30
     6.2   Access to Information; Confidentiality.............................31
     6.3   Best Efforts; Notification.........................................31
     6.4   Stock Plans........................................................32
     6.5   Post Merger Employment Benefits; Severance.........................33

                               TABLE OF CONTENTS
                                  (continued)


                                                                            Page
                                                                            ----
     6.6   Indemnification, Exculpation and Insurance.........................33
     6.7   Directors..........................................................34
     6.8   Fees and Expenses..................................................35
     6.9   Public Announcements...............................................36
     6.10  Stock Option Agreement.............................................36
     6.11  Preferred Share Rights Agreement...................................36
     6.12  Parent Financial Assistance........................................36
     6.13  Technology License Agreement.......................................36

ARTICLE VII - CONDITIONS PRECEDENT............................................37

     7.1   Conditions to Each Party's Obligation to Effect the Merger.........37
     7.2   Conditions to Parent's and Sub's Obligation to Effect the Merger...37

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER..............................38

     8.1   Termination........................................................38
     8.2   Effect of Termination..............................................39
     8.3   Amendment..........................................................39
     8.4   Extension; Waiver..................................................39
     8.5   Procedure for Termination, Amendment, Extension or Waiver..........40

ARTICLE IX - GENERAL PROVISIONS...............................................40

     9.1   Nonsurvival of Representations and Warranties......................40
     9.2   Notices............................................................40
     9.3   Definitions........................................................41
     9.4   Interpretation.....................................................42
     9.5   Counterparts.......................................................42
     9.6   Entire Agreement; No Third-Party Beneficiaries.....................42
     9.7   Governing Law......................................................42
     9.8   Assignment.........................................................42
     9.9   Enforcement........................................................43

                               TABLE OF CONTENTS
                                  (continued)

EXHIBITS

Exhibit A:  Offer
Exhibit B:  Stock Option Agreement
Exhibit C:  Parent Financial Assistance
Exhibit D:  Technology License Agreement

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 10, 1997 among MICRON ELECTRONICS, INC., a Minnesota corporation ("Parent"), PAYETTE ACQUISITION
                                             ------
CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and NETFRAME SYSTEMS INCORPORATED, a Delaware corporation (the
  ---
"Company").
 -------

     WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and
                                     -----
outstanding shares of Common Stock, par value $0.001 per share, of the Company and all associated rights (the "Company Common Stock"), at a price per share of
                                --------------------
the Company Common Stock of not less than $1.00 net to the seller in cash and without interest thereon (such price, as may hereafter be increased, the "Offer
                                                                          -----
Price"), subject to reduction for any applicable federal backup or other
-----
applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has approved the Offer and has resolved to recommend that the Company's stockholders accept the Offer;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in
            ------
this Agreement, whereby each issued and outstanding share of the Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.1(e)), will be converted into the right to receive the Offer Price;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I

                                  THE OFFER
                                  ---------

     1.1  The Offer.
          ---------

          (a) Subject to the provisions of this Agreement, Sub shall, and Parent shall cause Sub to, within five business days after and including the public announcement (on the date hereof or the following day) of the execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The
                                       ------------
obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the terms and
                                                ---------
conditions of this Agreement. Sub expressly reserves the right unilaterally to waive any conditions to the Offer (other than (without the Company's prior written consent) the Minimum Tender Condition, as defined on Exhibit A), to increase the price per Share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Exhibit A, changes the form of consideration payable in the Offer, or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders, and provided, further, that the Offer may not, without the Company's prior written consent, be extended beyond July 14, 1997 except for a period or periods not to exceed 22 days in the aggregate beyond July 14, 1997 as necessary to provide time to satisfy the conditions set forth in Exhibit A, and except that Sub may extend the Offer for up to 5 business days, if as of July 14, 1997, there shall not have been tendered at least ninety percent (90%) of the outstanding Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with applicable provisions of the Delaware General Corporation Law ("DGCL").
                                                                ----
Subject to the terms and conditions of this Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer. Sub agrees that if all of the conditions set forth in Exhibit A are not satisfied on any scheduled expiration date of the Offer then, provided that (i) all such conditions are reasonably capable of being satisfied prior to August 5, 1997 and (ii) no takeover proposal shall have been publicly announced and not withdrawn at such time, Sub shall extend the Offer from time to time until all such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond August 5, 1997.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer
                                                       ---
Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply
 ---------------
as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of such comments that are made in writing.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of the Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     1.2  Company Actions.
          ---------------

          (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger. The Company represents that its Board of Directors has received the opinion of Cowen & Company that the proposed consideration to be received by the holders of shares of the Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion will be promptly delivered by the Company to Parent. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a) and will use all reasonable efforts to obtain the consent of Cowen & Company to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in the preceding sentence. The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares (other than shares, if any, held by such person which if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange Act) of the Company Common Stock held by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "Schedule 14D-9") containing the recommendation
                                --------------
described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the Schedule
14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments including a copy of such comments that are made in writing.

          (c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Sub with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a record date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and, to the extent reasonably requested, computer files and other information in the Company's possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.


                                  ARTICLE II

                                  THE MERGER
                                  ----------

     2.1  The Merger.  Upon the terms and subject to the conditions set forth
          ----------
in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving
                                                          ---------
Corporation") and shall succeed to and assume all the rights and obligations of
-----------
Sub in
accordance with the DGCL. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger to merge the Company with and into Sub instead of merging Sub into the Company as provided above; provided, however, that the
                                                --------  -------
Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and will continue under the name "NetFRAME Systems Incorporated". At the election of Parent, any direct or indirect subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger.
In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     2.2  Closing.  The closing of the Merger will take place at 10:00 a.m. on
          -------
a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the Palo Alto, California offices of Fenwick &
          ------------
West, counsel to Parent and Sub, unless another date of place is agreed to in writing by the parties hereto. Parent agrees to close the Merger as soon as practicable following consummation of the Offer subject to Sections 7.1 and 7.2 hereof.

     2.3  Effective Time.  Subject to the provisions of this Agreement, as soon
          --------------
as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of
 ---------------------
the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").
 --------------

     2.4 Effects of the Merger.  The Merger shall have the effects set forth in
         ---------------------
Section 259 of the DGCL.

     2.5 Certificate of Incorporation and By-laws.  The certificate of
         ----------------------------------------
incorporation and by-laws of the Sub as in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     2.6 Directors.  The directors of Sub immediately prior to the Effective
         ---------
Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.7 Officers.  The officers of the Sub immediately prior to the Effective
         --------
Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE III

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
         ------------------------------------------------------------
                    CORPORATIONS; EXCHANGE OF CERTIFICATES
                    --------------------------------------

     3.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Sub:

          (a)  Capital Stock of Sub.  Each issued and outstanding share of
               --------------------
capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b)  Cancellation of Treasury Stock and Parent Owned Stock. Each
               -----------------------------------------------------
share of the Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of the Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)  Conversion of the Company Common Stock. Subject to Section
               --------------------------------------
3.1(d), each issued and outstanding share of the Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the
                                        --------------------
Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d)  Treatment of Options.  Options to purchase Company Common Stock
               --------------------
will be treated as provided in Section 6.4 hereof.

          (e)  Shares of Dissenting Stockholders.  Notwithstanding anything in
               ---------------------------------
this Agreement to the contrary, any issued and outstanding shares of the Company Common Stock held by a person (a "Dissenting Stockholder") who objects
                                          ----------------------
to the Merger and complies with all the provisions of the DGCL concerning the right of holders of the Company Common Stock to dissent from the Merger and require appraisal of their shares of the Company Common Stock "Dissenting
                                                               ----------
Shares") shall not be converted as described in Section 3.1(c) but shall become
------
the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of the Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of the Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or enter into a binding settlement agreement or make a written offer to settle, any such demands.

     3.2  Exchange of Certificates.
          ------------------------

          (a)  Paying Agent.  Prior to the Effective Time, Parent shall select
               ------------
a bank or trust company to act as paying agent (the "Paying Agent") for the
                                                     ------------
payment of the Merger Consideration upon surrender of certificates representing the Company Common Stock.

          (b)  Parent To Provide Funds.  Parent shall take all steps necessary
               -----------------------
to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the shares of the Company Common Stock as part of the Merger pursuant to Section 3.1.

          (c)  Exchange Procedure.  As soon as reasonably practicable after the
               ------------------
Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates")
                                                                 ------------
whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (d)  No Further Ownership Rights in the Company Common Stock.  All
               -------------------------------------------------------
cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common

Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (e)  Failure to Timely Surrender; No Liability.  Promptly following
               -----------------------------------------
the date that is one year after the Effective Date, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d))), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)  Withholding Taxes.  The right of any person to receive any
               -----------------
payment or consideration pursuant to this Agreement and the transactions contemplated herein shall be subject to any applicable requirements with respect to the withholding of Taxes.

          (g)  Lost, Stolen or Destroyed Certificates.  In the event any
               --------------------------------------
certificates evidencing shares of the Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates.

          (h)  Supplementary Action.  If at any time after the Effective Time,
               --------------------
any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Sub, or otherwise to carry out the provision of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     4.1  Representations and Warranties of the Company.  Except as set forth on
          ---------------------------------------------
the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company
                                  ---------------------------
represents and warrants to Parent and Sub as follows:

          (a)  Organization, Standing and Corporate Power.  The Company and
               ------------------------------------------
each of its subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificates of incorporation and by-laws or other organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b)  Subsidiaries.  The Company Disclosure Schedule lists each
               ------------
subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the
                -----
Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          (c)  Capital Structure.  The authorized capital stock of the Company
               -----------------
consists of 20,000,000 shares of the Company Common Stock par value $.001 per share and 2,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). At the close of business on June 6, 1997, (i)
  -----------------------
13,978,445 shares of the Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of the Company Common Stock were held by the Company in its treasury, (iii) 3,101,722 shares of the Company Common Stock were reserved for issuance upon exercise of outstanding Employee Stock Options (as defined in Section 6.4). Except as set forth above, at the close of business on June 6, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights which were not granted in tandem with a related Employee Stock Option. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries. Except as set forth in the Company Disclosure Schedule, no employee is a party to a change in control agreement with the Company and such Schedule identifies those change in control agreements that provide for 12-month severance packages and those that provide for 6-month severance packages.

          (d)  Authority; Noncontravention.  The Company has all the requisite
               ---------------------------
corporate power and authority to enter into this Agreement and, subject to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval"), to consummate the transactions contemplated by
 ----------------------------
this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval, if such approval is required by law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clause
(ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company (provided however that for this purpose any breach of a covenant not to compete or similar contractual restriction binding on Company shall be deemed to have a Material Adverse Effect on the Company except to the extent that the breach results from Parent or its affiliates being engaged in activities other than development, marketing and manufacture of personal computers or integrated circuits), (y) materially impair the ability of the Company to perform its obligations under this Agreement, (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required
                                             -------------------
by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for
(1) the filing of a pre merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
                                                                     -------
(2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports
                                     ---------------
under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or have a material adverse effect on the ability of the parties to consummate any of the transactions contemplated by this Agreement. Section 4.1(d) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (e)  SEC Documents; Financial Statements.  The Company has filed in a
               -----------------------------------
timely manner all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1994. All such required reports, schedules, forms, statements and other documents filed by the Company with the SEC (including those that the Company may file subsequent to the date hereof) are referred to herein as the "SEC Documents". As of their respective dates,
                               -------------
the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the
              --------------
rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 4.1(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, including those filed after the date hereof until the Closing, comply or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared or will be prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as provided in the last sentence of this Section 4.1(e) and fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the SEC Documents or as contemplated by this Agreement, since the date of the most recent consolidated balance sheet included in the SEC Documents until the date hereof neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles ("GAAP") to be set forth
                                                       ----
on a consolidated balance sheet of the Company and its consolidated subsidiaries which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in the SEC Documents, or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices. Interim financial statements or summaries and accounting books and records prior to the date of consummation of the Offer are prepared on a basis consistent with those employed in the most recent audited financial statement and, except with respect to footnote disclosure, are prepared in accordance with GAAP.

          (f)  Information Supplied.  None of the information supplied or to be
               --------------------
supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
                                                    ---------------------
(iv) the Proxy Statement, will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recently
                -------------------
audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and up to the date of this Agreement there has not been (i) any Material Adverse Change affecting the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice and except for the bonuses described in Schedule 4.1(g) or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on the Company, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, or (vii) any material revaluation of any of the Company's assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

          (h)  Intellectual Property.
               ---------------------

               (i) The Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that
                                                 ---------------------
are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company and its subsidiaries.

               (ii) The Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, which the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements as to which the Company is a party and pursuant to which any person other than the Company is authorized to use any Intellectual Property (other than end-user licenses in the Company's current standard form provided or made available to Parent's counsel), and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights")
                                 ----------------------------------------
which are incorporated in, are, or form a part of any Company product that is material to its business.

               (iii) To the Company's and its counsel's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its subsidiaries, any trade secret material to the Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through the Company or any of its subsidiaries, by any third party, including any employee or former employee of the Company or any of its subsidiaries. To the Company's and its counsel's knowledge, no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

               (iv) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Company Intellectual Property or Third Party Intellectual Property Rights or its ability to exploit its products.

               (v) (i) Since January 1, 1995, the Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (ii) since January 1, 1995, the Company has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party and (iii) no material action, suit or proceeding involving any material Intellectual Property is currently pending or overtly threatened, nor to the Company's knowledge is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of the Company's products does not, to the Company's knowledge, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

               (vi) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction, any of which would reasonably likely result in a material liability to the Company.

               (vii) Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, to the knowledge of the Company as of the date hereof, no Person has previously infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

               (viii) Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, there have been, and are, no claims asserted against the Company or, to its knowledge as of the date hereof, against any customer of the Company, related to any product or service of the Company.

               (ix) All current and former employees and consultants of the Company have signed a confidentiality/nondisclosure and invention assignment agreement, in substantially the form(s) attached to the Company Disclosure Schedule. To the Company's knowledge, no such current or former employees or consultants of the Company have violated any such agreement or otherwise misappropriated any trade secrets of the Company or of any third party. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

               (x) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of
  ------------------------
Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful, except where the failure to be lawful would not have a Material Adverse Effect on the Company.

          (i)  Litigation.  Except as disclosed in the Filed SEC Documents, as
               ----------
of the date of this Agreement, there is no suit, action or proceeding pending or threatened against the Company or any of its subsidiaries, nor is their any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on the Company,
(ii) challenge or seek to enjoin or seek damages with respect to the Company's entering into and performing this Agreement or that impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i),
(ii) or (iii) above.

          (j)  Absence of Changes in Benefit Plans.  Except as disclosed in the
               -----------------------------------
Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries.
Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries as to which there is or could be aggregate liability on the part of the Company or any of its subsidiaries in excess of $50,000.

          (k)  ERISA Compliance.
               ----------------

               (i) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the
                                   -----
Company or any trade or business (a "Company Affiliate") which is under common
                                     -----------------
control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (such plans, programs,
                                       ----
arrangements and contracts being herein collectively referred to as the "Company Employee Plans"), the Company has made available to Parent a true and
 ----------------------
complete copy of, to the extent applicable, (i) such Company Employee Plan,
(ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Company Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to
                           ---
any Company Employee Plan.

               (ii) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Company Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither the Company nor any Company Affiliate has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Company Employee Plan. All contributions due from the Company or any Company Affiliate with respect to any Company Employee Plan have been made or accrued on the Company's financial statements, and no further contributions will be due or will have accrued thereunder as of the Effective Date, except contributions that are consistent with the Employee Plans and past practices of the Company. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of the Company and Company Affiliates are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Company Employee Plan, covered employees or qualified beneficiaries which would have a Material Adverse Effect on the Company.

               (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries from the Company or any of its subsidiaries, under any Company Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Employee Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as provided in Section 6.4 hereof.

               (iv) The Company has made available to Parent a list of all employees of the Company and of any of its subsidiaries and their salaries as of the date of this Agreement.

          (l)  Taxes.
               -----

               (i) The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as such term is defined below) purposes of which the Company or any of its subsidiaries is or has been a member has timely filed all Returns (as such term is defined below) required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, through the Effective Date, has had and could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, through the Effective Date, has had and could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries. As used herein "Taxes" shall mean all Taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (m)  No Excess Parachute Payments.  Any amount that could be received
               ----------------------------
(whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). There is no agreement, contract or arrangement to which the Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, or to the knowledge of the Company, 162(m) or 404 of the Code.

          (n)  Compliance with Applicable Laws.
               -------------------------------

               (i) The Company and each of its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets
  -------
and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company.

               (ii) The Company and its subsidiaries are, and have been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any
                                          ------------------
Federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Material (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

               (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in violation of Environmental Laws in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of the Company, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Release" has the meaning set forth in 42
                                  -------
U.S.C. (S) 9601(22).  The term "Hazardous Material" means (1) hazardous
                                ------------------
materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource
                                                 ------
Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive
                                                  ------
Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the
                                                                 ------
Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Toxic Substances Control Act,
                                    ------
15 U.S.C. (S) 2601 et seq., and the Clean Air Act, 42 U.S.C. (S) 7401 et seq.,
                   ------                                             ------
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) radon and (6) PCBs, or materials or fluids containing PCBs.

          (o)  State Takeover Statutes.  The Board of Directors of the Company
               -----------------------
has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement, except to the extent California law applies by operation of Section 2115 of the California General Corporation Law.

          (p)  Brokers; Schedule of Fees and Expenses.  No broker, investment
               --------------------------------------
banker, financial advisor or other person, other than Cowen & Company, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (q)  Opinion of Financial Advisor.  The Company has received the
               ----------------------------
opinion of Cowen & Company, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion will promptly be delivered to Parent.

          (r)  Contracts, Debt Instruments.
               ---------------------------

               (i) Set forth on the Company Disclosure Schedule is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

               (ii) Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) (i) its charter or by-laws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for immaterial violations or defaults pertaining to Intellectual Property related matters or other violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company.

               (iii) Neither the Company nor any of its subsidiaries is a party to or is bound by: (A) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors; (B) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or (C) any material joint marketing or development agreement.

          (s)  Certain Agreements. Except as set forth on the Company Disclosure
               ------------------
Schedule, the Company and its subsidiaries are not, as of the date hereof (except as to (iii) below), parties to or subject to any agreement which falls within any of the following classifications:

               (i) any employment, deferred compensation, bonus or consulting contract requiring payments in excess of $50,000 by the Company or any subsidiary;

               (ii) any distributorship, sales, marketing, advertising, brokerage, licensing, dealership, representative or agency relationship requiring payment by the Company or any subsidiary;

               (iii) any contract or agreement that restricts or materially impairs the Company or any subsidiary from carrying on its business as now conducted or any part thereof or from competing in any line of business with any person, corporation or other entity or that grants any exclusive license or distribution rights;

               (iv) any collective bargaining agreement or other such contract or agreement with any labor organization;

               (v) any lease of personal property requiring rental payments of $250,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

               (vi) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or any subsidiary in personal property;

               (vii) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of the Company or any of its subsidiaries;

               (viii) any agreement to acquire equipment or commitment to make capital expenditures by the Company or any subsidiary of $150,000 or more;

               (ix) any agreement for the sale of any properties or assets, or for the grant of any preferential right to purchase any such properties or assets or which requires the consent of any third party to the transfer and assignment of any such properties or assets, other than in the ordinary course of business in connection with the Company sale of properties or assets;

               (x) any agreement for the borrowing of any money by the Company or any subsidiary;

               (xi) any agreement requiring the Company to indemnify any current or former officer, director, employee or agent; or

               (xii) except in the ordinary course of business, any other agreement of any other kind which involves future payments or receipts or performance of services or delivery of items, requiring payments of $25,000 or more to or by the Company or any subsidiary.

          (t)  Title to Properties.
               -------------------

               (i) The Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct business as currently conducted.

               (ii) The Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

          (u)  Labor Matters. Except as set forth in the Company Disclosure
               -------------
Schedule, or as would not have a Material Adverse Effect on the Company as of the date hereof (a) the Company and its subsidiaries are operating and have operated the business in compliance in all material respects with all applicable laws relating to the business respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and
                                     ----
Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws
                                      --------
respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, the Family and Medical Leave Act or related matters, and the Company and its subsidiaries are not engaged in and have not engaged in any unlawful practice relating to the business under such applicable laws, or in any unfair labor practice relating to the business; (b) no Governmental Entity has given the Company or any of its subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any possible conflicts with or violations of any such laws relating to the business by the Company or such subsidiary or in connection with the operation of the business, nor, to the knowledge of the Company, is any such investigation threatened or pending, nor, to the knowledge of the Company, has any such investigation occurred during the last two years; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or affecting the business, and neither the Company nor any subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (d) to the knowledge of the Company, no union representation question or union organizational activity exists respecting employees and, to the Company's knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (e) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; (f) the Company and its subsidiaries are in material compliance with all obligations under all Company Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in the Company Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened proceedings, actions or suits of any nature nor to the knowledge of the Company is there any basis therefor (i) under or alleging violation of IRCA, WARN or any law respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers' compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) and unemployment insurance, or matters involving any employee; (ii) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (iii) relating to alleged breaches of any of the Company Employee Plans. To Company's knowledge as of the date hereof, no employee of the Company has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by the Company or any of its subsidiaries or disclosing to the Company or any of its subsidiaries trade secrets or proprietary information of any such employer. As of the date hereof, no employee of the Company or any of its subsidiaries has given notice to the Company or any of its subsidiaries, nor do the executive officers of the Company otherwise have knowledge as of the date hereof that any employee intends to terminate his or her employment with the Company or any of its subsidiaries.

          (v) Preferred Share Rights Agreement. The Company's Board of Directors
              --------------------------------
has duly authorized and approved an amendment to that certain Preferred Share Rights Agreement between the Company and The First National Bank of Boston (the "Rights Agent") dated as of October 24, 1996 (the "Rights Agreement") to exclude
 ------------                                      ----------------
Parent and Sub and their respective Affiliates and Associates (as such terms are defined under the Rights Agreement) from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of shares of the Company Common Stock which Parent, Sub and/or any of their respective Affiliates and Associates have hereby obtained the right to acquire, or will acquire, as a result of the transactions contemplated by this Agreement, including but not limited to the Offer, the Merger or the Stock Option Agreement (as defined in Section 6.11 hereof), or any other agreement or transaction involving Parent, Sub and/or any of their respective Affiliates and Associates that has been approved by the Board of Directors of the Company prior to such acquisition. Upon execution of such amendment by the Rights Agent, such amendment will be in full force and effect. The Company's Board of Directors has duly authorized and approved the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including but not limited to the Offer, the Merger and the Stock Option Agreement, and has determined that the terms of the Offer and of the Merger as well as the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders.

     4.2  Representations and Warranties of Parent and Sub. Parent and Sub
          ------------------------------------------------
represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub
              ------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent.

          (b)  Authority; Noncontravention. Parent and Sub have all requisite
               ---------------------------
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form under the HSR Act, (2) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Parent,
(B) impair the ability of

Parent and Sub to perform their respective obligations under this Agreement or
(C) prevent the consummation of any of the transactions contemplated by this Agreement.

          (c) Information Supplied. None of the information supplied or to be
              --------------------
supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (d) Brokers. No broker, investment banker, financial advisor or other
              -------
person, other than Montgomery Securities, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (e) Financing. Parent has funds sufficient to consummate the Offer and
              ---------
the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Time, Parent and Sub will have available all the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and to perform their respective obligations under this Agreement, including without limitation payment in full for all shares of Common Stock validly tendered or outstanding at the Effective Time.

          (f) Litigation. Except as disclosed in documents filed with the SEC by
              ----------
Parent, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent or Sub to perform their obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i) or (ii) above.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

     5.1  Conduct of Business.
          -------------------

          (a)  Conduct of Business by the Company. The Company shall, and shall
               ----------------------------------
cause its subsidiaries to, carry on its and their respective businesses in the ordinary course and use its reasonable efforts in light of its current financial condition to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve relationships with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, or as may be agreed to in writing by Parent, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, in the case of less than wholly owned subsidiaries, as required by agreements existing on the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of the Company Common Stock upon the exercise of Employee Stock Options and Director Stock Options outstanding on the date of this Agreement and in accordance with their present terms) and pursuant to the Company's Employee Stock Purchase Plan;

               (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

               (vi) (x) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or
(y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $25,000 or which in the aggregate are in excess of $100,000;

               (viii) make any material tax election or settle or compromise any income or franchise tax liability;

               (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (x) of liabilities or obligations the failure of which to satisfy would have a Material Adverse Effect on the Company, (y) liabilities and obligations to employees and
(z) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice in accordance with the terms of this Section 5.1;

               (x) except as expressly contemplated hereby, enter into, modify, amend or terminate any contract or agreement binding on the Company or any subsidiary or waive, release or assign any rights or claims thereunder other than contracts or agreements involving purchase of inventory and supplies or sales of products in the ordinary course of business and other than discounting of accounts receivable to obtain prompt collection;

               (xi) terminate or lay off any employees, other than for cause consistent with past practice and Company policy.

               (xii) except as otherwise contemplated by this Agreement adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, or otherwise alter or commit to any compensation, benefit or severance or change of control arrangement for or with any officer or employee of the Company or enter into any related or interested party transaction of a nature that would be required to be disclosed in SEC filings.

               (xiii) grant or provide any severance or termination pay to any officer or employee except payments under the WARN Act or similar law or regulation after first consulting with Parent, or that meet the following three criteria: (A) the payments are in amounts consistent with the Company's policies and past practices, (B) the payments are made pursuant to written plans or agreements outstanding, or policies existing, on the date hereof and (C) the payments are made pursuant to arrangements described in the Company Disclosure Schedule and only after prior written notice to Parent;

               (xiv) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;

               (xv) institute any litigation or other proceeding other than in connection with this Agreement or any of the transactions contemplated hereby;

               (xvi) take any action that might cause or constitute a breach of any representation or warranty made by the Company in this Agreement; or

               (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)  Other Actions. The Company and Parent shall not, and shall not
               -------------
permit any of their respective subsidiaries to, knowingly and willfully, take deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in (x) such a manner as would have a Material Adverse Effect on the Company (in the case of the Company) or (y) in any material respect (in the case of Parent) as of the date when made or (ii) any of the conditions to the Offer set forth in Exhibit A or
                                                                  ---------
any of the conditions to the Merger not being satisfied (subject to the Company's right to take action consistent with Section 5.2).

     5.2  No Solicitation.
          ---------------

          (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that to the extent required by fiduciary obligations under
--------  -------
applicable law as advised by independent counsel, the Company may, in response to a takeover proposal which was not solicited after the date of this Agreement, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement in reasonably customary form, to any person. The Company, its subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any investment banker or attorney of the Company or any of its subsidiaries, shall be deemed to be a breach of this
Section 5.2(a) by the Company. For purposes of this Agreement, "takeover
                                                                --------
proposal" means any proposal for a merger or other business combination
--------
involving the Company or any of its Significant Subsidiaries or any proposal, offer or tender offer to acquire (including without limitation by license) in any manner, directly or indirectly, an equity interest in, not less than 10% of the outstanding voting securities of, or assets representing not less than 10% of the annual revenues of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Following the receipt of an unsolicited takeover proposal which, subject to the provisions of Section 5.2(a) hereof, the Company's Board of Directors may respond to and if the Company's Board of Directors determines in good faith, based on the advice of its outside financial advisors, that such takeover proposal is more favorable to the Company's stockholders than the Offer and the Merger (a "Superior Proposal"), then the Company may terminate this
                   -----------------
Agreement under Section 8.1(c) and shall pay the amounts payable under Section
6.8 within 2 business days and thereafter accept and enter into any Agreement with respect to such Superior Proposal, and the Board of Directors of the Company may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger). Nothing contained in this Section 5.2(b) shall prohibit the Company or its Board of Directors from (i) taking, and disclosing to the Company's stockholders, a position with respect to a takeover proposal pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any disclosure to the Company's stockholders that, in the judgment of the Board of Directors or the Company is required under applicable law.

          (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which is expected to lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent informed of the status and material terms of any such request, takeover proposal or inquiry.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

     6.1  Stockholder Approval; Preparation of Proxy Statement.
          ----------------------------------------------------

          (a) If Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the
                   --------------------
Company Stockholder Approval. If able to do so, Parent shall cause the Company to comply with its obligations under Section 6.1(a) and Section 6.1(b). Subject to the provisions of Section 5.2(b), the Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger, except that such obligations shall terminate if this Agreement is terminated.

          (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (c) Parent agrees to cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     6.2  Access to Information; Confidentiality. The Company shall, and shall
          --------------------------------------
cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish or make available promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement").
                                     -------------------------

     6.3  Best Efforts; Notification.
          --------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable best efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 4.1(d) of the Company Disclosure Schedule, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action within its power and authority necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 6.3(a), the Board of Directors of the Company shall not be prohibited from taking any action consistent with by
Section 5.2(a) or 5.2(b), subject to Parent's rights set forth in Section 5.2(b) and in Section 5.2(c).

          (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement (x) so as to have a Material Adverse Effect on the Company (in the case of the Company) or (y) in any material respect (in the case of Parent) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such
                                      --------  -------
notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.4  Stock Plans.
          -----------

          (a)  Stock Option Plans
               ------------------

               (i) At the Effective Time each outstanding employee or director stock option (each, an "Employee Stock Option") to purchase shares of Company
                        ---------------------
Common Stock heretofore granted pursuant to the Company's 1987 Stock Option Plan, as amended, 1992 Stock Option Plan, as amended or 1992 Director Stock Option Plans and each other right to acquire shares of Company capital stock (collectively, "Options") shall become fully exercisable and vested, whether or
                -------
not otherwise exercisable and vested. All Options that are outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and the holders thereof shall be entitled to receive, for each share subject to such Option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per Share of such Option subject to any required withholding taxes.

               (ii) Each of the Options shall terminate as of the Effective
Time.

          (b)  1992 Stock Purchase Plan.  The Company's 1992 Employee Stock
               ------------------------
Purchase Plan (the "Company Stock Purchase Plan") shall be terminated on the
                    ---------------------------
earlier of July 31, 1997 or the Effective Time. If terminated at the Effective Time, the Company shall take such actions as are necessary to cause the "Exercise Date" (as such term is used in the Company Stock Purchase Plan) applicable to the then current Offering Period (as such term is used in the Company Stock Purchase Plan) to be changed to the last trading day on which the Company Common Stock is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided that such
                            ---------------------------
change in the Exercise Date shall be conditioned on the consummation of the Merger. On the Final Company Exercise Date, the funds credited as of such date under the Company Stock Purchase Plan within each participant's payroll withholdings account shall be deemed applied to the purchase of whole shares of the Company Common Stock in accordance with the terms of the Company Stock Purchase Plan, and the shares of Company Common Stock issuable as a result thereof shall be deemed outstanding and converted to Merger Consideration in the Merger pursuant to the terms of this Agreement.

     6.5  Post Merger Employment Benefits; Severance. Employees of the Company
          ------------------------------------------
who become employed by Parent or any controlled subsidiary thereof after the Effective Time will either to extent permitted under the terms of such Employee Benefit Plans continue to be eligible to participate in the Company's Employee Benefit Plans, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Parent. The Company shall take all commercially reasonable efforts in light of the Company's current financial condition to induce its employees to remain employed by the Company at least through the Effective Time.

     6.6  Indemnification, Exculpation and Insurance.
          ------------------------------------------

          (a) From and after the Effective Time, the Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of its subsidiaries and their respective directors and officers (the "Indemnified Parties") existing prior to the date
                             -------------------
hereof; Parent acknowledges that indemnity agreements are currently in force with each of the Company's directors and officers and agrees not to challenge the validity of such agreements. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation and, by executing this Agreement, Parent hereby assumes such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by law.

          (b) Parent will to cause to be maintained for a period of not less than two (2) years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance")
                                                                -------------
for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or
 ---------------
canceled during such two year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O insurance. In lieu of maintaining the Company's current D&O insurance, Parent may elect to add the directors and officers of the Company on the date of this Agreement to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing D&O Insurance.

          (c) This Section 6.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time is intended to benefit the Company, the Surviving Corporation and the persons who are or were directors, officers, employees and agents of the Company or its subsidiaries on or prior to the Effective Time, and will be binding on all successors and assigns of the Parent or the Surviving Corporation.

          (d) In the event that Parent or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporations or entities of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation shall assume the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.6.

          (e) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

     6.7  Directors.  Promptly upon the acceptance for payment of, and payment
          ---------
for, any shares of the Company Common Stock by Sub pursuant to the Offer, and provided that the Minimum Tender Condition has been satisfied, Sub shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to Company, such number of persons so that the designees of Sub constitute the same percentage (but in no event less than a majority) of the Company's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. The Company shall, upon Sub's request, promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Sub's designees to be elected to the Board of Directors and shall cause Sub's designees to be so elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Following the election or appointment of Sub's designees pursuant to this Section 6.7, and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors (other than directors designated by Sub in accordance with this Section 6.7) designated by such persons or person to fill any vacancy (the "Continuing Directors"). Notwithstanding the foregoing, Parent
                  --------------------
will take all actions in its power required to maintain on the Company's Board at least one Continuing Director at all times after the consummation of the Offer and until the Effective Time.

     6.8  Fees and Expenses.
          -----------------

          (a) Except as provided below in this Section 6.8, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same or next day funds to Parent, $750,000 (the "Expense Fee"):
                                -----------

               (i) upon demand (unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform, in any manner that adversely affects the Company or its stockholders, any of its obligations under this Agreement) if this Agreement is terminated pursuant to Section 8.1(b)(i) as a result of the failure of any condition set forth in clause (i), (ii) or (iv) of paragraph (d) of Exhibit A or in paragraph (e) or (f) of Exhibit A or pursuant to Section 8.1(d)(i), (ii) or (iv);

               (ii) upon demand, (unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform, in any manner that adversely affects the Company or its stockholders, any of its obligations under this Agreement), if (x) at any time on or after the date of this Agreement until twelve (12) months following the termination of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have acquired, or entered into an agreement (the transaction contemplated by which is subsequently consummated) related to acquisition of (including without limitation by license), directly or indirectly, the Company, assets representing more than 50% of the fair market value of the Company's assets or more than 50% of the shares of the Company Common Stock then outstanding, and (y)(A) on or after the date of this Agreement, and prior to expiration of the Offer (or after expiration of the Offer but prior to expiration of a Concurrent Proposal) any person or group shall have made a takeover proposal which shall have been publicly announced and
(B) this Agreement shall have been terminated pursuant to Section 8.1(b)(i) or
Section 8.1(d). For purposes of this Section 6.8(b)(ii), "Concurrent Proposal" shall mean any takeover proposal that is made and not subsequently withdrawn prior to the expiration of the Offer or earlier termination of this Agreement; or

               (iii) concurrently with the Company entering into any agreement with respect to any superior proposal in accordance with Section 5.2(b), unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform in any manner that adversely affects the Company or its stockholders, any of its obligations under this Agreement.

          (c) Payment of the amounts described in this Section 6.8 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

     6.9  Public Announcements.  Parent and Sub, on the one hand, and the
          --------------------
Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national market system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     6.10  Stock Option Agreement.  Concurrently with the execution of this
           ----------------------
Agreement, the Company shall deliver to Parent an executed Stock Option Agreement in the form of Exhibit B attached hereto (the "Stock Option
                                                         ------------
Agreement").  The Company agrees to fully perform its obligations under the
---------
Stock Option Agreement.

     6.11  Preferred Share Rights Agreement.  The Company hereby covenants and
           --------------------------------
agrees to effect the amendment of the Rights Agreement, described in Section 4.1(v) hereof, by executing a formal amendment thereto with the Rights Agent and filing an amendment to the Company's Registration Statement on Form 8-A, and having such amendment declared effective by the SEC with respect to such Rights Agreement as soon as possible, and in no event later than five days, after the date of this Agreement; and further covenants and agrees that it shall take any and all action necessary to prevent Parent, Sub and their respective Affiliates and Associates from being considered an "Acquiring Person" under the Rights Agreement, and to prevent the occurrence of a "Distribution Date," as defined therein, as a result of Sub's acquisition of Company Common Stock upon consummation of the Offer or Parent's or Sub's acquisition of Company Common Stock, or rights to acquire same, in connection with the Merger or otherwise pursuant to this Agreement or any of the transactions or documents contemplated hereby, including without limitation pursuant to the Offer, the Merger or the Stock Option Agreement, or any other agreement involving Parent, Sub or any Affiliate or Associate thereof approved by the Board of Directors of the Company.

     6.12  Parent Financial Assistance.  Parent agrees to provide financial
           ---------------------------
assistance to the Company on and subject to the terms set forth in Exhibit C.

     6.13  Technology License Agreement.  Concurrently with the execution of
           ----------------------------
this Agreement, the Company and Parent shall enter into the Technology License Agreement in the form of Exhibit D attached hereto (the "Technology License
                         ---------                       ------------------
Agreement").
---------

                                  ARTICLE VII

                             CONDITIONS PRECEDENT
                             --------------------

     7.1  Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a)  Company Stockholder Approval.  If required by applicable law,
               ----------------------------
the Company Stockholder Approval shall have been obtained.

          (b)  HSR. To the extent required under applicable law, any waiting
               ---
period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)  Consummation of the Offer. Shares shall have been purchased
               -------------------------
pursuant to the Offer.

          (d)  No Injunctions or Restraints. No statute, rule, regulation,
               ----------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition shall be in effect which would (i) make the acquisition or holding by Parent or its affiliates of Company Common Stock or Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Parent's or Sub's ownership or operation of, or compel Parent or Sub to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary thereof, (iii) compel Parent, Sub or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or any of its subsidiaries or the Company or any of its subsidiaries, (iv) impose material limitations on the ability of Parent or Sub or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or impose any material condition to this Agreement or the Merger which would be materially adverse to Parent.

     7.2  Conditions to Parent's and Sub's Obligation to Effect the Merger. The
          ----------------------------------------------------------------
respective obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects as of the date of the Agreement except for such inaccuracies as have been cured;

          (b) (x) the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it prior to expiration of the Offer; and (y) the Company shall have performed in all material respects each of its obligations under this

Agreement, to the extent such performance is under the control of the officers of the Company who were not appointed following the consummation of the Offer, required to be performed by it following expiration of the Offer, except in cases of clauses (x) and (y) to the extent that (i) the aggregate effect of the failure of such performance does not result in a Material Adverse Effect with respect to the Company, alter the terms of the Merger or materially adversely affect Parent or (ii) the failure of such performance is attributable to any action or inaction of Parent or Company directors appointed at Parent's request; and

          (c) there shall not have occurred since the date of this Agreement any Material Adverse Change in the Company and its subsidiaries taken as a whole or any event that is highly probable to result in a Material Adverse Change in the Company and its subsidiaries taken as a whole, excluding for these purposes any changes that consist primarily of or result primarily from employee attrition, and disregarding for these purposes operating losses incurred in the ordinary course.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     8.1  Termination. This Agreement may be terminated at any time prior to the
          -----------
Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, Parent may not in any event terminate this Agreement):

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company;

               (i) if (w) as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, Sub shall have failed to commence the
             ---------
Offer in the time required by this Agreement or (x) as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement the Offer
                                      ---------
shall have terminated or expired in accordance with its terms (as extended, if required, pursuant to the last sentence of Section 1.1(a)) without Sub having accepted for payment any shares of the Company Common Stock pursuant to the Offer or (y) Sub shall not have accepted for payment any shares of the Company Common Stock pursuant to the Offer on or prior to August 5, 1997; provided,
                                                                  --------
however, that the right to terminate this Agreement pursuant to clauses (w) or
-------
(x) above of this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

          (c) by the Company in accordance with the provisions of Section 5.2, provided that the Company shall pay within 2 business days after termination to the Parent the entire Expense Fee under Section 6.8;

          (d) by the Parent in the event that (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or this Agreement, including any failure to include such recommendation in the Schedule 14D-9, or shall have so resolved; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, shall have approved or recommended any takeover proposal, shall have authorized the redemption or amendment of the Rights Agreement after the Company has received a takeover proposal or shall have resolved to do any of the foregoing; (iii) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement with respect to any superior proposal in accordance with Section 5.2(b) of this Agreement or the Board of Directors or any committee thereof shall have resolved to do so; or (iv) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within two business days after such request is made or shall have so resolved.

     8.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 5.2(b), the last sentence of Section 6.2, Section 6.8, this Section 8.2 and
Article IX, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     8.3  Amendment.  This Agreement may be amended by the parties at any time
          ---------
before or after obtaining the Company Stockholder Approval, if required by law; provided, however, that after any such approval, there shall not be made any
--------  -------
amendment that by law requires further approval by such stockholders without the further approval of such stockholders; and provided further that any amendment following the purchase of shares pursuant the Offer shall require the consent of a majority of the Continuing Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4  Extension; Waiver.  At any time prior to the Effective Time, the
          -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     8.5  Procedure for Termination, Amendment, Extension or Waiver.  A
          ---------------------------------------------------------
termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees
                    --------  -------
are appointed or elected to the Board of Directors of the Company as provided in
Section 6.7, after the acceptance for payment of shares of the Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

                                  ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

     9.1  Nonsurvival of Representations and Warranties.  None of the
          ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of the Company Common Stock by Sub pursuant to the Offer. This Section
9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2  Notices.  All notices, requests, claims, demands and other
          -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to
               Micron Electronics, Inc.
               900 East Karcher Road
               Nampa, ID 83687
               Attention: Chief Financial Officer


               with copies to: the General Counsel
                               at the same address

               Fenwick & West LLP
               Two Palo Alto Square
               Suite 700
               Palo Alto, CA  94306
               Fax: (415) 494-1417
               Attention: Dennis R. DeBroeck, Esq.
                          David W. Healy, Esq.


          (b)  if to the Company, to
               NetFRAME Systems Incorporated
               1545 Barber Lane
               Milpitas, CA 95035
               Attention: Chief Financial Officer


               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Rd.
               Palo Alto, CA 94304-1050
               Telephone: 415-493-9300
               Facsimile: 415-493-6811
               Attention: Larry W. Sonsini, Esq.
                          Marty Korman, Esq.

     9.3  Definitions.  For purposes of this Agreement:
          -----------

          (a)  an "affiliate" of any person means another person that directly
                   ---------
or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)  "Material Adverse Change" or "Material Adverse Effect" means,
                -----------------------      -----------------------
when used in connection with the Company, any change or effect that is materially adverse to the Company's business, properties, assets, financial condition or results of operations, excluding those changes, effects and developments that result from (i) the announcement or pendency of the Offer,
(ii) general economic conditions or (iii) conditions affecting the industry in which the Company competes.

          (c)  "person" means an individual, corporation, partnership, joint
                ------
venture, association, trust, unincorporated organization or other entity;

          (d)  a "subsidiary" of any person means another person, an amount of
                  ----------
the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (e)  "superior proposal" has the meaning assigned thereto in Section
                -----------------
5.2(b); and

          (f)  "takeover proposal" has the meaning assigned thereto in Section
                -----------------
5.2(a).

     9.4  Interpretation. When a reference is made in this Agreement to an
          --------------
Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "thereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns.

     9.5  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.6  Entire Agreement; No Third-Party Beneficiaries. This Agreement and the
          ----------------------------------------------
Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Sections 6.4 and 6.6, are not intended to confer upon any person other than the parties and the Company's stockholders any rights or remedies hereunder.

     9.7  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     9.8  Assignment. Neither this Agreement nor any of the rights, interests or
          ----------
obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub and Parent of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.9  Enforcement.  The parties agree that irreparable damage would occur
          -----------
in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:                                      MICRON ELECTRONICS, INC.


                                             By:    /s/ T. Erik Oaas
                                                 -------------------------------
                                             Name:
                                             Title:

SUB:                                         PAYETTE ACQUISITION CORPORATION


                                             By:    /s/ T. Erik Oaas
                                                 -------------------------------
                                             Name:
                                             Title:


THE COMPANY:                                 NETFRAME SYSTEMS INCORPORATED


                                             By:    /s/ Robert L. Puette
                                                 -------------------------------
                                             Name:
                                             Title:



               ***AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE***

                                                                       EXHIBIT A

                                     Offer
                                     -----

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of the Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of the Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock which would, upon consummation of the Offer, then represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period
                     ------------------------
under the HSR Act applicable to the purchase of shares of the Company Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to
 --------------------
vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, but only to the extent that any such options, rights or securities are exercisable or convertible into such voting securities at a per share price of $1.50 or less, and specifically excluding any shares that are or may become issuable pursuant to the Stock Option Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the last sentence of Section 1.1(a)) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists and is continuing:

          (a) there shall be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of Company or any other person or party directly or indirectly (i) challenging the acquisition by Parent or Sub of any shares of the Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging, (on grounds that Sub reasonably and in good faith determines are reasonably likely to result in financial exposure to the Company in excess of available insurance coverage and/or proceeds), that any such acquisition or other transaction relates to, involves or constitutes a violation by the Company or its directors of federal securities law or applicable corporate statutes or principles, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote the Company Common Stock accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole,
(v) which is likely to result in a material diminution in the value of the Company or (vi) seeking to impose a material condition to the Offer, Merger or Agreement which would be materially adverse to Parent;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred since the date of this Agreement any Material Adverse Change in the Company and its subsidiaries taken as a whole or any event that is reasonably likely to result in a Material Adverse Change in the Company and its subsidiaries taken as a whole;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or this Agreement, including any failure to include such recommendation in the Schedule 14D-9, or shall have so resolved; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, shall have approved or recommended any takeover proposal shall have authorized the redemption or amendment of the Rights Agreement after the Company has received any takeover proposal or shall have so resolved, (iii) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement with respect to any superior proposal in accordance with Section 5.2(b) of this Agreement or the Board of Directors or any committee thereof shall have resolved to do so, or (iv) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within two business days after such request is made or shall have so resolved;

          (e) any of the representations and warranties of the Company set forth in this Agreement shall have failed to be true and correct in any material respect as of the date of the Agreement or shall have ceased to be true and correct in any material respect at any time thereafter;

          (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it;

          (g) this Agreement shall have been terminated in accordance with its terms;

          (h) any bankruptcy proceedings shall have been instituted with respect to the Company and not dismissed;

which, in the reasonable good faith judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Sub and Parent and their respective affiliates and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement) or may be waived (except for the Minimum Tender Condition) by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

                                                                       Exhibit B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of June 9, 1997 (the "Agreement") is entered into by and between NetFRAME Systems Incorporated, a Delaware corporation ("Target"), and Micron Electronics, Inc., a Minnesota corporation ("Acquiror"). Capitalized terms used in this Agreement but not defined herein, and other terms defined in the Merger Agreement (as defined below) and used in this Agreement but not defined herein, shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS
                                    --------

     WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Target and Payette Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Acquiror and Merger Sub will make a tender offer (the "Offer") for shares of Common Stock of Target, and, following consummation of such Offer, Merger Sub will be merged with and into Target (the "Merger"); and

     WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Target agree, and Target has so agreed, to grant to Acquiror an option to acquire shares of Target's Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Grant of Option.  Target hereby grants to Acquiror an irrevocable
         ---------------
option (the "Option") to acquire up to a number of shares of the Common Stock, $0.001 par value, of Target ("Target Shares") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 1(a) below) shall occur (the "Option Shares"), in the manner set forth below (i) by paying cash at a price of $1.00 per share (the "Exercise Price") and/or, at Acquiror's election, (ii) by exchanging therefor shares of the Common Stock, par value $0.01 per share, of Acquiror ("Acquiror Shares") at a rate (the "Exercise Ratio"), for each Option Share, of a number of Acquiror Shares equal to the Exercise Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

     2.  Exercise of Option; Maximum Proceeds.
         ------------------------------------

         (a) For all purposes of this Agreement, an "Exercise Event" shall have occurred (i) immediately prior to the earlier of (A) the failure of the Board of Directors of Target or any committee thereof to recommend the Offer, the Merger or the Merger Agreement, including any failure to include such recommendation in the Schedule 14D-9, or its resolution to that effect, (B) the withdrawal or modification by the Board of Directors of Target or any committee thereof (including without limitation by amendment of the Company's Schedule 14D-9), in a manner adverse to Acquiror or Merger Sub, of the approval or recommendation by such Board or committee of the Offer, the Merger or the Merger Agreement, or resolution to take such action, (C) the approval or recommendation of any takeover proposal by the Board of Directors of Target or any committee thereof, or resolution to take such action, (D) the redemption or amendment of the Rights Agreement by the Board of Directors of Target or any committee thereof after the Target has received a takeover proposal, or resolution to take such action, (E) the execution by the Company of an agreement (other than a Confidentiality Agreement) with respect to any Superior Proposal in accordance with Section 5.2(b) of Merger Agreement or resolution of the Board of Directors of Target or any committee thereof to do so or (F) the failure, upon a request of Acquiror, to reaffirm Target's approval or recommendation of the Offer, the Merger or the Merger Agreement, within two business days after such request is made, or resolution to that effect, (ii) immediately prior to the consummation of a tender or exchange offer by a person other than Acquiror for 50% or more of any class of Target's capital stock, or (iii) immediately prior to the time at which all of the events specified in Section 6.8(b)(x) and (y) of the Merger Agreement shall have occurred.

         (b) Acquiror may deliver to Target a written notice (an "Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of Target shall have taken any of the actions described in Section 2(a)(i) hereof, (ii) upon the commencement of a tender or exchange offer by a person other than Acquiror for 50% or more of any class of Target's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or
(iii) at any time following the occurrence of each of the events specified in
Section 6.8(b)(x) and (y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "Conditional Exercise Event"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by Acquiror, the closing of a purchase of Option Shares (a "Closing") specified in such Exercise Notice shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

         (c) The Option shall terminate upon the earliest of (i) the consummation of the Offer for, and purchase of shares representing, in excess of 50% of the outstanding Common Stock of Target, (ii) 12 months following the termination of the Merger Agreement pursuant to Article VIII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is exercisable but cannot
             --------  -------
be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) Acquiror shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Acquiror contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

         (d) If Acquiror receives in the aggregate pursuant to Section 6.8(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares or this Option (by virtue of Section 7 hereof or otherwise) and any dividends received by Acquiror declared on Option Shares, more than the sum of (x) $1.5 million plus (y) the Exercise Price multiplied by the number of Target Shares purchased by Acquiror pursuant to the Option, then all proceeds to Acquiror in excess of such sum shall be remitted by Acquiror to Target.

     3.  Conditions to Closing.  The obligation of Target to issue Option Shares
         ---------------------
to Acquiror hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Acquiror shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

     4.  Closing.  At any Closing, (a) Target shall deliver to Acquiror a single
         -------
certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Acquiror to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Acquiror's election, (ii) a single certificate in definitive form representing the number of Acquiror Shares being issued by Acquiror in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof.

     5.  Representations and Warranties of Target.  Target represents and
         ----------------------------------------
warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for Acquiror to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to Acquiror upon exercise of the Option, Acquiror will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target,
(ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and
(h) any Acquiror Shares acquired pursuant to this Agreement will not be acquired by Target with a view to the public distribution thereof and Target will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     6.  Representations and Warranties of Acquiror.  Acquiror represents and
         ------------------------------------------
warrants to Target that (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Acquiror has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of the Acquiror Shares to Target in consideration of any acquisition of Target Shares pursuant hereto, Target will acquire such Acquiror Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) violate the Certificate of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror;
(g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired upon exercise of the Option will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     7.  Certain Rights.
         --------------

         (a) Acquiror Put.  Acquiror may deliver to Target a written notice (a
             ------------
"Put Notice") at any time during which Acquiror may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Acquiror pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "Put"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Acquiror, the closing of the Put (the "Put Closing") shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.

               (i) The difference between the "Market/Tender Offer Price" for Target Shares as of the date Acquiror gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any takeover proposal which was made prior to such date and not terminated or withdrawn as of such date and
(B) the highest closing sale price of Target Shares on the Nasdaq National Market during the 20 trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any takeover proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such takeover proposal or if no such value is ascribed, a value determined in good faith by the Board of Directors of Target.

               (ii) The Exercise Price paid by Acquiror for Target Shares acquired pursuant to the Option plus the difference between the Market/Tender
                                ----
Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Target Shares so purchased. If Acquiror issued Acquiror Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 1 as if Acquiror had exercised its right to pay cash instead of issuing Acquiror Shares.

               (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7 Target shall not be required to pay Acquiror in excess of an aggregate of (x) $1.5 million plus (y) the Exercise Price paid by
                                           ----
Acquiror for Target shares acquired pursuant to the Option minus (z) any
                                                           -----
amounts paid to Acquiror by Target pursuant to Section 6.8(b) of the Merger Agreement.

          (b) Redelivery of Acquiror Shares.  If Acquiror has acquired Target
              -----------------------------
Shares pursuant to exercise of the Option by the issuance and delivery of Acquiror Shares, then Target shall, if so requested by Acquiror, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Acquiror Shares only, redeliver the certificate(s) for such Acquiror Shares to Acquiror, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

          (c) Payment and Redelivery of Option or Shares.  At the Put Closing,
              ------------------------------------------
Target shall pay the required amount to Acquiror in immediately available funds (and Acquiror Shares, if applicable) and Acquiror shall surrender to Target the Option and the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Target.

          (d) Target Call.  If Acquiror has acquired Option Shares pursuant to
              -----------
exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "Exercise Date") and no takeover proposal with respect to Target has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Target entered into a definitive agreement or letter of intent with respect to such a takeover proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date 18 months following such Exercise Date, Target may require Acquiror, upon delivery to Acquiror of written notice, to sell to Target any Target Shares held by Acquiror as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Acquiror pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "Target Call Price") shall be equal to the Exercise Price, plus an amount equal to seven percent (7.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the Target Shares to be purchased by Target pursuant to this Section 7(d). The closing of any sale of Target Shares pursuant to this Section 7(d) shall take place at the principal offices of Target at a time and on a date designated by Target in the aforementioned notice to Acquiror, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Target Call Price shall be paid in immediately available funds, provided that, in the event Acquiror has acquired Option Shares pursuant
       --------
to exercise of the Option by issuance and delivery of Acquiror Shares, at the option of Target, the Target Call Price for part or all of any purchase of Target Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Acquiror by issuance and delivery of Acquiror Shares, shall be paid by delivery of a number of Acquiror Shares equal to the Target Call Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Target pursuant to this Section 7(d) were originally issued to Acquiror.

          (e) Restrictions on Transfer.  Until the termination of the Option,
              ------------------------
Target shall not sell, transfer or otherwise dispose of any Acquiror Shares acquired by it pursuant to this Agreement.

     8.   Registration Rights.
          -------------------

          (a) Following the termination of the Merger Agreement, each party hereto (a "Holder") may by written notice (a "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares by Holder; provided, however, that any such
                                            --------  -------
Registration Notice must relate to at least 100,000 shares of Common Stock of the Registrant (as adjusted for splits, etc.) and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registrant shall have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the 20 trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

          (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an
--------  -------
aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided,
                                                                    --------
however, that the Registrant shall not be required to qualify to do business in,
-------
or consent to general service of process in, any jurisdiction by reason of this provision.

          (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registrations, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

          (e)  Indemnification.
               ---------------

               (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the

Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

               (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged statement) of a material fact contained in such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

               (iii) Each party entitled to indemnification under this Section 8(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if
--------  -------
representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified
                        -------- -------
Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     9.  Adjustment Upon Changes in Capitalization; Rights Plans.
         -------------------------------------------------------

         (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) The Board of Directors of Target shall have duly authorized and approved the amendment to Target's Rights Agreement to exclude Acquiror and its Affiliates and Associates from the definition of "Acquiring Person" therein, with respect to, among other things, the beneficial ownership of shares of Target Common Stock which Acquiror, or its Affiliates and Associates, have acquired or have the right to acquire pursuant to this Agreement. Target shall take any and all action necessary to ensure that (i) such amendment is executed by the Company and the Rights Agent and becomes effective within five days of the date hereof, (ii) neither Acquiror, nor its Affiliates or Associates, becomes an "Acquiring Person" as a result of Acquiror's rights or actions under this Agreement and (iii) a "Distribution Date" as defined therein, does not occur as a result of Acquiror's rights or actions under this Agreement.

     10.  Restrictive Legends.  Each certificate representing Option Shares
          -------------------
issued to Acquiror hereunder, and each certificate representing Acquiror Shares delivered to Target at a Closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     11.  Listing and HSR Filing.  Target, upon the request of Acquiror, shall
          ----------------------
promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Acquiror, upon the request of Target, shall promptly file an application to list the Acquiror Shares issued and delivered to Target pursuant to Section 1 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

     12.  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this

Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     13.  Specific Performance.  The parties recognize and agree that if for any
          --------------------
reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     14.  Entire Agreement.  This Agreement and the Merger Agreement (including
          ----------------
the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     15.  Further Assurances.  Each party will execute and deliver all such
          ------------------
further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     16.  Validity.  The invalidity or unenforceability of any provision of this
          --------
Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     17.  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Target, to:

               NetFRAME Systems Incorporated
               1545 Barber Lane
               Milpitas, CA  95035
               Attn:  President and Chief Executive Officer
               Fax:  (408) 474-4048
               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attn:  Larry W. Sonsini, Esq.
                      Marty Korman, Esq.

          (b)  if to Acquiror, to:

               Micron Electronics, Inc.
               900 East Karcher Road
               Nampa, Idaho  83687
               Attn:  President and Chief Executive Officer
               Fax:  (208) 893-7411

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square, Suite 700
               Palo Alto, California 94306
               Attn:  Dennis R. DeBroeck, Esq.
                      David W. Healy, Esq.

     18.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     19.  Counterparts.  This Agreement may be executed in two counterparts,
          ------------
each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     20.  Expenses.  Except as otherwise expressly provided herein or in the
          --------
Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21.  Amendments; Waiver.  This Agreement may be amended by the parties
          ------------------
hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22.  Assignment.  Neither of the parties hereto may sell, transfer, assign
          ----------
or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                NetFRAME Systems Incorporated


                                By: /s/ ROBERT L. PUETTE
                                   ---------------------------------------------
                                    Name: Robert L. Puette
                                    Title: President and Chief Executive Officer


                                Micron Electronics, Inc.


                                By: /s/ T. ERIK OAAS
                                   ---------------------------------------------
                                    Name: T.Erik Oaas
                                    Title: Executive Vice President and
                                           Chief Financial Officer

                                                                       EXHIBIT C

                          Parent Financial Assistance
                          ---------------------------

    Provided that (i) the Company has not breached this Agreement, (ii) Parent is not entitled to terminate this Agreement pursuant to Section 8.1(d) hereof, and (iii) this Agreement has not been terminated, Parent agrees to provide the Company with $3.5 million in the aggregate in financial assistance (in addition to any amounts payable pursuant to the Technology License Agreement) in the form of either secured loans or guarantees of secured loans, at times as Parent and the Company may determine. Subject to the foregoing such financial assistance will be provided pursuant to such funding schedule as agreed upon by Parent and the Company based upon the Company's financial needs as agreed to by the Parent. At the request of Parent, the Company agrees to use its best efforts to assign or assist in the assignment of all loans, contracts, agreements, security interests, UCC filings and other rights of CIT Group/Business Credit, Inc. that relate to or are with the Company. Until termination of this Agreement, Parent, as a creditor of Parent shall not institute bankruptcy or insolvency proceedings against the Company.

                                                                       EXHIBIT D

                         Technology License Agreement


     This Technology License Agreement (the "Agreement"), dated June 10, 1997 (the "Effective Date"), is made between NetFRAME Systems Incorporated, a Delaware corporation ("NetFRAME"), and Micron Electronics, Inc., a Minnesota corporation, and all of its subsidiaries and other affiliates ("Micron").

                                    RECITALS

     Whereas, NetFRAME owns or has rights to certain computer hardware, software, related documentation and other technology; and

     Whereas, Micron wishes to have irrevocable nonexclusive rights to, among other things, use, market and distribute such hardware, software, related documentation and other technology worldwide, and NetFRAME wishes to grant such irrevocable rights to Micron.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NetFRAME and Micron agree as follows:

1.   DEFINITIONS.

     1.1  Intellectual Property Rights.  "Intellectual Property Rights" means
          ----------------------------
patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright rights (including but not limited to rights in audiovisual works and moral rights), trademark and trade dress rights, trade secret rights, know-how, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

     1.2  NetFRAME Technology.  "NetFRAME Technology" means, as of the
          -------------------
Effective Date, all of the following which are associated with or incorporated, in any way and to any extent, in NetFRAME's 9000 series server products and any other products under any phase of development, including without limitation, hardware and software products (collectively, the "NetFRAME Products"), or is otherwise necessary or required for Micron to exercise any and all of the rights granted to it hereunder and to build working products substantially similar to the NetFRAME Products without undue development time and expense: all computer software (in object code and fully-commented or fully-annotated source code versions), documentation, diagrams, schematics, functional specifications, designs, know-how and other technology, including, without limitation, any works in progress and the technology described by NetFRAME in Exhibit A, and all
                                                        ---------
Intellectual Property Rights therein, and including any modifications, upgrades, revisions or additions thereto as required pursuant to Section 5.1(b); provided, however, that the term "NetFRAME Technology" shall not include any Intellectual Property Rights of third parties which are licensed to NetFRAME but which NetFRAME has no authority, after exercising its best efforts as provided in
Section 7.2, to transfer, sublicense or otherwise convey.

2. LICENSE GRANT. NetFRAME hereby grants to Micron a nonexclusive, worldwide, royalty-free, fully paid-up, irrevocable, non-executory license to use, make, have made, copy, have copied, reproduce, modify, create derivative works based upon, publish, publicly display and perform, distribute, transmit, promote, market, sell products incorporating the NetFRAME Technology (or any part thereof), and otherwise exploit in any manner subject to the terms and conditions herein the NetFRAME Technology or any portion thereof, in any form.

3. DELIVERY. NetFRAME will deliver to Micron, within ten (10) business days of Micron's request (and in any event, no later that thirty (30) days from the Effective Date), a full set of all tangible items containing and/or comprised of NetFRAME Technology, to the extent developed and existing, and in the manner constituted, on the date of Delivery (the "Deliverables"), including, without limitation, to the extent available, fully-commented or fully-annotated source code versions of all software existing on the Effective Date (the "Delivery"). In addition, NetFRAME will deliver to Micron, on an ongoing basis: (i) updates, upgrades, new versions, modifications and other enhancements to the NetFRAME Technology as each phase of development is completed, pursuant to Section 5.1 below; and (ii) within ten (10) business days of Micron's request, any tangible items containing and/or comprised of NetFRAME Technology which were inadvertently or otherwise not delivered with the Delivery.

4.   PAYMENTS.

     4.1  License Fee.  In consideration of the rights granted to Micron in
          -----------
Section 2 hereof, Micron will pay to NetFRAME the one-time license fee of One Million, Five Hundred Thousand Dollars ($1,500,000.00).

     4.2  Payment Terms.  Micron will pay the one-time license fee to NetFRAME
          -------------
as follows: (a) Seven Hundred Fifty Thousand Dollars ($750,000.00) on the Effective Date; and (b) Seven Hundred Fifty Thousand Dollars ($750,000.00) within three (3) days of Delivery. Delivery shall be deemed to have been made at such time, and on such date, as the Deliverables are deposited with a common carrier at NetFRAME's headquarters in Milpitas, California for overnight delivery to Micron.

     4.3  Taxes.  All amounts payable under this Agreement are exclusive of all
          -----
sales, use, value-added, withholding, and other taxes and duties.

5.   MAINTENANCE, SUPPORT, AND TRAINING.

     5.1  Maintenance.  For the period starting on the Effective Date and
          -----------
continuing for a period no less that five (5) years from the Effective Date and for so long thereafter as NetFRAME provides comparable services to any of its customers, NetFRAME will provide to Micron, for no additional consideration, the following maintenance services, which shall be delivered to Micron prior to delivery to any NetFRAME customers:

          (a) error corrections for the NetFRAME Technology in accordance with NetFRAME's standard maintenance and support policies and procedures; and

          (b) updates, upgrades, modifications, new versions and other enhancements to the NetFRAME Technology. Provided however, that if NetFRAME determines in good faith that a development project will be terminated and products related to that project will not be provided to its customers, NetFRAME shall not be obligated to provide Micron with updates, upgrades, modifications, new versions and other enhancements related to that project.

     5.2  Support and Training. For the period starting on the Effective Date
          --------------------
and continuing for a period no less that five (5) years from the Effective Date and for so long thereafter as NetFRAME provides comparable services to any of its customers, NetFRAME will provide to Micron, for no additional consideration (except for reimbursement of travel and lodging expenses, as necessary, and as otherwise noted in this Section 5.2), the following maintenance:

          (a) full-time access to NetFRAME's "hot-line" for inquiries from Micron relating to the NetFRAME Technology;

          (b) training in accordance with NetFRAME's standard training policies and procedures (such training to be provided at NetFRAME's standard hourly rate therefor to the extent the hours of training time so provided in any calendar month exceed an aggregate of ten (10) hours); and;

          (c) to the extent, and within five (5) days of each request therefor by Micron, engineering support and any other technical support related to the NetFRAME Technology (such support to be provided at NetFRAME's standard hourly rate therefor to the extent the hours of support time so provided in any calendar month exceed an aggregate of ten (10) hours).

6.   CONFIDENTIALITY.

     6.1  Obligations.  Micron agrees that it will not disclose the NetFRAME
          -----------
Technology or other confidential technical information disclosed to it by NetFRAME (collectively, "Confidential Information") to any third party except as reasonably required in the exercise of the rights granted hereunder or as otherwise permitted in this Agreement; and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. However, Micron may disclose Confidential Information: (i) pursuant to the order or requirement of, or in connection with proceedings before, a court, administrative agency, or other governmental body; and (ii) on a confidential basis to its legal and/or financial advisors. Micron acknowledges that NetFRAME will suffer irreperable harm if Micron violates the provisions of this Section 6.1.

     6.2  Exceptions.  Notwithstanding the foregoing, "Confidential
          ----------
Information" shall not include information that: (i) is or becomes generally known to the public through no breach of any confidentiality obligation; (ii) is known to Micron at the time of disclosure by NetFRAME without violation of any confidentiality restriction and without any restriction on Micron's further use or disclosure; (iii) is independently developed by Micron without any use of NetFRAME's Confidential Information, which can be demonstrated by Micron with contemporaneous documentation; or (iv) is disclosed by NetFRAME to any third party without restrictions of confidentiality.

     6.3  Source Code.  Notwithstanding Section 6.1 above, as to any of
          -----------
NetFRAME's source code delivered to Micron hereunder ("Source Code"), Micron shall not disclose such Source Code to any third party without the prior written consent of NetFRAME (which NetFRAME shall not unreasonably withhold) and the execution of an agreement between that third party and NetFRAME regarding protection of the Source Code (which NetFRAME shall not unreasonably delay).

7.   PROPRIETARY RIGHTS.

     7.1  NetFRAME's Ownership.  The NetFRAME Technology and all Intellectual
          --------------------
Property Rights therein are and will remain the sole and exclusive property of NetFRAME and its licensors, if any.

     7.2  NetFRAME's Obligations Regarding Third-Party Technology.  NetFRAME
          -------------------------------------------------------
will use best efforts to obtain all required consents and all necessary property rights from NetFRAME's third party licensors for Micron to exercise any and all of the rights granted to it in this Agreement.

     7.3  Micron's Duties.  Micron will use commercially reasonable efforts to
          ---------------
protect NetFRAME's Intellectual Property Rights in the NetFRAME Technology, but not less than the efforts that NetFRAME uses to protect its own confidential information.

     7.4  Trademarks.  NetFRAME hereby grants to Micron the right to use the
          ----------
NetFRAME trademarks and trade names associated with the NetFRAME Products in Micron's marketing, distribution and sale of server products substantially similar to the NetFRAME Products. In so doing, Micron will comply with NetFRAME's then-existing reasonable trademark usage policies and procedures.

     7.5  Third Party Infringement.  NetFRAME shall have the sole right to
          ------------------------
assert claims against third parties for infringement or misappropriation of Intellectual Property Rights in the NetFRAME Technology; provided however, that
                                                         ----------------
if NetFRAME does not pursue such claims within a reasonable period of time, NetFRAME shall so notify Micron promptly, and Micron shall have the right to assert claims against such third parties, and NetFRAME shall give Micron reasonable assistance in connection therewith.

8.   WARRANTY.

     8.1  Power and Authority, Enforceability.  NetFRAME warrants to Micron
          -----------------------------------
that it has sufficient right and authority to enter into this Agreement and to grant to Micron all licenses and rights that NetFRAME grants under this Agreement, and, with respect to technology owned by third parties, either has sufficient rights to sublicense such technology to Micron as of the Effective Date, or will obtain such rights pursuant to Section 7.2. Upon execution by the parties, this Agreement will constitute a legal, valid and binding obligation of NetFRAME enforceable against NetFRAME in accordance with its terms.

     8.2  Solvency; No Bankruptcy Proceedings.  NetFRAME and each of NetFRAME's
          -----------------------------------
subsidiaries and affiliates, taken both individually and together as a group, are Solvent on the Effective Date (as defined below). No petition has been filed by or against NetFRAME for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of NetFRAME, voluntary or involuntary, under any such law; and, no receiver liquidator, sequestrator, trustee, custodian or other officer has been appointed with attachment, execution or similar process has been ordered, executed or filed against NetFRAME or any of its assets or properties. NetFRAME has not made any assignment for the benefit of creditors and does not reasonably expect to take any such action. NetFRAME does not currently intend to file for protection under any bankruptcy or insolvency law. As used herein, the term "Solvent" means, with respect to any entity on a particular date, that on such date: (a) the fair market value of the property of such entity is greater than the total amount of liabilities, including contingent liabilities, of such entity; (b) the present fair salable value of the assets of such entity is no less than the amount that will be required to pay the probable liability of such entity on its debts as they become absolute and matured; (c) such entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such entity's ability to pay as such debts and liabilities mature; and (d) such entity is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such entity's property would constitute an unreasonably small capital.

     8.3  No Violations.  The execution, delivery and performance of this
          -------------
Agreement by NetFRAME do not and will not: (a) breach, violate, or conflict with the certificate of incorporation or bylaws of NetFRAME, both as amended to date;
(b) to the best of NetFRAME's knowledge, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to NetFRAME or to the NetFRAME Technology; (c) to the best of NetFRAME's knowledge, result in any material breach or violation of, or constitute a default (or event which with the giving of notice or lapse or time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which NetFRAME or any affiliate of NetFRAME is a party or is bound or by which any part of NetFRAME Technology is bound or affected, if any such event would result in a material adverse affect on NetFRAME; or (d) to the best of NetFRAME's knowledge, result in the creation of any encumbrance of the NetFRAME Technology, or any part thereof.

     8.4  All Required Consents Obtained.  All consents required by NetFRAME to
          ------------------------------
enter into and to fully perform all of its obligations under this Agreement, including any consents required under any revolving credit or security agreements with its lenders (including but not limited to agreements between NetFRAME and CIT Group/Business Credit, Inc.) have been obtained by NetFRAME. The execution of this Agreement by NetFRAME and the full performance of this Agreement by NetFRAME will not require any unobtained consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority.

     8.5.  Warranties True and Correct.  NetFRAME warrants that all of the
           ---------------------------
warranties it makes in this Agreement are true and correct in all material respects, and the parties agree and acknowledge that Micron has materially relied on all such warranties in entering into this Agreement.

     8.6  Warranty Disclaimer.  The warranties set forth in this Section 8 are
          -------------------
in lieu of any other warranties, express or implied, and NetFRAME hereby disclaims the implied warranties of merchantability and fitness for a particular purpose.

9.   INDEMNITY.

     9.1  Infringement Indemnity
          ----------------------

      (a)  Duty to Indemnify and Defend.
           ----------------------------

          (i) NetFRAME will indemnify Micron against, and will defend or settle at NetFRAME's own expense, any action or other proceeding brought against Micron to the extent that it is based on a claim that the use of the NetFRAME Technology (other than technology provided by third parties which is unmodified by NetFRAME) as licensed in this Agreement infringes any Intellectual Property Right of any third party and/or that the NetFRAME Technology incorporates any misappropriated trade secrets.

          (ii) NetFRAME will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against Micron in any such action or proceeding attributable to any such claim.

          (iii) NetFRAME will have the exclusive right to control the defense of any such action or proceeding, and Micron shall give NetFRAME prompt notice of any such action or proceeding and shall provide to NetFRAME reasonable assistance in connection therewith.

          (iv) NetFRAME shall be relieved of its obligations under this Section 9.1(a) to indemnify Micron against a claim of infringement is based on: (A) modifications to the NetFRAME Technology made by any party other than NetFRAME or its agents; or (B) combination of NetFRAME Technology with technology of any party other than NetFRAME, the extent that such infringement would not have occurred but for such modification or combination.

     (b)  Injunctions. If Micron's use of any NetFRAME Technology under the
          -----------
terms of this Agreement is, or in NetFRAME's opinion is likely to be, enjoined due to the type of infringement or misappropriation specified in subsection
(a)(i) above, then NetFRAME will either:

          (i) procure for Micron the right to continue using such NetFRAME Technology under the terms of this Agreement; or

          (ii) replace or modify such NetFRAME Technology so that they are noninfringing and substantially equivalent in function to the enjoined NetFRAME Technology; or

          (iii) if options (i) and (ii) above cannot be accomplished despite the best efforts of NetFRAME, then NetFRAME will refund to Micron the license fee.

     This Section 9.1 sets forth Micron's sole remedy for any claim relating to Intellectual Property Rights of third parties.

     9.2  General Indemnity.  Each party (the "Indemnitor") will indemnify the
          -----------------
other party (the "Indemnitee") against, and will defend or settle at Indemnitor's own expense, any action or other proceeding brought against Indemnitee to the extent that it is based on a claim arising out of or in connection with this Agreement. Indemnitor will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against Indemnitee in any such action or proceeding attributable to any such claim; provided however, that Indemnitor will have the exclusive right to control the defense of any such action or proceeding, and Indemnitee shall give Indemnitor prompt notice of any such action or proceeding and shall provide to Indemnitor reasonable assistance in connection therewith.

10.  TERM AND TERMINATION.

     10.1  Term.  The term of this Agreement will begin on the Effective Date
           ----
and will continue in perpetuity, unless earlier terminated by Micron pursuant to
Section 10.

     10.2  Termination for Convenience.  Micron may terminate this Agreement,
           ---------------------------
at any time after thirty (30) days from the Effective Date have elapsed, for any reason by written notice to NetFRAME.

     10.3  Termination for Cause; Refund. Micron may terminate this Agreement at
           -----------------------------
any time for cause in the event that NetFRAME breaches any material obligation hereunder, and such breach remains uncured thirty (30) days after Micron's notice to NetFRAME of the same, or such longer period of time approved by Micron as reasonably necessary in consideration of the nature of the breach and NetFRAME's attempts to cure (which approval shall not be unreasonably withheld). In the event of a termination under this Section 10.3 within five (5) years of the Effective Date: (a) the license granted in Section 2 herein shall terminate; and (b) NetFRAME will refund to Micron the entire license fee of One Million Five Hundred Thousand Dollars ($1,500,000) within ten (10) business days of such termination.

     10.4  Survival.  The rights and obligations of the parties contained in
           --------
Section 6 (Confidentiality), 9 (Indemnity), 10 (Term and Termination), 12 (Limitations of Liability) and 13 (General) will survive any termination of this Agreement.

     10.5  Effect of Termination.  Upon the termination of this Agreement, the
           ---------------------
following provisions, as well as any other applicable provisions in this Agreement, shall take effect: (a) the rights and licenses granted to Micron under this Agreement shall automatically terminate; (b) all sublicenses granted to end users shall continue in effect according to their terms and conditions;
(c) within ten (10) days after termination, Micron shall return to NetFRAME all NetFRAME Technology, in whatever media and form, and shall destroy all copies of the NetFRAME Technology in its possession.

11.  COMPLIANCE WITH LAW.

     Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement, including all relevant export laws and regulations of the United States.

12.  LIMITATION OF LIABILITY.

     In no event will either party's liability to the other for any any special, incidental, or consequential damages, whether based on breach of contract, tort (including negligence), product liability, or otherwise, exceed One Million Five Hundred Thousand Dollars ($1,500,000).

13.  GENERAL.

     13.1  Assignment.  This Agreement will bind and inure to the benefit of
           ----------
each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent, which consent will not be unreasonably withheld; provided however, that Micron may
                                           -------- -------
assign this Agreement in connection with a merger, corporate reorganization or sale of all or substantially all of its assets (other than any such assignment to a direct competitor of NetFRAME). Any attempt to assign this Agreement without such consent will be null and void.

     13.2  Governing Law.  This Agreement will be governed by and construed in
           -------------
accordance with the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California between California residents. Any suit hereunder will be brought solely in the federal or state courts in the Northern District of California and the parties hereby submit to the personal jurisdiction thereof.

     13.3  Severability.  If any provision of this Agreement is found invalid
           ------------
or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

     13.4  Notices.  All notices under this Agreement will be deemed given when
           -------
delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either party to the other in accordance with this Section 13.4.

     13.5  Independent Contractors.  The parties to this Agreement are
           -----------------------
independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

     13.6  Waiver.  No failure of either party to exercise or enforce any of
           ------
its rights under this Agreement will act as a waiver of those or any other rights hereunder.

     13.7  Entire Agreement.  This Agreement and its exhibits are the complete
           ----------------
and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

     The parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

NetFRAME Systems Incorporated              Micron Electronics, Inc.


By: /s/ Robert L. Puette                   By: /s/ T. Erik Oaas
   --------------------------------------     --------------------------------
    Robert L. Puette                           T. Erik Oaas
    President and Chief Executive Officer      Executive Vice President, Finance
                                                Chief Financial Officer

Address for Notice:                        Address for Notice:
1545 Barber Lane                           900 East Karcher Road
Milpitas, California  95305                Nampa, Idaho 83687

                                   EXHIBIT A
                              NetFRAME Technology
                              -------------------


The NF 9016  Product:

The NF 9016 is a 4-way SMP Pentium Pro based, 16 PCI slot, rack mount server with continuous availability features. The 16 PCI slots are hot swapable in groups of 4 PCI cards for both Intranetware 1.0 and NT 4.0. Those 16 PCI slots are hot add capable for Intranetware 1.0.

The NF 9008  Product:

The NF 9008 is a 4-way SMP Pentium Pro based, 8 PCI slot, rack mount server with continuous availability features. The 8 PCI slots are individually hot for both Intranetware 1.0 and NT 4.0. Those 16 PCI slots are hot add capable for Intranetware 1.0.

Multispan

Multispan is a networking software that allows for load sharing of network traffic over 2 LAN adapters for FDDI, Ethernet, and Tokenring for both Intranetware 1.0 and NT 4.0. The software also has a failover functionality by recognizingfailure and automatically filing over the traffic on the remaining network adapters.

ClusterData

Clusterdata is a NetWare (NDS based) volume failover product that utilizes dual-ported SCSI disks. It relies on path replication and allows for load distribution of a down server.

ClusterCache

ClusterCache is a distributed caching software that provides Coherent and persistent caching on demand across a LAN or a WAN for NT 4.0.

                                                                        ANNEX B

                          [LOGO OF COWEN APPEARS HERE]

June 9, 1997

Board of Directors
NetFRAME Systems Incorporated
1545 Barber Lane
Milpitas, CA 95035

Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.001 per share of NetFRAME Systems Incorporated (the "Company"), of the financial terms of the Transaction (as hereinafter defined) with Micron Electronics, Inc. ("Micron Electronics"). For the purposes of this opinion, the "Transaction" means the transaction described below pursuant to that Agreement and Plan of Merger among the Company, Micron Electronics, and a subsidiary ("Merger Sub") of Micron Electronics dated June 10, 1997 (the "Agreement").

  As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, Micron Electronics has agreed to make a tender offer through Merger Sub to purchase all the issued and outstanding shares of Common Stock, $0.001 par value per share, of the Company ("Company Common Stock") at a price of $1.00 per share in cash. Thereafter, Merger Sub will be merged with and into the Company, and each share of Company Common Stock not acquired by Micron Electronics pursuant to the tender offer will be converted into the right to receive $1.00 in cash.

  In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

  In arriving at our opinion, Cowen has, among other things:

  (1) reviewed the Company's consolidated financial statements for the fiscal years ended December 31, 1994 through December 31, 1996 and the consolidated financial statements for the three month periods ended March 31, 1997 and March 31, 1996 and certain publicly available filings with the Securities and Exchange Commission;

  (2) reviewed the Agreement;

  (3) held meetings and discussions with senior management of the Company to discuss the business, operations, and future prospects of the Company;

  (4) reviewed financial projections furnished to us by the senior management of the Company, including the capital structure, sales, operating income and net income, and other data of the Company we deemed relevant;

  (5) analyzed the historical cash burn rate and the projected cash flow position and cash burn rate of the Company based upon the Company's senior management's liquidation scenario forecast;

  (6) reviewed the operating and financial performance of the Company over the last three fiscal years and compared its results with the operating and financial performance of similar publicly traded companies;


                                COWEN & COMPANY
 FOUR EMBARCADERO CENTER, SUITE 1200, SAN FRANCISCO, CA 94111-5994, TEL (415)
                                   646-7200
                        MEMBER ALL PRINCIPAL EXCHANGES

NetFRAME Systems Incorporated
June 9, 1997
Page 2 of 2

  (7) reviewed the public market valuation and trading multiples of the Company, and compared the Company's trading multiples to the trading multiples of other similar publicly traded companies;

  (8) reviewed the historical prices and trading activity of the stock of the Company over the last twelve months, and compared the Company's stock price performance to the stock price performance of other similar publicly traded companies over the same time period;

  (9) compared the acquisition contemplated by the Agreement with the acquisitions of other companies through similar purchase transactions, including a comparison of the premiums paid in the acquisition contemplated by the Agreement with the premiums paid in those similar transactions; and

  (10) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

  At the request of the Company, Cowen solicited select third parties' interest in acquiring the Company.

  On June 6, 1997, the closing price of the Company's common stock in the last transaction reported by the NASDAQ was $1.25 per share.

  In rendering our opinion, we relied upon the Company's senior management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. With respect to the financial projections furnished to us by management of the Company, we also have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company. We also have assumed that the tender offer and related merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Our opinion is based on economic, monetary, and market and other conditions existing on the date hereof.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and will receive a fee for our services. In the past, Cowen and its affiliates have provided financing services for the Company and have received fees for the rendering of these services. In addition, in the ordinary course of its business, Cowen trades the equity securities of the Company for its own account and for the accounts of its customers, and, accordingly, Cowen or its affiliates may at any time hold a long or short position in such securities.

  On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by holders of Company Common Stock (other than Micron Electronics) pursuant to the tender offer and the merger is fair, from a financial point of view, to the stockholders of the Company.

  This letter is for the information of the Board of Directors only in connection with their consideration of the Agreement and may not be disclosed to any other party, referred to or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any shareholder as to whether to sell their shares in the offer pursuant to the Agreement.

                                          Very truly yours,

                                          /s/ Cowen & Company
                                          Cowen & Company

                                                                         ANNEX C


                                  SECTION 262
                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

       Section 262.  APPRAISAL RIGHTS.

       (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

       (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                 a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                 b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                 c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                 d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

       (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock an a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

       (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

       (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

       (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

       (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

       (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

       (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

       (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

       (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

       (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                         NetFRAME SYSTEMS INCORPORATED
                                1545 Barber Lane
                           Milpitas, California 95035

                   Proxy for Special Meeting of Stockholders
                                August 27, 1997

       The undersigned stockholder of NetFRAME Systems Incorporated, a Delaware corporation (the "Company"), hereby appoints Robert L. Puette and Dan McCammon, and each of them singly, with full power of attorney and power of substitution, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on August 27, 1997, at 10:00 a.m., and at any adjournment or postponement thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on July 28, 1997 and which the undersigned is entitled to vote upon the matters set forth in the Notice of Special Meeting of Stockholders, dated August 4, 1997, and accompanying Proxy Statement, dated August 4, 1997, receipt of which is hereby acknowledged.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL IN
  ITEM 1. THIS PROXY WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL IN ITEM 1. A VOTE TO TRANSACT SUCH OTHER BUSINESS AS MAY BE PROPERLY TAKEN UNDER ITEM 2 WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS HEREINBEFORE NAMED AS ATTORNEYS.

       STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED PRE-PAID PRE-ADDRESSED ENVELOPE.

       PLEASE VOTE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

  (1) APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 10, 1997 BY AND AMONG THE COMPANY, MICRON ELECTRONICS, INC., A MINNESOTA CORPORATION, AND PAYETTE ACQUISITION CORPORATION, A DELAWARE CORPORATION AND WHOLLY OWNED SUBSIDIARY OF MICRON ELECTRONICS, INC., AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING A MERGER PURSUANT TO WHICH PAYETTE ACQUISITION CORPORATION WOULD BE MERGED WITH AND INTO THE COMPANY.

                    [_]  FOR   [_]  AGAINST    [_]  ABSTAIN

  (2) SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS OF THE SPECIAL MEETING.

                    [_]  FOR   [_]  AGAINST    [_]  ABSTAIN

       The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting of the Stockholders and voting in person.

                                    PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS
                                    ON SHARE CERTIFICATES

                                    IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear(s) hereon. If stock is held jointly, each owner should sign. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated:
                                          --------------------------------------

                                    --------------------------------------------
                                    Signature(s) of Stockholder or
                                    Authorized Representative